Exhibit 2.1
Execution Version

PURCHASE AND SALE AGREEMENT
BETWEEN
NEXTERA ENERGY PARTNERS VENTURES, LLC
AND
KINDER MORGAN OPERATING LLC “A”
November 6, 2023

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TABLE OF CONTENTS
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SCHEDULES

Disclosure Schedule
Schedule I    Defined Terms
Schedule II    Net Working Capital
Schedule III    Budgeted Dos Caminos Capex Amount
Schedule IV    NextEra Marks

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EXHIBITS
Exhibit A    Pipelines
Exhibit B    Form of Transition Services Agreement
Exhibit C-1    Form of Assignment Agreement (NEP DC Holdings Interests)
Exhibit C-2    Form of Assignment Agreement (NET Midstream Interests)
Exhibit D    Customer Contracts
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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of November 6, 2023 (the “Signing Date”), is entered into by and between NEXTERA ENERGY PARTNERS VENTURES, LLC, a Delaware limited liability company (“Seller”), and KINDER MORGAN OPERATING LLC “A”, a Delaware limited liability company (“Buyer”). Each of Seller and Buyer is referred to herein individually, as a “Party,” and collectively, as the “Parties.”
RECITALS
WHEREAS, Seller owns (a) directly, all of the issued and outstanding Equity Interests of NEP DC Holdings (the “NEP DC Holdings Interests”), and (b) indirectly, all of the issued and outstanding Equity Interests of NET Midstream (the “NET Midstream Interests” and together with the NEP DC Holdings Interests, the “Acquired Company Interests”);
WHEREAS, the sole asset of NEP DC Holdings is the Dos Caminos Investment, and NEP DC Holdings does not engage in any activity other than with respect to the Dos Caminos Investment;
WHEREAS, except for the MGI Interests, NET Midstream, directly or indirectly, owns all of the issued and outstanding Equity Interests in the other NET Midstream Company Group Members;
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Acquired Company Interests on the terms and subject to the conditions set forth herein; and
WHEREAS, concurrently with the Signing Date, NextEra Energy Operating Partners, LP, a Delaware limited partnership (“Parent”), has executed and delivered to Buyer a guaranty of even date hereof (the “Seller Guaranty”), pursuant to which Parent has guaranteed the post-Closing obligations of Seller hereunder.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINED TERMS AND CONSTRUCTION
Section 1.01    Defined Terms. In addition to the terms defined in the body of this Agreement, capitalized terms used herein shall have the meanings given to them in Schedule I attached hereto.
Section 1.02    Rules of Construction.
(a)    The Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule, and Exhibit references used in this Agreement are to Articles, Sections, Schedules, and Exhibits to this Agreement unless otherwise specified.
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(b)    The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(c)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder,” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if.” Unless the context requires otherwise, the word “or” shall have the inclusive meaning represented by the phrase “and/or.” All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(e)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP and shall be calculated in a manner consistent with that used in preparing the Dos Caminos Financial Statements and the NET Midstream Parent Financial Statements to the extent that such financial statements are prepared in accordance with GAAP.
(f)    Any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law. All references to Laws shall be deemed to include all rules and regulations promulgated thereunder.
(g)    Any reference herein to any Contract shall be construed as referring to such Contract as amended, modified, restated, or supplemented.
(h)    Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Persons succeeding to its functions and capacities.
(i)    Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require.

(j)    Reference herein to “default under,” “breach of,” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both.”

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(k)    With respect to the Acquired Company Group, the term “ordinary course of business” will be deemed to refer to the ordinary conduct of the Acquired Company Group’s business in a manner consistent with the past practices of the Acquired Company Group.
(l)    Unless otherwise specified, all references to a specific time of day in this Agreement will be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question in Houston, Texas.
(m)    Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.
(n)    For purposes of this Agreement, documents or other information shall be deemed to have been “made available,” “provided,” “delivered” or “furnished” to Buyer (or words or phrases of similar import) only if such documents or information was posted to the Data Room in a manner continuously accessible and reviewable by Buyer not later than 12:00 noon, central time, on the day immediately prior to the Signing Date, or if sent by e-mail to Eric McCord (to the e-mail address provided in Section 13.01(a)), after such time only if such individual confirms in writing that such documents or information shall be deemed “made available” (the “VDR Upload Date”).
ARTICLE II.
PURCHASE AND SALE AND CLOSING
Section 2.01    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer and assign to Buyer, at the Closing, the Acquired Company Interests, in each case, free and clear of all Liens, except for Corporate Encumbrances, for the consideration set forth in Section 2.02.
Section 2.02    Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Acquired Company Interests shall be equal to $1,815,000,000 (the “Base Purchase Price”), as the same may be adjusted pursuant to the terms of this Agreement. Such Base Purchase Price shall be increased by the Adjustment Amount if the Adjustment Amount is a positive number, or decreased by the Adjustment Amount if the Adjustment Amount is a negative number (as adjusted, the “Adjusted Purchase Price”). The Adjustment Amount will be determined in accordance with Section 2.03. The Base Purchase Price, as adjusted by the Estimated Adjustment Amount and any applicable adjustments contemplated by Section 7.19, will result in the Closing Payment Amount in accordance with Section 2.03(b), and as further adjusted by the Final Adjustment Amount, will result in the Final Purchase Price in accordance with Section 2.03(c).

Section 2.03    Determination of Purchase Price.
(a)    Adjustment Amount. The “Adjustment Amount” shall be (i) the sum of (x) the Working Capital Adjustment, (y) the Cash Adjustment, and (z) the Dos Caminos Adjustment less (ii) the sum of (x) any Closing Payoff Indebtedness outstanding as of the

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Closing (to the extent such Closing Payoff Indebtedness is not paid off at the Closing), (y) any Transaction Expenses accrued and unpaid as of the Closing and (z) such other adjustments as contemplated by the Transaction Documents.
(A)    The “Working Capital Adjustment” shall be equal to the amount of the difference between the Closing Net Working Capital Amount and the Target Net Working Capital Amount. The Adjustment Amount will be increased to the extent the Closing Net Working Capital Amount exceeds the Target Net Working Capital Amount and decreased to the extent the Target Net Working Capital Amount exceeds the Closing Net Working Capital Amount. Attached hereto as Schedule II is an illustrative example of the calculation of Net Working Capital. In preparing the Estimated Closing Statement under Section 2.03(b) and the Final Adjustment Proposal under Section 2.03(c), Net Working Capital shall be calculated and presented consistently with Schedule II.
(B)    The “Cash Adjustment” shall be equal to the amount of Cash. The Adjustment Amount will be increased by the Cash Adjustment.
(C)    The “Dos Caminos Adjustment” shall be equal to the sum of (i) the Dos Caminos Capex Adjustment and (ii) the Dos Caminos Capital Call Adjustment (expressed as a negative number). The Adjustment Amount will be increased by the amount of the Dos Caminos Adjustment if it is a positive number and decreased by the amount of the Dos Caminos Adjustment if it is a negative number.
(D)    The “Dos Caminos Capex Adjustment” shall be equal to the amount of the difference between the Actual Dos Caminos Capex Amount and the Budgeted Dos Caminos Capex Amount. The Adjustment Amount will be decreased to the extent the Actual Dos Caminos Capex Amount exceeds the Budgeted Dos Caminos Capex Amount and increased to the extent the Budgeted Dos Caminos Capex Amount exceeds the Actual Dos Caminos Capex Amount. Attached hereto as Schedule III is an itemized description of the Budgeted Dos Caminos Capex Amount. In preparing the Estimated Closing Statement under Section 2.03(b) and the Final Adjustment Proposal under Section 2.03(c), the Actual Dos Caminos Capex Amount shall be calculated and presented consistently with Schedule III. Notwithstanding anything to the contrary, to the extent any Liability of NEP DC Holdings or its Affiliates is included in the Budgeted Dos Caminos Capex Amount or the Actual Dos Caminos Capex Amount, such Liability shall not be considered a current liability for purposes of calculating Net Working Capital.

(E)    The “Dos Caminos Capital Call Adjustment” shall be equal to the amount of any capital calls required to be funded by Buyer or NEP DC Holdings after Closing pursuant to the Dos Caminos LLC Agreement in excess of $9,750,000, but without duplication of any adjustments which have previously been taken into account in calculating the Dos Caminos Capex Adjustment. Notwithstanding anything herein to the

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contrary, after Closing neither Buyer nor any of its Affiliates (including NEP DC Holdings after Closing) shall consent or agree to any material change to the scope to the Dos Caminos Expansion Projects that would increase the Dos Caminos Capital Call Adjustment.
(b)    Estimated Closing Statement. Not later than five (5) Business Days prior to the Closing, Seller shall deliver to Buyer a preliminary written closing statement (the “Estimated Closing Statement”), setting forth Seller’s estimate of the Adjustment Amount and, after giving effect to all of the adjustments set forth in Section 2.03(a), Seller’s estimate of the Adjusted Purchase Price, together with a reasonably detailed explanation and supporting detail of the calculation thereof to enable review thereof by Buyer. The Estimated Closing Statement shall be prepared by Seller in good faith. Within two (2) Business Days after Buyer’s receipt of the Estimated Closing Statement, Buyer shall deliver to Seller a written report containing all changes that Buyer proposes in good faith to be made to the Estimated Closing Statement, together with the explanation therefor and the supporting documents thereof, if available. The Parties shall use good faith efforts to attempt to agree in writing on the Estimated Closing Statement as soon as possible after Seller’s receipt of Buyer’s written report, but in any event prior to the Closing. The Estimated Closing Statement, as agreed upon in writing by the Parties, will be used to adjust the Base Purchase Price at the Closing and to determine the Adjusted Purchase Price at the Closing; provided, that if the Parties do not agree in writing upon any of the adjustments set forth in the Estimated Closing Statement prior to the Closing, then the Seller’s proposed Estimated Closing Statement shall control for purposes of all disputed payments and issuances to be made at Closing. For the avoidance of doubt, Buyer’s failure to object to the Estimated Closing Statement prior to the Closing shall in no event be deemed to constitute a final agreement on the items included therein, and Buyer shall in no event be precluded from disputing any such items following the Closing in accordance with this Agreement. The amount of Seller’s estimate of the Adjusted Purchase Price (or the estimate to which the Parties agree) (the “Closing Payment Amount”), shall be paid to Seller at the Closing in accordance with Section 2.05(b).
(c)    Calculation of Final Adjustment Amount. Within sixty (60) days after the Closing Date, subject to Section 2.03(e), Buyer shall cause to be prepared in good faith and delivered to Seller, a final proposed calculation of the Adjustment Amount as of the Closing Date (“Final Adjustment Proposal”), together with a reasonably detailed explanation and supporting detail of the calculation thereof. The Final Adjustment Proposal shall be accompanied by any supporting documentation or other materials reasonably requested by Seller. If Seller does not deliver a written objection notice to Buyer to the Final Adjustment Proposal (an “Objection Notice”) within thirty (30) days after receipt of same (the “Review Period”), then the Final Adjustment Proposal shall be deemed to have been accepted by Seller and shall become final and binding on the Parties. If Seller timely objects in writing to the Final Adjustment Proposal by delivering an Objection Notice to Buyer, then the Parties shall use reasonable good faith efforts to work together to resolve the disputed items within thirty (30) days after Buyer’s receipt of the Objection Notice. Subject to the terms of this Section 2.03(c), any items or changes not so specified in the Objection Notice shall be deemed forever waived, and Buyer’s determinations with respect to all such elements of the Final Adjustment Proposal that are not addressed specifically in the Objection Notice shall prevail and shall be final, conclusive and binding on the Parties. If the Parties are unable to reach an agreement within such thirty (30) day period, then within ten (10) days following the end of such (30) day period, they shall mutually engage and submit the dispute to Ernst &

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Young or if Ernst & Young is unable or unwilling to perform its obligations under this Section 2.03(c), such other nationally recognized independent accounting firm, mutually agreeable to the Parties (the “Neutral Arbitrator”), who shall, within thirty (30) days of the Parties’ submission of the dispute, make a determination of the Adjustment Amount in accordance with this Section 2.03(c), which shall be final and binding on the Parties, subject to any clerical errors, whether in mathematical computations or otherwise. In submitting a dispute to the Neutral Arbitrator under this Section 2.03(c), each Party shall prepare a detailed statement in support of their respective calculation of the Adjustment Amount. Buyer and Seller shall be afforded the opportunity to discuss the disputed matters and their detailed statements with the Neutral Arbitrator, but the Neutral Arbitrator shall not conduct a formal evidentiary hearing. Neither Party will have ex parte meetings, teleconferences or other correspondence with such Neutral Arbitrator. The Neutral Arbitrator shall be required to accept any determinations for which there is agreement between the Parties, and will only decide upon matters on which there is a substantive dispute, which shall be decided based only upon the provisions of this Section 2.03(c) and the presentations by the Parties (and not upon an independent review). The Neutral Arbitrator will not decide any amount in dispute to be less than the lesser of the amount claimed by either Seller or Buyer, or to be greater than the greater of the amount claimed by either Seller or Buyer. Notwithstanding anything to the contrary herein, in the event that the Neutral Arbitrator reclassifies any line items or amounts during the course of its review, such line items or other amounts impacted by such reclassification shall also be subject to review by the Neutral Arbitrator. The Parties shall each pay one-half of the Neutral Arbitrator’s fees and expenses in connection with this Section 2.03(c); provided, however, that (i) if the aggregate estimate by Buyer of the disputed amount or amounts differs by ten percent (10%) or more from the determination of the Neutral Arbitrator, then Buyer shall pay the entire amount of such cost, and (ii) if the aggregate estimate by Seller of the disputed amount or amounts differs by ten percent (10%) or more from the determination of the Neutral Arbitrator, then Seller shall pay the entire amount of such cost; provided, further, however, if the aggregate estimates by Buyer and Seller of the disputed amount or amounts differs by ten percent (10%) or more from the determination of the Neutral Arbitrator, then the party whose estimate differs most greatly from the determination of the Neutral Arbitrator shall pay the entire amount of such cost. The value of the Base Purchase Price, as adjusted by Final Adjustment Amount, shall be referred to as the “Final Purchase Price.” Any dispute arising out of or relating to whether the Neutral Arbitrator’s determination of the Adjustment Amount was made in compliance with this Section 2.03(c) shall be subject to the provisions of Section 13.11.
(d)    Post-Closing Settlement. If the Final Purchase Price is less than the Closing Payment Amount, Seller shall pay the amount of such difference to Buyer. If the Final Purchase Price is greater than the Closing Payment Amount, Buyer shall pay the amount of such difference to Seller. The Parties shall make any deliveries or payments required by this Section 2.03(d) within five (5) Business Days after the earlier to occur of (i) the expiration of the Review Period without delivery and receipt of any Objection Notice in accordance with Section 2.03(c) and (ii) the date on which Seller and Buyer, or the Neutral Arbitrator, as applicable, finally determine the final Adjusted Purchase Price in accordance with the terms and provisions of Section 2.03(c). Any payment made pursuant to this Section 2.03(d) shall be treated for all purposes as an adjustment to the Base Purchase Price. All payments made, or to be made, under this Agreement by one Party to any other Party will be made by electronic transfer of immediately available funds to the receiving Party’s bank and account as may be specified by the receiving Party in writing to the paying Party.

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(e)    Dos Caminos Adjustment. Notwithstanding the foregoing provisions of this Section 2.03, in the event the Final Dos Caminos Expansion Projects Capital Call has not been made prior to the date the Final Adjustment Proposal is to be delivered by Buyer as set forth in Section 2.03(c), the final determination of the Dos Caminos Adjustment shall be excluded from the Final Adjustment Amount and shall be calculated and finalized separately in accordance with Section 2.03(c). Within thirty (30) days of Final Dos Caminos Expansion Projects Capital Call, Buyer shall cause to be prepared in good faith and delivered to Seller a final proposed calculation of the Dos Caminos Adjustment, together with a reasonably detailed explanation and supporting detail of the calculation thereof, and the determination of the final Dos Caminos Adjustment shall be made in a manner and process consistent with the Final Adjustment Amount. If the final Dos Caminos Adjustment is less than the estimated Dos Caminos Adjustment utilized in calculating the Estimated Closing Statement, the Seller shall pay the amount of such difference to the Buyer. If the final Dos Caminos Adjustment is greater than the estimated Dos Caminos Adjustment utilized in calculating the Estimated Closing Statement, the Buyer shall pay the amount of such excess to the Seller. Any such payments pursuant to this Section 2.03(e) shall be made and treated consistently with Section 2.03(d).
Section 2.04    Closing. Subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VIII and Article IX, the consummation of the purchase and sale of the Acquired Company Interests (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 609 Main Street, Suite 4200, Houston, Texas 77002, or remotely by the exchange of signature pages for executed documents by electronic transmission, at 10:00 a.m. local time, on the fifth (5th) Business Day after the last of the conditions set forth in Article VIII and Article IX (other than any such conditions which by their terms are not capable of being satisfied until the Closing) have been satisfied or, when permissible, waived in writing by the Party entitled to waive such conditions at the Closing, or at such other time or place as the Parties may agree or as otherwise provided in the Transaction Documents. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered. The Closing shall be effective as of 12:01 a.m. on the Closing Date.

Section 2.05    Closing Payment. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay, or cause to be paid, the following amounts by wire transfer of immediately available funds, as follows:
(a)    First, on behalf of Seller, to the respective lenders, an amount sufficient to pay all amounts owing with respect to the STX Indebtedness, as set forth in such payoff letters to be delivered by Seller pursuant to Section 2.06(g) and the Estimated Closing Statement (which shall be delivered by Seller in the time period set forth in Section 2.03(b)); and
(b)    The Closing Payment Amount (subject to any applicable adjustment as contemplated by Section 7.19(c)), to such account(s) as designated by Seller in writing at least two (2) Business Days prior to the Closing.

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Section 2.06    Closing Deliveries by Seller. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer, in each case in form and substance as reasonably acceptable to Buyer:
(a)    a counterpart signature page duly executed by NextEra Energy Pipeline Services, LLC, a Delaware limited liability company, to the Transition Services Agreement;
(b)    a counterpart signature page duly executed by Seller or STX Midstream, as applicable, to the Assignment Agreements;
(c)    a duly executed IRS Form W-9 with respect to Seller (or Seller’s parent if Seller is a disregarded as an entity separate from another Person for U.S. federal income Tax purposes);
(d)    evidence of the resignations (effective as of the Closing Date) provided for in Section 7.06;
(e)    a termination and release agreement, in form and substance reasonably satisfactory to Buyer, which evidences the termination of the Affiliate Contracts, and the Parties’ acknowledgement and release of all intercompany settlements and reconciliations with respect thereto (effective as of the Closing Date), provided the foregoing shall exclude the Affiliate Contracts provided for in Section 7.17;
(f)    the certificate referred to in Section 8.04, duly executed by an authorized officer of Seller;
(g)    copies of duly executed, customary payoff letters and other instruments evidencing the termination, repayment and release of all STX Indebtedness, which shall reflect the amount (including all principal, interest, fees, prepayment premiums and penalties, if any) necessary to satisfy in full all STX Indebtedness, and any Liens granted with respect thereto on any of the Equity Interests or assets of the Acquired Company Group, the effectiveness of which is conditioned only on the occurrence of the Closing hereunder;

(h)    duly executed copies of all Consents required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents set forth in Section 2.06(h) of the Disclosure Schedule;
(i)    good standing certificates or the equivalent for Seller and each Acquired Company Group Member from the applicable Secretaries of State of each of their respective jurisdictions of formation and, with respect to the Acquired Company Group Members, any jurisdictions in which they are qualified to do business, in each case, dated within ten (10) days of the Closing Date; and
(j)    such other documents as may be expressly required by the Transaction Documents.
Section 2.07    Closing Deliveries by Buyer. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

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(a)    a counterpart signature page duly executed by Buyer to the Transition Services Agreement;
(b)    a counterpart signature page duly executed by Buyer (or such wholly owned Subsidiary of Buyer designated by Buyer) to each of the Assignment Agreements;
(c)    the certificate referred to in Section 9.03, duly executed by an authorized officer of Buyer; and
(d)    such other documents as may be expressly required by the Transaction Documents.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATED TO THE NET MIDSTREAM COMPANY GROUP
Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as follows:
Section 3.01    Organization; Good Standing; Authorization; Enforceability.
(a)    Each NET Midstream Company Group Member is a limited liability company or limited partnership duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, and has all requisite limited liability company or limited partnership power and authority to own and operate the assets now owned or operated by it and conduct its business as it is now being conducted, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a material impact on the NET Midstream Company Group.
(b)    Each NET Midstream Company Group Member is duly qualified or licensed to do business in each other jurisdiction in which the ownership or operation of its assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material impact on the NET Midstream Company Group.

(c)    True, correct and complete copies of the Organizational Documents of each NET Midstream Company Group Member, as in effect and as amended on the Signing Date, have been provided to Buyer, and each as made available to Buyer is in full force and effect. Neither Seller nor any NET Midstream Company Group Member is in material violation of any of the provisions of such Organizational Documents.
(d)    The execution, delivery and performance of each of the Transaction Documents to which any NET Midstream Company Group Member is, or at the Closing will be, a party have been duly and validly authorized by such NET Midstream Company Group Member by all necessary action on the part of the NET Midstream Company Group Member. Each of the Transaction Documents to which any Net Midstream Company Group Member is or will be a party constitutes or will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the valid and binding obligations of such NET Midstream Company Group Member,

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as applicable, enforceable against such NET Midstream Company Group Member, as applicable, in accordance with their respective terms, subject to the Remedies Exception.
Section 3.02    No Conflicts; Consents and Approvals.
(a)    Except as set forth in Section 3.02(a) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, does not and will not: (i) contravene, conflict with or result in any breach or violation of any provision of any NET Midstream Company Group Member’s Organizational Documents; (ii) conflict with, violate, result in a breach of or default under, or require consent, approval or waiver from, or require the giving of notice to any Person under or in connection with any of the terms, conditions or provisions under any Material Contract or Material Permit, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify, amend or cancel or give rise to any loss of any material benefit under any Material Contract or Material Permit; (iii) assuming receipt of the HSR Approval and all Consents of Governmental Authorities described in Section 3.02(b) of the Disclosure Schedule, contravene, conflict with, violate or result in a violation of or default under any Law to which any NET Midstream Company Group Member is subject or by which any of such NET Midstream Company Group Member’s properties or assets, including the Pipelines, are bound; (iv) result in the imposition or creation of any Lien on the NET Midstream Company Group Interests or any Lien (other than Permitted Liens) on the assets of any NET Midstream Company Group Member, including the Pipelines; or (v) pursuant to a preferential purchase right, right of first refusal or offer, right of purchase or buy-sell arrangement granted by Seller or any NET Midstream Company Group Member, give any Person the right to prevent, impede or delay the Closing under this Agreement or to acquire all or any part of the NET Midstream Company Group Interests or a material portion of the assets, properties or business of any NET Midstream Company Group Member, except, in the case of each of the foregoing clauses (ii), (iii), (iv) and (v), as would not be material to the NET Midstream Company Group, individually or taken as a whole.

(b)    No Consent of, with or to any Governmental Authority is required to be obtained or made by any NET Midstream Company Group Member in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, other than (i) the HSR Approval, (ii) requirements of any applicable securities Laws, (iii) Consents set forth in Section 3.02(b) of the Disclosure Schedule, (iv) Consents that, if not obtained or made, would not be material to the NET Midstream Company Group, individually or taken as a whole or (v) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates are or propose to be engaged (other than the business of the NET Midstream Company Group).

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Section 3.03    Equity Interests; Capitalization.
(a)    The NET Midstream Interests described in Section 3.03(b) of the Disclosure Schedule constitute all of the issued and outstanding Equity Interests in NET Midstream. The NET Midstream Company Group Interests, together with the MGI Interests, constitute all of the issued and outstanding Equity Interests in the respective NET Midstream Company Group Members. Other than the MGI Interests, there are no Equity Interests issued or outstanding in any of the NET Midstream Company Group Members other than the NET Midstream Company Group Interests included in the Acquired Company Interests. The NET Midstream Company Group Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware or the State of Texas, as applicable, nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, right of first offer, preemptive right, or other similar right. Except as set forth in Section 3.03(b) of the Disclosure Schedule, there are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal or first offer, or similar rights affecting the NET Midstream Company Group Interests.
(b)    The NET Midstream Company Group Interests are owned, beneficially and as of record, by the Persons as set forth in Section 3.03(b) of the Disclosure Schedule. In addition, Section 3.03(b) of the Disclosure Schedule sets forth for each NET Midstream Company Group Member (i) its legal name and form of organization, and (ii) its jurisdiction of organization. All of the NET Midstream Company Group Interests are free and clear of all Liens, except for any Corporate Encumbrances. Except as set forth in Section 3.03(b) of the Disclosure Schedule, neither Seller nor any other Person owns any other interests of the NET Midstream Company Group or has any option, warrant, equity appreciation right, convertible security or other contractual right or security (whether or not currently exercisable) granted by Seller or any NET Midstream Company Group Member to acquire any additional Equity Interests of the NET Midstream Company Group.

(c)    Except as set forth in Section 3.03(c) of the Disclosure Schedule, neither Seller nor any NET Midstream Company Group Member is a party to any (i) Contract obligating such NET Midstream Company Group Member to sell, transfer, or otherwise dispose of Equity Interests in any other NET Midstream Company Group Member, (ii) voting trust, proxy, or other agreement or understanding with respect to the voting of Equity Interests in any other NET Midstream Company Group Member, or (iii) any Contracts obligating any NET Midstream Company Group Member to redeem, purchase or acquire in any manner any Equity Interests of a NET Midstream Company Group Member or any securities that are convertible, exercisable, or exchangeable into an Equity Interest of a NET Midstream Company Group Member.
(d)    Except as set forth in Section 3.03(d) of the Disclosure Schedule, no NET Midstream Company Group Member, directly or indirectly, owns any Equity Interests in any other Person.

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Section 3.04    Financial Statements.
(a)    True, correct and complete copies of (i) the audited consolidated balance sheet of STX Midstream as of December 31 in each of the years 2020, 2021 and 2022, together with the related audited statements of income and retained earnings, members’ equity and cash flows for the periods then ended, and the related notes thereto, accompanied by the report thereon of Deloitte (collectively, the “Audited NET Midstream Parent Financial Statements”), and (ii)  the unaudited consolidated balance sheet of NET Midstream as of June 30, 2023, together with the related statements of income and retained earnings, members’ equity, and cash flows for the six (6) month period then ended (collectively, the “Unaudited NET Midstream Parent Financial Statements”) have been provided to Buyer. The Audited NET Midstream Parent Financial Statements and the Unaudited NET Midstream Parent Financial Statements (collectively, the “NET Midstream Parent Financial Statements”), together with the notes thereto, (A) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise set forth in the notes thereto), (B) fairly present in all material respects the consolidated financial position, members’ equity and cash flows of the NET Midstream Company Group and the consolidated results of the operations of the NET Midstream Company Group as of the dates thereof and for the respective periods set forth therein (except that the Unaudited NET Midstream Parent Financial Statements do not contain all notes required by GAAP and are subject to normal and recurring year-end audit adjustments, none of which, as of the Signing Date, are expected to be material), and (C) have been prepared from, and are in accordance with, the Books and Records of the NET Midstream Company Group in all material respects.
(b)    There are no debts, obligations or Liabilities of the NET Midstream Company Group of a nature required to be reflected on a balance sheet included in the NET Midstream Parent Financial Statements prepared in accordance with GAAP, other than any such debts, obligations, or Liabilities (i) reflected or reserved against on the NET Midstream Parent Financial Statements (or the notes thereto), (ii) incurred by the NET Midstream Company Group since the Balance Sheet Date in the ordinary course of business, or (iii) that would not have or reasonably be expected to have a Material Adverse Effect.

(c)    The NET Midstream Company Group, either itself or on its behalf through Seller or its Affiliates, has implemented and maintained effective written policies, procedures, and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter, and detect violations in the NET Midstream Company Group’s financial reporting practices, as appropriate for purposes of consolidated financial reporting of NextEra Energy Partners, LP, a Delaware limited partnership (the indirect owner of all outstanding equity interests of Seller). None of Seller, its Affiliates nor any NET Midstream Company Group Member has received written notice from any Governmental Authority concerning noncompliance with, or deficiencies in, the NET Midstream Company Group’s financial reporting practices. There are no significant deficiencies, including material weaknesses, in the design or operation of internal controls over the NET Midstream Company Group’s financial reporting as required under applicable Law.
(d)    Except as set forth in Section 3.04(d) of the Disclosure Schedule, the NET Midstream Company Group does not have any outstanding Indebtedness as of the Signing Date.

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(e)    Set forth on Section 3.04(e) of the Disclosure Schedule is a true, complete and accurate list of all bonds, letters of credit, guarantees and similar instruments posted or entered into by any NET Midstream Company Group Member or by Seller in connection with the NET Midstream Company Group. True, correct and complete copies of all such bonds, letter of credit, guarantees and other instruments have been provided to Buyer.
Section 3.05    Absence of Changes. Since the Balance Sheet Date, and through the date hereof, except as set forth in Section 3.05 of the Disclosure Schedule, (a) the business of the NET Midstream Company Group has been conducted in the ordinary course of business in all material respects, (b) there has not been any change, event, occurrence or development relating to the NET Midstream Company Group that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) none of Seller nor any NET Midstream Company Group Member has taken any action that would have been prohibited by or required Buyer’s consent under Section 7.01 if the terms of Section 7.01 had been in effect during such period.
Section 3.06    Compliance with Applicable Laws. Except for Permits (which are addressed exclusively in Section 3.07), Laws relating to regulatory status (which are addressed exclusively in Section 3.12), Environmental Laws (which are addressed exclusively in Section 3.13), Laws relating to Taxes (which are addressed exclusively in Section 3.14), Laws relating to employee matters (which are addressed exclusively in Section 3.16), and the FCPA and other Anti-corruption Laws and the Trade Laws (which are addressed in Section 3.18), and except as set forth in Section 3.06 of the Disclosure Schedule, no NET Midstream Company Group Member is, nor has been during the prior three (3) year period, in violation of any Law applicable to its business or operations in any material respect nor has Seller or any NET Midstream Company Group Member received any written notice or allegation of material violation, default or noncompliance from any Governmental Authority with respect to any Laws.

Section 3.07    Permits. Except as set forth in Section 3.07 of the Disclosure Schedule, the NET Midstream Company Group Members have, and have validly held when required during the prior three (3) year period, all material Permits required to conduct the business of the NET Midstream Company Group as currently conducted and operated. True, correct and complete copies of all material Permits have been made available to Buyer in the Data Room (the “Material Permits”). Each Material Permit is in full force and effect and the applicable NET Midstream Company Group Member is in compliance in all material respects with all its obligations with respect thereto. All applications for renewal have been timely filed and fees and charges with respect to the Material Permits as of the Signing Date have been paid in full, except where such failure to do so would not be material. There are no Actions pending or, to Seller’s Knowledge, threatened which would reasonably be expected to result in the revocation, withdrawal, modification, limitation, suspension or termination of any Material Permit and no NET Midstream Company Group Member has received notice of any material violation of or default under any Material Permits that remains uncured. No representation or warranty with respect to any Environmental Permits or Tax Permits is made in this Section 3.07.
Section 3.08    Intellectual Property. Section 3.08 of the Disclosure Schedule sets forth a true, complete, and correct list and description of all material registered Intellectual Property owned by the NET Midstream Company Group (the “NET Midstream Company

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Intellectual Property”) and a complete list of all licenses granted by or to the NET Midstream Company Group with respect to any material Intellectual Property used or owned by the NET Midstream Company Group (for this purpose, excluding (a) so-called “off-the-shelf” products and “shrink wrap” software licensed to the NET Midstream Company Group in the ordinary course of business, and (b) any such licenses in which the NET Midstream Company Group expects to spend less than $250,000 in the 2023 calendar year). The NET Midstream Company Group owns or has a valid license or other right to use all material Intellectual Property necessary to conduct the business of the NET Midstream Company Group as currently conducted. No Person other than the NET Midstream Company Group owns or has any other right in or to, or has claimed any ownership or other right in or to, any NET Midstream Company Intellectual Property which is material to the NET Midstream Company Group’s business as currently conducted. The NET Midstream Company Group has sole and full right, title, and interest to the NET Midstream Company Intellectual Property, free and clear of all Liens. The NET Midstream Company Group may use, sell, assign, transfer, license, and encumber all of the NET Midstream Company Intellectual Property after the Closing to the same extent as the NET Midstream Company Group had the right, power, and authority to use, sell, assign, transfer, license, and encumber the NET Midstream Company Intellectual Property prior to the Closing, without Liens of third parties. Except as set forth in Section 3.08 of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any material right of any NET Midstream Company Group Member to own, use, practice or exploit any NET Midstream Company Intellectual Property held by or licensed to such NET Midstream Company Group Member. Neither Seller nor the NET Midstream Company Group is violating, infringing, diluting, or misappropriating, or has violated, infringed, diluted, or misappropriated, the rights or property of any other Person in any Intellectual Property in any material respect. None of Seller, the NET Midstream Company Group or any of their Representatives is currently in receipt of any notice as of the Signing Date of any such violation. To the Knowledge of Seller, no Person is violating, infringing, diluting, or misappropriating, or, for the preceding three (3) year period, has violated, infringed, diluted, or misappropriated, any right, title, or interest of the NET Midstream Company Group with respect to the NET Midstream Company Intellectual Property in any material respect.

Section 3.09    Litigation; Orders. Except as set forth in Section 3.09 of the Disclosure Schedule or as would not be material to the NET Midstream Company Group, individually or taken as a whole, (a) there are no Actions pending or, to Seller’s Knowledge, threatened against any NET Midstream Company Group Member, any of the NET Midstream Company Group Interests, or any of the assets or properties of any NET Midstream Company Group Member, including the Pipelines, before any Governmental Authority, and (b) there are no outstanding Orders to which any NET Midstream Company Group Member is a party or by which such NET Midstream Company Group Member (or their respective assets or properties, including the Pipelines) is bound.
Section 3.10    Insurance. Set forth in Section 3.10 of the Disclosure Schedule is a true, correct and complete list of all risk property, general liability, time element (sudden & accidental) pollution liability, contractors pollution liability, automobile liability, workers’ compensation and employer’s liability, umbrella/excess liability, EDP, and directors’ and officers’ liability (including EPL, Fiduciary & Crime) insurance documentation of any NET Midstream Company Group Member (collectively, the “Group Insurance Documentation”). Section 3.10 of the Disclosure Schedule includes the limits, deductibles, premium, and policy period with respect to the Group Insurance Documentation. True, correct and complete

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copies of all Group Insurance Documentation have been provided by Seller to Buyer. The Group Insurance Documentation are in such amounts, with such deductibles, on such terms and covering such risks as are sufficient for compliance with the Contracts to which any NET Midstream Company Group Member is a party. All of the material Group Insurance Documentation are in full force and effect and no NET Midstream Company Group Member is in material default with respect to its respective obligations under any such Group Insurance Documentation. As of the Signing Date, (i) no claim in excess of $1,000,000 by the NET Midstream Company Group, or, to the Knowledge of Seller, by any other Person, is outstanding under any of the Group Insurance Documentation, (ii) there are no pending or outstanding claims for which coverage has been denied or disputed by the underwriters or issuers of such Group Insurance Documentation, and (iii) no carrier under any Group Insurance Documentation has asserted any question or denial of coverage or in respect of which there is an outstanding reservation of rights during the last twelve (12) months ending on the date hereof. As of the date hereof, no written notice has been received by Seller or any NET Midstream Company Group Member that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any insurance policy set forth in Section 3.10 of the Disclosure Schedule. Neither the NET Midstream Company Group nor Seller has been refused any material insurance with respect to their operations or assets during the last twelve (12) months ending on the date hereof. As of the Signing Date, all premiums due with respect to the Group Insurance Documentation have been paid (other than retroactive premiums that may be payable with respect to comprehensive general liability insurance policies).

Section 3.11    Real and Tangible Property.
(a)    Except as set forth in Section 3.11(a) of the Disclosure Schedule, (i) the applicable NET Midstream Company Group Member has (A) good and valid title to, or a valid leasehold or other contractual interest in or right to use, as applicable, all of the material Real Property, and (B) good and valid title to, or a valid leasehold or other contractual interest in or right to use, as applicable, all buildings, fixtures, machinery, equipment, tools, vehicles, furniture, improvements and other properties and assets used in connection with or otherwise necessary for the operation of the business of the NET Midstream Company Group as currently conducted in the ordinary course of business, including all tangible personal property, in each case of clauses (A) and (B), free and clear of all Liens (other than Permitted Liens), and (ii) the applicable NET Midstream Company Group Member has good and valid title to all of the Pipelines, free and clear of all Liens (other than Permitted Liens), and to the extent located on lands owned by third parties, such Pipelines are covered by recorded Easements or leasehold rights in favor of a NET Midstream Company Group Member.
(b)    Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Real Property and the tangible personal property of the NET Midstream Company Group described in Section 3.11(a)(i) constitute all of the material Real Property and tangible assets that are used or necessary for use in connection with the operation of the business of the NET Midstream Company Group in the ordinary course as currently conducted and together with the Material Contracts, Material Permits and rights, tangible and intangible, of any nature whatsoever, owned, leased, or held by the NET Midstream Company Group (including such shared services as will provided under the Transition Services Agreement), comprise all of the assets, properties and rights, of any nature whatsoever, sufficient and necessary to permit Buyer to conduct the business of the NET Midstream Company Group

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immediately following the Closing in the same form and manner as conducted immediately prior to the Signing Date, in all material respects.
(c)    Except as set forth in Section 3.11(c) of the Disclosure Schedule, each item of material tangible personal property described in Section 3.11(a)(i) (including the building and other structures on the Real Property) is in good working order and repair (normal wear and tear excepted), has been operated and maintained in the ordinary course of business and remains in suitable and adequate condition for use consistent with past practices of the NET Midstream Company Group. Except as set forth in Section 3.11(c) of the Disclosure Schedule, there are no outstanding agreements or options to sell, rights of first offer or rights of first refusal or other purchase rights which grant to any Person, other than Buyer, the right to the use, benefit and/or enjoyment of, or to purchase or otherwise acquire, any of the assets or properties of the NET Midstream Company Group, including the Real Property and the tangible personal property of the NET Midstream Company Group described in Section 3.11(a)(i), or any portion thereof or interest therein. Maintenance has not been intentionally deferred on any of the foregoing assets in contemplation of the transactions contemplated herein.
(d)    The Real Property includes all of the Leases and Easements necessary to access and operate the assets and properties of the NET Midstream Company Group, including the Pipelines, as currently owned and operated, in all material respects. Except as set forth in Section 3.11(d) of the Disclosure Schedule, true, correct and complete copies of all Leases and Easements have been made available to Buyer, and all Leases and Easements are valid, in full force and effect and effective against such NET Midstream Company Group Member party thereto and, to the Knowledge of Seller, the counterparties thereto, in accordance with their respective terms. To Seller’s Knowledge, no counterparty to any Lease or Easement or any successor to the interest of such counterparty has threatened to file any action to terminate, cancel, rescind or procure judicial reformation of any Lease or Easement, which such proposed action remains unresolved.
(e)    No condemnation proceeding is pending with respect to any Real Property (except any such proceeding where a Seller or a NET Midstream Company Group Member is the condemnor), or to the Knowledge of Seller, threatened by any Governmental Authority. No NET Midstream Company Group Member has received any written notice of any eminent domain proceeding or taking, nor, to the Knowledge of Seller, is any such proceeding or taking contemplated with respect to all or any material portion of the Real Property.
(f)    No NET Midstream Company Group Member has received any written notice of material breach of default under, or termination of, any material Lease for any Real Property or any material Easement to which it is a party.
(g)    No NET Midstream Company Group Member and, to Seller’s Knowledge, no other party thereto is in breach or violation of or default under, and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute any such breach or violation of, or default under, any such material Lease for any Real Property or any such Easement. Except as set forth in the Leases or with respect to the Easements, there are no rents, royalties, fees or other amounts, including surface damages currently due or payable by the NET Midstream Company Group in connection with the Leases or the Easements.

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(h)    Except as set forth in Section 3.11(h) of the Disclosure Schedule, the material Pipelines and the material Real Property (i) are maintained and operated, and have been maintained and operated, by the NET Midstream Company Group in a good and workmanlike manner in all material respects and in accordance with customary practices in the midstream industry in the area in which the Pipelines are located (subject to ordinary wear and tear, maintenance and repairs made in the ordinary course of business), (ii) have been in continuous operation, except for temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion, in each case, in the ordinary course of business, and (iii) remain in suitable and adequate condition for use consistent with past practices of the NET Midstream Company Group.
Section 3.12    Regulatory Status. Except as set forth in Section 3.12 of the Disclosure Schedule, (a) none of the NET Midstream Company Group Members is a “natural-gas company” under the Natural Gas Act, and (b) none of the NET Midstream Company Group Members provides transportation or storage services pursuant to Section 311(a) of the Natural Gas Policy Act of 1978. Each of the Pipelines is an intrastate gas pipeline and does not provide interstate natural gas transportation service, except that Eagle Ford Midstream, LP, a Texas limited partnership, and NET Mexico each own intrastate pipelines that provide gas transportation service under Section 311 of the National Gas Policy Act of 1978.
Section 3.13    Environmental Matters.
(a)    Except as set forth in Section 3.13 of the Disclosure Schedule, as of the Signing Date and with respect to the three (3) year period prior to the Signing Date:
(i)    the NET Midstream Company Group is, and has been in compliance with all applicable Environmental Laws in all material respects, including timely obtaining, maintaining and complying in all material respects with the terms and conditions of all Environmental Permits required for the operation of the Pipelines as currently conducted;

(ii)    no NET Midstream Company Group Member has received from any Governmental Authority any written notice of violation or alleged violation by any NET Midstream Company Group Member of, or non-compliance by any NET Midstream Company Group Member with, or Liability or potential or alleged Liability of any NET Midstream Company Group Member pursuant to, any Environmental Law involving the operations of the Pipelines other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority or for which such NET Midstream Company Group Member has no further material Liability or obligations outstanding;
(iii)    no NET Midstream Company Group Member is subject to any outstanding Order that would impose a material Liability under Environmental Laws with respect to the Pipelines;
(iv)    there has not been any material Release of Hazardous Material on or from any Real Property in violation of any Environmental Laws or in a manner that may reasonably be expected to give rise to a material remedial or

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corrective action obligation on the part of any NET Midstream Company Group Member pursuant to Environmental Laws;
(v)    to Seller’s Knowledge, there are no polychlorinated biphenyls that require a material remediation or cleanup on any parcel of Real Property;
(vi)    no NET Midstream Company Group Member has caused the disposal of any Hazardous Materials at any site or facility which (x) is included on The National Priorities List or (y) is the subject of investigation or assessment for Releases of Hazardous Materials under any Environmental Law; and
(vii)    there are no Liens (other than Permitted Liens) arising under applicable Environmental Laws that encumber any of the Pipelines.
(b)    Seller has made available to Buyer true, correct and complete copies of (i) all environmental assessment and audit reports and other material environmental studies prepared within the last three (3) years, and (ii) all Environmental Permits, in each case, relating to the Real Property and that are in the possession of the NET Midstream Company Group.
(c)    Notwithstanding anything to the contrary in this Agreement, this Section 3.13 shall constitute the sole and exclusive representations of Seller and the NET Midstream Company Group with respect to environmental matters, including any and all Liabilities arising under applicable Environmental Laws.

Section 3.14    Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule:
(a)    All material Tax Returns required to be filed by the NET Midstream Company Group Members have been duly and timely filed (taking into account extensions). Each such Tax Return is true, correct and complete in all material respects. All material Taxes required to be paid by any NET Midstream Company Group Member (whether or not shown as due on such Tax Returns) have been timely paid in full. All withholding Tax requirements imposed on any NET Midstream Company Group Member have been satisfied in all material respects. There are no Liens (other than Permitted Liens) on any of the assets of any NET Midstream Company Group Member that arose in connection with any failure (or alleged failure) to pay any Tax.
(b)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return required to be filed by any NET Midstream Company Group Member (other than any extension of time obtained in the ordinary course of business) or any waiver of the limitations period or agreement for any extension of time for the assessment or collection of any material Tax due from any NET Midstream Company Group Member. There is no audit, examination or proceeding relating to Taxes in progress, pending or, to Seller’s Knowledge, threatened against any NET Midstream Company Group Member. No claim has been made by any Taxing Authority in a jurisdiction where any NET Midstream Company Group Member does not file Tax Returns that such NET Midstream Company Group Member may be subject to taxation by such jurisdiction.

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(c)    There is no Tax sharing, allocation, indemnity, or similar Contract that will require any payment be made by any NET Midstream Company Group Member after the Closing Date to any Person who is not a NET Midstream Company Group Member, and no NET Midstream Company Group Member is liable for the Taxes of any other Person (other than another NET Midstream Company Group Member) by virtue of Treasury Regulation Section 1.1502-6, or any similar provision of state, local, or foreign applicable Law as a transferee or successor by contract or otherwise.
(d)    No NET Midstream Company Group Member has made an election to change its default entity classification under Treasury Regulation Section 301.7701-3. Since its date of organization, each of the NET Midstream Company Group has been classified as a partnership or disregarded as an entity separate from Seller for U.S. federal income tax purposes, and each other NET Midstream Company Group Member has been classified as a partnership or disregarded as an entity separate from the NET Midstream Company Group or another NET Midstream Company Group Member for U.S. federal income tax purposes.
(e)    No NET Midstream Company Group Member has (i) been a party to or a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b), or (ii) engaged or participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f)    No NET Midstream Company Group Member (or Buyer as a result of the transactions contemplated by this Agreement) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting made prior to the Closing or use of an improper method of accounting for a taxable period (or portion thereof) ending prior to the Closing; (ii) installment sale or open transaction disposition made on or prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing; or (iv) closing agreement entered with any Governmental Authority prior to the Closing.
(g)    None of the assets of the NET Midstream Company Group Members (i) secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) is “limited use property” within the meaning of Revenue Procedure 2001-28 or (v) will be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code.
Section 3.15    Material Contracts.
(a)    Section 3.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts (including any amendment, supplement or modification thereto) to which any NET Midstream Company Group Member is a party or by which any of their assets are bound as of the Signing Date (the Contracts listed in Section 3.15(a) of the Disclosure Schedule, collectively “Material Contracts”):
(i)    each Contract for the provision of services relating to gathering, compression, collection, processing, treating, or transportation of

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natural gas or other hydrocarbons involving annual revenues in excess of $1,000,000;
(ii)    each Contract that constitutes a pipeline interconnect or facility operating agreement;
(iii)    each Contract involving a remaining commitment to pay capital expenditures in excess of $1,000,000 in the aggregate;
(iv)    Contracts by which any NET Midstream Company Group Member is obligated to sell or lease (as lessor) any of its assets (other than capacity on the Pipelines) outside of the ordinary course of business that have resulted in or would reasonably be expected to result in aggregate payments to or by the applicable NET Midstream Company Group Member in excess of $1,000,000;
(v)    each Contract for the lease of personal property involving aggregate payments in excess of $1,000,000 during the twelve (12)-month period following the Signing Date;
(vi)    each Lease involving aggregate payments in excess of $1,000,000 during the twelve (12) month period following the Signing Date;
(vii)    each Affiliate Contract;
(viii)    each Derivative Financial Instrument;

(ix)    each partnership or joint venture agreement or similar Contract involving a sharing of profits;
(x)    each Contract that provides for a limit on the ability of any of the NET Midstream Company Group Members to compete in any line of business or with any Person or in any geographic area or during any period of time after the Closing;
(xi)    each Contract involving resolution or settlement of any Action in an amount greater than $1,000,000 individually that has not been fully performed or otherwise imposes continuing Liabilities or Liens on any NET Midstream Company Group Member in excess of $1,000,000;
(xii)    each Contract that contains a “most favored nation” provision or a material limitation on price increases or provides any contract counterparty or other third party any right of first refusal or right of first offer or under which any NET Midstream Company Group Member is required to procure goods or services from a third party on an exclusive basis;
(xiii)    each Contract guaranteeing or evidencing Indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, and agreements concerning long and short-term debt, together with all security agreements or

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other similar agreements related to or binding on the assets of the NET Midstream Company Group;
(xiv)    Contracts imposing non-competition obligations on the NET Midstream Company Group;
(xv)    Contracts entered into at any time within the three (3) year period prior to the Signing Date pursuant to which the NET Midstream Company Group acquired another operating business and has any remaining indemnification obligations or rights;
(xvi)    Contracts with any Person for maintenance of equipment or other assets of the NET Midstream Company Group, involving reasonably expected aggregate payments in excess of $1,000,000 during the twelve (12) month period following the Signing Date, other than such Contracts cancelable on thirty (30) days or less notice without penalty;

(xvii)    each Contract with a Governmental Authority; and
(xviii)    any Contract involving aggregate payments or receipts reasonably expected to be in excess of $1,000,000 during the twelve (12)-month period following the Signing Date that cannot be terminated by such Person or the NET Midstream Company Group, as applicable, upon sixty (60) days or less notice without payment of a material penalty or other material Liability.

(b)    True, correct and complete copies of all Material Contracts, including any and all amendments, modifications and supplements thereto, have been made available to Buyer, except for the Material Contracts set forth on Section 3.15(b) of the Disclosure Schedule, which have been redacted. There are no legally binding oral contracts or oral agreements that would otherwise constitute a Material Contract or oral modifications or amendments to a Material Contract.
(c)    Each of the Material Contracts is in full force and effect in all material respects and enforceable in accordance with its terms and constitutes a legal, valid and binding obligation of the applicable NET Midstream Company Group Member and, to Seller’s Knowledge, the counterparties to such Material Contracts, subject, in each case, to the Remedies Exception. No NET Midstream Company Group Member, nor to Seller’s Knowledge, any of the other parties thereto, is in breach or violation of or default under, and no event has occurred which with notice or lapse of time or both would constitute any such a breach or violation of or default under, or permit termination, modification, or acceleration by such other parties of, such Material Contract, except for breaches, violations or defaults as would not be material to the NET Midstream Company Group, individually or taken as a whole. The NET Midstream Company Group has not received any written notice of a breach of a Material Contract by any third party thereto. Except as set forth in Section 3.15(c) of the Disclosure Schedule, and for customary commercial discussions occurring in the ordinary course of business consistent with past practice, as of the Signing Date, neither Seller nor any NET Midstream Company Group Member is currently participating in any active discussions

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or negotiations regarding termination of, modification of or amendment to any Material Contract.
Section 3.16    Employees and Labor Matters. No NET Midstream Company Group Member has, or has had for the preceding three (3) year period, any employees. As of the Signing Date and for the preceding three (3) year period, except as set forth in Section 3.16 of the Disclosure Schedule, with respect to any employees of the NET Midstream Company Group and, with respect to clauses (b) through (e) of this Section 3.16, except as would not result in material Liability to the Acquired Companies or the NET Midstream Company Group:
(a)    no employee of the NET Midstream Company Group is or has been represented by a union or other collective bargaining entity;
(b)    there has not occurred, nor, to Seller’s Knowledge, has there been threatened, a labor strike, request for representation, work stoppage, or lockout by any employee of the NET Midstream Company Group;
(c)    no NET Midstream Company Group Member has received written notice of any charges with respect to any employee of the NET Midstream Company Group before any Governmental Authority responsible for the prevention of unlawful employment practices;
(d)    no NET Midstream Company Group Member has received written notice of any investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to Seller’s Knowledge, no such investigation has been threatened or is pending; and

(e)    the NET Midstream Company Group has complied with all labor and employment Laws.
Section 3.17    Employee Benefits.
(a)    No NET Midstream Company Group Member sponsors, maintains, is a party to, or has or could have any obligation or liability with respect to, nor, in the past three (3) years, has it ever sponsored, maintained, been a party to, or incurred any obligation or liability with respect to, an Employee Benefit Plan, and no NET Midstream Company Group Member has any formal plan or commitment to establish, or become a party to, an Employee Benefit Plan.
(b)    No NET Midstream Company Group Member has incurred any Controlled Group Liability (including as a result of an ERISA Affiliate of such NET Midstream Company Group Member) that has not been satisfied in full, nor to Seller’s Knowledge, do any circumstances exist that would reasonably be expected to result in any Controlled Group Liability of any NET Midstream Company Group Member becoming a Liability of Buyer or any of its Affiliates. No NET Midstream Company Group Member sponsors or maintains, or is a party to, an Employee Benefit Plan that provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of beyond their retirement or other termination of service (other than coverage mandated by applicable Laws).

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(c)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will result in the payment of any amount that would, individually or in combination with any other such payment, not be deductible by reason of Section 280G of the Code.
Section 3.18    Anti-Corruption Laws; Trade Laws.
(a)    Neither Seller nor any NET Midstream Company Group Member is, nor has been during the prior three (3) year period, in violation of any state or federal bribery or anti-corruption Law applicable in any jurisdiction in which the NET Midstream Company Group conducts business, including state commercial bribery Laws, local, state, and federal procurement and anti-corruption Laws of both the United States of America and the United Mexican States, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations promulgated thereunder (the “FCPA”), the Ley Federal Anticorrupción en Contrataciones Públicas of the United Mexican States, and Laws and regulations arising out of the Sistema Nacional Anticorrupción of the United Mexican States or any other anti-corruption Law applicable in any jurisdiction in which the NET Midstream Company Group conducts business (collectively “Anti-corruption Laws”). No Action, request for information, or subpoena is currently pending or, to Seller’s Knowledge, threatened in writing, concerning any actual, alleged, or suspected violation of the Anti-corruption Laws, that involves the NET Midstream Company Group, the employees of Seller or its Affiliates in connection with services provided to the NET Midstream Company Group (including the Service Providers), or any activities or operations of the NET Midstream Company Group. The transactions of the NET Midstream Company Group have been and are accurately and fairly reflected on their respective Books and Records in compliance with the FCPA and any other Anti-corruption Laws applicable in any jurisdiction in which the NET Midstream Company Group conducts business, and the NET Midstream Company Group maintains policies and procedures designed to promote compliance with the FCPA and any other Anti-corruption Laws applicable in any jurisdiction in which the NET Midstream Company Group conducts business.

(b)    No NET Midstream Company Group Member has offered or given, and, to Seller’s Knowledge, no Person has unlawfully offered or given on the NET Midstream Company Group’s or Seller’s behalf, anything of value to: (i) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any customer or member of any Governmental Authority; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given, or promised, directly or indirectly, to any customer or member of any Governmental Authority or any candidate for political office for the purpose of the following: (A) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (B) inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the NET Midstream Company Group in obtaining or retaining business for, with, or directing business to, any Person; or (C) where such payment would constitute a bribe, kickback, or illegal or improper payment to assist the NET Midstream Company Group in obtaining or retaining business for, with, or directing business to, any Person.

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(c)    Neither Seller nor any NET Midstream Company Group Member is, nor has been during the prior three (3) year period, in violation of any import or customs Law, export Law, or sanctions Law of the United States of America or the United Mexican States, including the U.S. Tariff Act of 1930, the Customs Duties regulations, the Export Administration Act, the Export Administration Regulations, the Arms Control Export Act, the International Traffic in Arms Regulations, the Foreign Assets Control Regulations, the International Emergency Economic Powers Act, and the Trading with the Enemy Act, and all similar Laws of the United Mexican States (collectively “Trade Laws”). No Action, request for information, or subpoena is currently pending or, to Seller’s Knowledge, threatened, concerning any actual, alleged, or suspected violation of the Trade Laws, that involves the NET Midstream Company Group, the employees of the NET Midstream Company Group, or any activities or operations of the NET Midstream Company Group.
(d)    The NET Midstream Company Group maintains policies and procedures designed to promote compliance with the Trade Laws applicable in any jurisdiction in which the NET Midstream Company Group conducts business.
Section 3.19    Broker’s Commissions. Except as set forth in Section 3.19 of the Disclosure Schedule, no NET Midstream Company Group Member has, directly or indirectly, entered into any Contract with any Person that would obligate Buyer or any NET Midstream Company Group Member or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby or for which Buyer or any NET Midstream Company Group Member or any of their respective Affiliates would otherwise have any liability or responsibility.

Section 3.20    Imbalances. As of October 27, 2023, the NET Midstream Company Group does not have any hydrocarbon imbalances (gathering, processing, transportation or otherwise) (a) in excess of $100,000, individually, other than as set forth in Section 3.20 of the Disclosure Schedule or (b) that would require a material payment to any Person or for which any NET Midstream Company Group Member has received a quantity of hydrocarbons prior to the date hereof for which such NET Midstream Company Group Member will have a duty to deliver an equivalent quantity of hydrocarbons after the Closing (excluding line fill return requirements that are included in the Material Contracts). No gas imbalances (gathering, processing, transportation or otherwise) have arisen other than in the ordinary course of business consistent with past practices.
Section 3.21    Bank Accounts. Set forth in Section 3.21 of the Disclosure Schedule is an accurate and complete list showing (a) the name and address of each bank in which any NET Midstream Company Group Member has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from such NET Midstream Company Group Member and a summary statement of the terms thereof.
Section 3.22    Records. All Books and Records (a) represent actual, bona fide transactions, (b) have been maintained in all material respects in accordance with sound business practices and GAAP where applicable, including the maintenance of an adequate system of internal controls, and (c) have been kept with reasonable detail so that such books, records and files accurately and fairly reflect the transactions, acquisitions and dispositions of the NET Midstream Company Group and all actions taken by the NET Midstream Company

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Group Members, officers, board of managers or directors, and committees thereof, in accordance with good business practices, applicable Law and in the ordinary course of business consistent with past practice. All Books and Records of the NET Midstream Company Group have been maintained in all material respects in accordance with GAAP and in the ordinary course of business and are located at the premises of the NET Midstream Company Group. At the Closing, Buyer will have in its possession all of the Books and Records or otherwise, Seller will deliver, or cause to be delivered, to Buyer or its designee, at Seller’s cost, all of the minute books of the NET Midstream Company Group and any other Books and Records in its possession.
Section 3.23    Data Security and Privacy Matters.
(a)    Except as disclosed in Section 3.23 of the Disclosure Schedule, for the past three (3) years, (i) there has been no material actual or reasonably suspected Data Security Incident, and (ii) neither Seller nor any NET Midstream Company Group Member has received any written allegation of any Data Security Incident that required or would reasonably be expected to require notification to any Person. To the Knowledge of Seller, there are no facts or other information indicating that there have occurred any unauthorized intrusions or breaches of security of the NET Midstream Company Group’s Computer Systems or other information technology used or provided by the NET Midstream Company Group.
(b)    Each NET Midstream Company Group Member has in place an information security program that is comprised of reasonable administrative, technical, and physical safeguards designed to protect the Computer Systems and all Nonpublic Information Processed by or on behalf of any NET Midstream Company Group Member in compliance with the Privacy Requirements.

(c)    Each NET Midstream Company Group Member is and at all times during the prior three (3) year period has been in compliance in all material respects with all Privacy Requirements. In the past three (3) years, neither Seller nor any NET Midstream Company Group member has received any written complaint, demand letter, or notice of claim from any Person relating to any actual or alleged violation of any Privacy Requirements.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATED TO DOS CAMINOS
Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer that all of the following statements contained in this Article IV are true and correct; provided, however, that such statements relating to the Equity Interests (other than the Dos Caminos Investment), assets or operations of Dos Caminos are expressly subject to Seller’s Knowledge, except with respect to the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03(a)(i), Section 4.04, Section 4.12(i) and Section 4.21 which shall be subject to Seller’s Knowledge only to the extent specifically so qualified as set forth in such Sections:

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Section 4.01    Organization; Good Standing; Authorization; Enforceability of NEP DC Holdings.
(a)    NEP DC Holdings is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate the assets now owned or operated by it and conduct its business as it is now being conducted.
(b)    NEP DC Holdings is duly qualified or licensed to do business in each other jurisdiction in which the ownership or operation of its assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material impact on NEP DC Holdings.
(c)    True, correct and complete copies of the Organizational Documents of NEP DC Holdings as in effect and as amended on the Signing Date, have been provided to Buyer, and each as made available to Buyer is in full force and effect. Neither Seller nor NEP DC Holdings is in material violation of any of the provisions of such Organizational Documents.
(d)    The execution, delivery and performance of each of the Transaction Documents to which NEP DC Holdings is, or at the Closing will be, a party have been duly and validly authorized by NEP DC Holdings by all necessary action on the part of NEP DC Holdings. Each of the Transaction Documents to which NEP DC Holdings is or will be a party constitutes or will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the valid and binding obligations of NEP DC Holdings, as applicable, enforceable against NEP DC Holdings, as applicable, in accordance with their respective terms, subject to the Remedies Exception.

Section 4.02    Organization and Good Standing of Dos Caminos.
(a)    Dos Caminos is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own and operate the assets now owned or operated by it and conduct its business as it is now being conducted, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a material impact on Dos Caminos.
(b)    Dos Caminos is duly qualified or licensed to do business in each other jurisdiction in which the ownership or operation of its assets makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material impact on Dos Caminos.
(c)    True, correct and complete copies of the Organizational Documents of Dos Caminos as in effect and as amended on the Signing Date, have been provided to Buyer, and each as made available to Buyer is in full force and effect. Neither Seller nor, to Seller’s Knowledge, Dos Caminos or any other Person who is a party thereto is in material violation of any of the provisions of such Organizational Documents.

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Section 4.03    No Conflicts; Consents and Approvals.
(a)    Except as set forth in Section 4.03(a) of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby does not and will not: (i) contravene, conflict with or result in any breach or violation of any provision of the Organizational Documents of NEP DC Holdings or Dos Caminos; (ii) conflict with, violate, result in a breach of or default under, or require consent, approval or waiver from, or require the giving of notice to any Person under or in connection with any of the terms, conditions or provisions under any material Contract to which NEP DC Holdings or Dos Caminos is a party or by which their respective assets or properties are bound, or any material Permit held by NEP DC Holdings or Dos Caminos, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify, amend or cancel or give rise to any loss of any material benefit under any such Contract or Permit; (iii) assuming receipt of the HSR Approval and all Consents of Governmental Authorities described in Section 4.03(b) of the Disclosure Schedule, contravene, conflict with, violate or result in a violation of or default under any Law to which NEP DC Holdings or Dos Caminos is subject; (iv) result in the imposition or creation of any Lien on the Equity Interests of NEP DC Holdings or Dos Caminos, or other Lien (other than Permitted Liens) on the assets of NEP DC Holdings or Dos Caminos; or (v) pursuant to a preferential purchase right, right of first refusal or offer, right of purchase or buy-sell arrangement granted by Seller or NEP DC Holdings, give any Person the right to prevent, impede or delay the Closing under this Agreement or to acquire all or any part of the Equity Interests of NEP DC Holdings or Dos Caminos or a material portion of the assets or business of NEP DC Holdings or Dos Caminos, except, in the case of clause (ii), (iv) and (v) as would not be material to NEP DC Holdings and Dos Caminos, individually or taken as a whole.

(b)    No Consent of, with or to any Governmental Authority is required to be obtained or made by NEP DC Holdings or Dos Caminos in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, other than (i) the HSR Approval, (ii) requirements of any applicable securities Laws, (iii) Consents set forth in Section 4.03(b) of the Disclosure Schedule, (iv) Consents that, if not obtained or made, would not be material to NEP DC Holdings and Dos Caminos, individually or taken as a whole, or (v) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates are or propose to be engaged (other than the business of NEP DC Holdings or Dos Caminos).
Section 4.04    Equity Interests and Capitalization of NEP DC Holdings.
(a)    The NEP DC Holdings Interests constitute all of the issued and outstanding Equity Interests of NEP DC Holdings. Other than the NEP DC Holdings Interests, there are no Equity Interests issued or outstanding in NEP DC Holdings. The NEP DC Holdings Interests have been duly authorized, validly issued and are fully paid and, subject to the Laws of the State of Delaware, nonassessable and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, or other similar right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first

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refusal, or similar rights affecting the NEP DC Holdings Interests granted by Seller or NEP DC Holdings.
(b)    The NEP DC Holdings Interests are free and clear of all Liens, except for any Corporate Encumbrances. Neither Seller nor any other Person owns any other interests of NEP DC Holdings or has any option, warrant, equity appreciation right, convertible security or other contractual right or security (whether or not currently exercisable) to acquire any additional Equity Interests of NEP DC Holdings.
(c)    Except as set forth in Section 4.04(c) of the Disclosure Schedule, neither Seller nor NEP DC Holdings is a party to any (i) Contract obligating NEP DC Holdings to sell, transfer, or otherwise dispose of Equity Interests in NEP DC Holdings, (ii) voting trust, proxy, or other agreement or understanding with respect to the voting of Equity Interests of NEP DC Holdings, or (iii) any Contracts obligating NEP DC Holdings to redeem, purchase or acquire in any manner any Equity Interests of NEP DC Holdings or any securities that are convertible, exercisable, or exchangeable into an Equity Interest of NEP DC Holdings.
(d)    Except for the Dos Caminos Investment, NEP DC Holdings does not, directly or indirectly, own nor has it ever owned any Equity Interests in any other Person. Except as set forth in Section 4.04(d) of the Disclosure Schedule, none of NEP DC Holdings or its Affiliates (other than the NET Midstream Company Group) owns or leases any assets utilized in the business or operations of Dos Caminos.

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Section 4.05    Equity Interests and Capitalization of Dos Caminos.
(a)    The Dos Caminos Investment, together with the Other Dos Caminos Interests (which as of the Signing Date are held by an Affiliate of Howard Midstream Energy Partners, LLC, a Delaware limited liability company), constitutes all of the issued and outstanding Equity Interests of Dos Caminos. The Dos Caminos Investment has been duly authorized, validly issued and is fully paid and, subject to the Laws of the State of Delaware, nonassessable and was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, or other similar right. There are no outstanding or authorized equity appreciation, phantom stock, profit participation, preemptive rights, registration rights, approval rights, proxies, rights of first refusal, or similar rights affecting the Dos Caminos Investment granted by Seller or NEP DC Holdings.
(b)    The Dos Caminos Investment is free and clear of all Liens, except for any Corporate Encumbrances. Neither Seller, nor any other Person as of the Signing Date (other than an Affiliate of Howard Midstream Energy Partners, LLC, a Delaware limited liability company), owns any other interests of Dos Caminos or has any option, warrant, equity appreciation right, convertible security or other contractual right or security (whether or not currently exercisable) to acquire any additional Equity Interests of Dos Caminos.
(c)    Except as set forth in Section 4.05(c) of the Disclosure Schedule, neither Seller nor Dos Caminos is a party to any (i) Contract obligating Dos Caminos to sell, transfer, or otherwise dispose of Equity Interests in Dos Caminos, (ii) voting trust, proxy, or other agreement or understanding with respect to the voting of Equity Interests of Dos Caminos, or (iii) any Contracts obligating Dos Caminos to redeem, purchase or acquire in any manner any Equity Interests of Dos Caminos or any securities that are convertible, exercisable, or exchangeable into an Equity Interest of Dos Caminos.
Section 4.06    Financial Statements.
(a)    True, correct and complete copies of (i) the audited consolidated balance sheet of Dos Caminos as of December 31 in each of the years 2020, 2021 and 2022, together with the related audited statements of income and retained earnings, members’ equity and cash flows for the periods then ended, and the related notes thereto, accompanied by the report thereon of KPMG (collectively, the “Audited Dos Caminos Financial Statements”), and (ii)  the unaudited consolidated balance sheet of Dos Caminos as of June 30, 2023, together with the related statements of income and retained earnings, members’ equity, and cash flows for the six (6) month period then ended (collectively, the “Unaudited Dos Caminos Financial Statements”) have been provided to Buyer. The Audited Dos Caminos Financial Statements and the Unaudited Dos Caminos Financial Statements (collectively, the “Dos Caminos Financial Statements”), together with the notes thereto, (1) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise set forth in the notes thereto), (2) fairly present in all material respects the consolidated financial position, members’ equity and cash flows of Dos Caminos and the consolidated results of the operations of Dos Caminos as of the dates thereof and for the respective periods set forth therein (except that the Unaudited Dos Caminos Financial Statements do not contain all notes required by GAAP and are subject to normal and recurring year-end audit adjustments, none of which, as of the Signing

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Date, are expected to be material), and (3) have been prepared from, and are in accordance with, the Books and Records of Dos Caminos in all material respects.

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(b)    NEP DC Holdings holds no assets other than the Dos Caminos Investment, and for the past three (3) years has not engaged in any active business or operations other than holding such Equity Interests. NEP DC Holdings has no material debts, obligations or Liabilities, other than any commitment or obligation arising through its direct or beneficial ownership of the Dos Caminos Investment.
(c)    There are no debts, obligations or Liabilities of Dos Caminos of a nature required to be reflected on a balance sheet included in the Dos Caminos Financial Statements prepared in accordance with GAAP, other than any such debts, obligations, or Liabilities (i) reflected or reserved against on the Dos Caminos Financial Statements (or the notes thereto), (ii) incurred by Dos Caminos since the Balance Sheet Date in the ordinary course of business, (iii) that would not have or reasonably be expected to have a Material Adverse Effect, or (iv) included in the Actual Dos Caminos Capex Amount.
(d)    NEP DC Holdings and Dos Caminos, as applicable, have implemented and maintained effective written policies, procedures, and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter, and detect violations in the Dos Caminos’ financial reporting practices. Neither Seller nor NEP DC Holdings has received written notice from any Governmental Authority concerning noncompliance with, or deficiencies in, Dos Caminos’ financial reporting practices. There are no significant deficiencies, including material weaknesses, in the design or operation of internal controls over the Dos Caminos’ financial reporting as required under applicable Law.
(e)    Except as set forth in Section 4.06(e) of the Disclosure Schedule, as of the Signing Date, neither NEP DC Holdings nor Dos Caminos has any outstanding Indebtedness or bonds, letters of credit, guarantees or similar instruments.
Section 4.07    Absence of Changes. Except as set forth on Section 4.07 of the Disclosure Schedule, since the Balance Sheet Date, and through the date hereof, except as set forth in Section 4.07 of the Disclosure Schedule, (a) the business of NEP DC Holdings and Dos Caminos has been conducted in the ordinary course of business in all material respects, (b) there has not been any change, event, occurrence or development relating to NEP DC Holdings or Dos Caminos that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) none of Seller, NEP DC Holdings or Dos Caminos has taken any action that would have been prohibited by or required Buyer’s consent under Section 7.01 if the terms of Section 7.01 had been in effect during such period.
Section 4.08    Compliance with Applicable Laws. Except for Permits (which are addressed exclusively in Section 4.10), Laws relating to regulatory status (which are addressed exclusively in Section 4.13), Environmental Laws (which are addressed exclusively in Section 4.14), Laws relating to Taxes (which are addressed exclusively in Section 4.15), Laws relating to employee matters (which are addressed exclusively in Section 4.17), and the FCPA and other Anti-corruption Laws and the Trade Laws (which are addressed in Section 4.19), and except as set forth in Section 4.08 of the Disclosure Schedule, neither NEP DC Holdings nor Dos Caminos is, nor has been during the prior three (3) year period, in violation of any Law applicable to its business or operations in any material respect nor has Seller, NEP DC Holdings or Dos Caminos received any written notice or allegation of material violation, default or noncompliance from any Governmental Authority with respect to any Laws.

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Section 4.09    Litigation; Orders. Except as set forth in Section 4.09 of the Disclosure Schedule or as would not be material to NEP DC Holdings and Dos Caminos, taken as a whole, (a) there are no Actions pending or threatened in writing against NEP DC Holdings or any of the assets of NEP DC Holdings before any Governmental Authority, (b) there are no Actions pending or, threatened in writing against Dos Caminos or any of the assets of Dos Caminos before any Governmental Authority, and (c) there are no outstanding Orders to which NEP DC Holdings or Dos Caminos is a party or by which it is bound.
Section 4.10    Permits. Dos Caminos has, and has validly held when required during the prior three (3) year period, all material Permits required to conduct the business of Dos Caminos as currently conducted and operated. Each such Permit is in full force and effect and Dos Caminos is in compliance in all material respects with all its obligations with respect thereto. There are no Actions pending or threatened in writing which would reasonably be expected to result in the revocation, withdrawal, modification, limitation, suspension or termination of any such Permit and neither NEP DC Holdings nor Dos Caminos has received notice of any material violation of or default under any such Permits that remains uncured.
Section 4.11    Insurance. Dos Caminos has insurance policies in such amounts, with such deductibles, on such terms and covering such risks as are sufficient for compliance with applicable Law and the Contracts to which Dos Caminos is a party and all of such policies are in full force and effect (and all premiums have been paid) and Dos Caminos is not in material default with respect to its obligations under any such policies. As of the Signing Date, no written notice has been received by NEP DC Holdings or Dos Caminos that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any such policy. Dos Caminos has not been refused any material insurance with respect to its operations or assets during the last twelve (12) months ending on the date hereof.
Section 4.12    Real and Tangible Property.
(a)    Except as set forth in Section 4.12(a) of the Disclosure Schedule, (i) Dos Caminos has (A) good and valid title to, or a valid leasehold or other contractual interest in or right to use, as applicable, all of the material Real Property applicable to Dos Caminos, and (B) good and valid title to, or a valid leasehold or other contractual interest in or right to use, as applicable, all buildings, fixtures, machinery, equipment, tools, vehicles, furniture, improvements and other properties and assets used in connection with or otherwise materially necessary for the operation of the business of Dos Caminos as currently conducted in the ordinary course of business, including all material tangible personal property, in each case of clauses (A) and (B), free and clear of all Liens (other than Permitted Liens), and (ii) Dos Caminos has good and valid title to all of the material Pipelines of Dos Caminos, as applicable, free and clear of all Liens (other than Permitted Liens), and to the extent located on lands owned by third parties, such material Pipelines are covered by recorded Easements or leasehold rights in favor of Dos Caminos.

(b)    Except as set forth in Section 4.12(b) of the Disclosure Schedule, the Real Property, tangible personal property and other assets described in Section 4.12(a)(i) constitute all of the Real Property, tangible assets and other assets that are used or necessary for use in connection with the operation of the business of Dos Caminos in the ordinary

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course as currently conducted, and together with the material Contracts, material Permits and rights, tangible and intangible, of any nature whatsoever, owned, leased, or held by Dos Caminos, comprise all of the assets, properties and rights, of any nature whatsoever, sufficient and necessary to permit Dos Caminos to conduct its business immediately following the Closing in the same form and manner as conducted immediately prior to the Signing Date, in all material respects.
(c)    Each material item of tangible personal property owned or leased by Dos Caminos is in good working order and repair (normal wear and tear excepted), has been operated and maintained in the ordinary course of business and remains in suitable and adequate condition for use consistent with past practices of Dos Caminos. Except as set forth in Section 4.12(c) of the Disclosure Schedule or otherwise with respect to the Other Dos Caminos Interests, there are no outstanding agreements or options to sell, rights of first offer or rights of first refusal or other purchase rights which grant to any Person, other than Buyer or NEP DC Holdings, the right to the use, benefit and/or enjoyment of, or to purchase or otherwise acquire, any of the assets or properties of Dos Caminos, including the Real Property and the tangible personal property of Dos Caminos, or any portion thereof or interest therein.
(d)    The Real Property includes all of the material Leases and material Easements necessary to access and operate the assets and properties of Dos Caminos, including the material Pipelines, as currently owned and operated, in all material respects. All material Leases and Easements are valid, in full force and effect and effective against Dos Caminos and the counterparties thereto, in accordance with their respective terms.
(e)    No condemnation proceeding is pending with respect to any Real Property (except any such proceeding where Dos Caminos is the condemnor), or threatened by any Governmental Authority. Dos Caminos has not received any written notice of any eminent domain proceeding or taking, nor is any such proceeding or taking contemplated with respect to all or any material portion of the Real Property.
(f)    Neither NEP DC Holdings nor Dos Caminos has received any written notice of material breach of default under, or termination of, any material Lease for any Real Property or any material Easement to which it is a party.
(g)    Neither Dos Caminos nor any other party thereto is in breach or violation of or default under, and no event has occurred which with notice or lapse of time or both would constitute any such breach or violation of, or default under, any such material Lease for any Real Property or any such Easement. Except as set forth in the Leases or with respect to the Easements, there are no rents, royalties, fees or other amounts, including surface damages currently due or payable by Dos Caminos in connection with the Leases or the Easements.

(h)    Except as set forth in Section 4.12(h) of the Disclosure Schedule, the material Pipelines of Dos Caminos (i) are maintained and operated, and have been maintained and operated, by Dos Caminos in a good and workmanlike manner in all material respects and in accordance with customary practices in the midstream industry in the area in which the Pipelines are located (subject to ordinary wear and tear, maintenance and repairs made in the ordinary course of business), (ii) have been in continuous operation, except for

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temporary cessations for the performance of maintenance, repair, replacement, modification, improvement or expansion, in each case, in the ordinary course of business, and (iii) remain in suitable and adequate condition for use consistent with past practices of Dos Caminos.
(i)    None of the assets described on Section 4.12(i) of the Disclosure Schedule are Covered Assets.
Section 4.13    Regulatory Status. Except as set forth in Section 4.13 of the Disclosure Schedule, Dos Caminos is not a “natural-gas company” under the Natural Gas Act.
Section 4.14    Environmental Matters.
(a)    Except as set forth in Section 4.14 of the Disclosure Schedule and with respect to the three (3) year period prior to the Signing Date:
(i)    Dos Caminos is, and has been in compliance with all applicable Environmental Laws in all material respects, including timely obtaining, maintaining and complying in all material respects with the terms and conditions of all Environmental Permits required for the operation of the Pipelines as currently conducted;
(ii)    neither NEP DC Holdings nor Dos Caminos has received from any Governmental Authority any written notice of violation or alleged violation by Dos Caminos of, or non-compliance by Dos Caminos with, or Liability or potential or alleged Liability of Dos Caminos pursuant to, any Environmental Law involving the operations of the Pipelines other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority or for which Dos Caminos has no further material Liability or obligations outstanding;
(iii)    Dos Caminos is not subject to any outstanding Order that would impose a material Liability under Environmental Laws with respect to the Pipelines of Dos Caminos;
(iv)    there has not been any material Release of Hazardous Material on or from any Real Property in violation of any Environmental Laws or in a manner that may reasonably be expected to give rise to a material remedial or corrective action obligation on the part of Dos Caminos pursuant to Environmental Laws;
(v)    there are no polychlorinated biphenyls that require a material remediation or cleanup on any parcel of Real Property of Dos Caminos;

(vi)    Dos Caminos has not caused the disposal of any Hazardous Materials at any site or facility which (x) is included on The National Priorities List or (y) is the subject of investigation or assessment for Releases of Hazardous Materials under any Environmental Law; and

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(vii)    there are no Liens (other than Permitted Liens) arising under applicable Environmental Laws that encumber any of the Pipelines of Dos Caminos.
(b)    Seller has made available to Buyer true, correct and complete copies of (i) all environmental assessment and audit reports and other material environmental studies prepared within the last three (3) years, and (ii) all Environmental Permits, in each case, relating to Dos Caminos and that are in the possession of Seller or NEP DC Holdings.
(c)    Notwithstanding anything to the contrary in this Agreement, this Section 4.14 shall constitute the sole and exclusive representations of Seller with respect to environmental matters, including any and all Liabilities arising under applicable Environmental Laws with respect to Dos Caminos.
Section 4.15    Taxes. Except as set forth in Section 4.15 of the Disclosure Schedule and with respect to Dos Caminos:
(a)    All material Tax Returns required to be filed by NEP DC Holdings or Dos Caminos have been duly and timely filed (taking into account extensions). Each such Tax Return is true, correct and complete in all material respects. All material Taxes required to be paid by NEP DC Holdings or Dos Caminos (whether or not shown as due on such Tax Returns) have been timely paid in full. All withholding Tax requirements imposed on NEP DC Holdings or Dos Caminos have been satisfied in all material respects. There are no Liens (other than Permitted Liens) on any of the assets of NEP DC Holdings or Dos Caminos that arose in connection with any failure (or alleged failure) to pay any Tax.
(b)    There is not in force any extension of time with respect to the due date for the filing of any Tax Return required to be filed by NEP DC Holdings or Dos Caminos (other than any extension of time obtained in the ordinary course of business) or any waiver of the limitations period or agreement for any extension of time for the assessment or collection of any material Tax due from NEP DC Holdings or Dos Caminos. There is no audit, examination or proceeding relating to Taxes in progress, pending or threatened against NEP DC Holdings or Dos Caminos. No claim has been made by any Taxing Authority in a jurisdiction where NEP DC Holdings or Dos Caminos does not file Tax Returns that NEP DC Holdings or Dos Caminos may be subject to taxation by such jurisdiction.
(c)    There is no Tax sharing, allocation, indemnity, or similar Contract that will require any payment be made by NEP DC Holdings or Dos Caminos after the Closing Date to any Person, and none of NEP DC Holdings or Dos Caminos is liable for the Taxes of any other Person by virtue of Treasury Regulation Section 1.1502-6, or any similar provision of state, local, or foreign applicable Law as a transferee or successor by contract or otherwise.

(d)    Neither NEP DC Holdings or Dos Caminos has made an election to change its default entity classification under Treasury Regulation Section 301.7701-3. Since its date of organization, each of NEP DC Holdings or Dos Caminos has been classified as a partnership or disregarded as an entity separate from Seller for U.S. federal income tax purposes.
(e)    Neither NEP DC Holdings or Dos Caminos has (i) been a party to or a promoter of a “reportable transaction” within the meaning of Section 6707A(c)(1) of the

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Code and Treasury Regulations Section 1.6011-4(b), or (ii) engaged or participated, within the meaning of Treasury Regulation Section 1.6011-4(c)(3), in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(f)    Neither NEP DC Holdings or Dos Caminos (or Buyer as a result of the transactions contemplated by this Agreement) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting made prior to the Closing or use of an improper method of accounting for a taxable period (or portion thereof) ending prior to the Closing; (ii) installment sale or open transaction disposition made on or prior to the Closing; (iii) prepaid amount or deferred revenue received prior to the Closing; or (iv) closing agreement entered with any Governmental Authority prior to the Closing.
(g)    None of the assets of NEP DC Holdings or Dos Caminos (i) secures any Indebtedness the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) is “limited use property” within the meaning of Revenue Procedure 2001-28 or (v) will be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code.
Section 4.16    Material Contracts.
(a)    Section 4.16(a) of the Disclosure Schedule sets forth a true, correct and complete list of material Contract (including any amendment, supplement or modification thereto) to which NEP DC Holdings is a party or by which it or any of its assets are bound as of the Signing Date.
(b)    Section 4.16(b) of the Disclosure Schedule sets forth a true, correct and complete list of each of the following Contracts (including any amendment, supplement or modification thereto) to which Dos Caminos is a party or by which any of its assets are bound as of the Signing Date; provided, however, that as a non-operating member of Dos Caminos, the following are limited to Contracts provided to NEP DC Holdings in its capacity as a member of Dos Caminos (or to its designees in their capacity as members of the board of Dos Caminos) and currently in the possession of Seller, its Affiliates or NEP DC Holdings:
(i)    each Contract for the provision of services relating to gathering, compression, collection, processing, treating, or transportation of natural gas or other hydrocarbons involving annual revenues in excess of $1,000,000;
(ii)    each Contract that constitutes a pipeline interconnect or facility operating agreement;
(iii)    each Contract involving a remaining commitment to pay capital expenditures in excess of $1,000,000 in the aggregate;
(iv)    Contracts by which Dos Caminos is obligated to sell or lease (as lessor) any of its assets that have resulted in or would reasonably be

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expected to result in aggregate payments to or by Dos Caminos in excess of $1,000,000;
(v)    each Contract for the lease of personal property involving aggregate payments in excess of $1,000,000 during the twelve (12)-month period following the Signing Date;
(vi)    each Lease involving aggregate payments in excess of $1,000,000 during the twelve (12) month period following the Signing Date;
(vii)    each Affiliate Contract;
(viii)    each Derivative Financial Instrument;
(ix)    each partnership or joint venture agreement or similar Contract involving a sharing of profits;
(x)    each Contract that provides for a limit on the ability of NEP DC Holdings or Dos Caminos to compete in any line of business or with any Person or in any geographic area or during any period of time after the Closing;
(xi)    each Contract involving resolution or settlement of any Action in an amount greater than $1,000,000 individually that has not been fully performed or otherwise imposes continuing Liabilities or Liens on NEP DC Holdings or Dos Caminos;
(xii)    each Contract that contains a “most favored nation” provision or a material limitation on price increases or provides any contract counterparty or other third party any right of first refusal or right of first offer or under which NEP DC Holdings or Dos Caminos is required to procure goods or services from a third party on an exclusive basis;
(xiii)    each Contract guaranteeing or evidencing Indebtedness, whether secured or unsecured, including all loan agreements, line of credit agreements, indentures, mortgages, promissory notes, and agreements concerning long and short-term debt, together with all security agreements or other similar agreements related to or binding on the assets of NEP DC Holdings or Dos Caminos;
(xiv)    Contracts imposing non-competition obligations on NEP DC Holdings or Dos Caminos;
(xv)    Contracts entered into at any time within the three (3) year period prior to the Signing Date pursuant to which NEP DC Holdings or Dos Caminos acquired another operating business and has any remaining indemnification obligations or rights;
(xvi)    Contracts with any Person for maintenance of equipment or other assets of NEP DC Holdings or Dos Caminos, involving reasonably expected aggregate payments in excess of $1,000,000 during the twelve (12)

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month period following the Signing Date, other than such Contracts cancelable on thirty (30) days or less notice without penalty;
(xvii)    each Contract with a Governmental Authority; and
(xviii)    any Contract involving aggregate payments or receipts reasonably expected to be in excess of $1,000,000 during the twelve (12)-month period following the Signing Date that cannot be terminated by such Person or NEP DC Holdings or Dos Caminos, as applicable, upon sixty (60) days or less notice without payment of a material penalty or other material Liability.
(c)    True, correct and complete copies of all Contracts listed in Section 4.16(a) and Section 4.16(b) of the Disclosure Schedule, including any and all amendments, modifications and supplements thereto, have been made available to Buyer.
(d)    Each of the Contracts listed in Section 4.16(a) and Section 4.16(b) of the Disclosure Schedule is in full force and effect in all material respects and enforceable in accordance with its terms and constitutes a legal, valid and binding obligation of NEP DC Holdings or Dos Caminos, as applicable, and the counterparties to such Contracts, subject, in each case, to the Remedies Exception. Neither NEP DC Holdings or Dos Caminos, nor any of the other parties thereto, is in breach or violation of or default under, and no event has occurred which with notice or lapse of time or both would constitute any such a breach or violation of or default under, or permit termination, modification, or acceleration by such other parties of, such Material Contract, except for breaches, violations or defaults as would not be material to NEP DC Holdings or Dos Caminos, individually or taken as a whole. Neither NEP DC Holdings nor Dos Caminos has received any written notice of a breach of such Contract by any third party thereto.
Section 4.17    Employees and Labor Matters. NEP DC Holdings does not have, nor has it ever had, any employees. Dos Caminos does not have, nor has it ever had, any employees. Dos Caminos and its operator (as it relates to Dos Caminos and services provided to Dos Caminos by such operator) have complied with all labor and employment Laws in all material respects.
Section 4.18    Employee Benefits.
(a)    Neither NEP DC Holdings nor Dos Caminos sponsors, maintains, is a party to, or has or could have any obligation or liability with respect to, nor has it ever sponsored, maintained, been a party to, or incurred any obligation or liability with respect to, an Employee Benefit Plan, and neither NEP DC Holdings nor Dos Caminos has any formal plan or commitment to establish, or become a party to, an Employee Benefit Plan.
(b)    Neither NEP DC Holdings nor Dos Caminos has incurred any Controlled Group Liability (including as a result of an ERISA Affiliate of such Person) that has not been satisfied in full, do any circumstances exist that would reasonably be expected to result in any Controlled Group Liability of NEP DC Holdings nor Dos Caminos becoming a Liability of Buyer or any of its Affiliates. Neither NEP DC Holdings nor Dos Caminos sponsors or maintains, or is a party to, an Employee Benefit Plan that provides benefits, including death or medical benefits (whether or not insured), with respect to current or former

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employees of beyond their retirement or other termination of service (other than coverage mandated by applicable Laws).
Section 4.19    Anti-Corruption Laws; Trade Laws.
(a)    Neither NEP DC Holdings nor Dos Caminos is, nor has been during the prior three (3) year period, in violation of any Anti-corruption Laws. No Action, request for information, or subpoena is currently pending or threatened, concerning any actual, alleged, or suspected violation of the Anti-corruption Laws, that involves NEP DC Holdings nor Dos Caminos, or any activities or operations of NEP DC Holdings nor Dos Caminos. The transactions of NEP DC Holdings and Dos Caminos have been and are accurately and fairly reflected on their respective Books and Records in compliance with the FCPA and any other Anti-corruption Laws applicable in any jurisdiction in which they conduct business, and NEP DC Holdings and Dos Caminos maintain policies and procedures designed to promote compliance with the FCPA and any other Anti-corruption Laws applicable in any jurisdiction in which they conduct business.
(b)    Neither NEP DC Holdings nor Dos Caminos has offered or given, and no Person has unlawfully offered or given on their behalf, anything of value to: (i) any official of a Governmental Authority, any political party or official thereof, or any candidate for political office; (ii) any customer or member of any Governmental Authority; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given, or promised, directly or indirectly, to any customer or member of any Governmental Authority or any candidate for political office for the purpose of the following: (A) influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (B) inducing such Person to use such Person’s influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist NEP DC Holdings or Dos Caminos in obtaining or retaining business for, with, or directing business to, any Person; or (C) where such payment would constitute a bribe, kickback, or illegal or improper payment to assist NEP DC Holdings or, Dos Caminos in obtaining or retaining business for, with, or directing business to, any Person.
(c)    Neither NEP DC Holdings nor Dos Caminos is, nor has been during the prior three (3) year period, in violation of any Trade Laws. No Action, request for information, or subpoena is currently pending or threatened, concerning any actual, alleged, or suspected violation of the Trade Laws, that involves NEP DC Holdings nor Dos Caminos or any or their activities or business.
(d)    NEP DC Holdings and Dos Caminos maintain policies and procedures designed to promote compliance with the Trade Laws applicable in any jurisdiction in which they conduct business.

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Section 4.20    Broker’s Commissions. Except as set forth in Section 4.20 of the Disclosure Schedule, neither NEP DC Holdings nor Dos Caminos has, directly or indirectly, entered into any Contract with any Person that would obligate Buyer or NEP DC Holdings or Dos Caminos or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby or for which Buyer or NEP DC Holdings or Dos Caminos or any of their respective Affiliates would otherwise have any liability or responsibility.
Section 4.21    Budget and Timeline. Set forth on Schedule III is a true, correct and complete copy of the most recent budget and timeline provided by Dos Caminos to NEP DC Holdings with respect to the Dos Caminos Expansion Projects as of the Signing Date.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedule, Seller represents and warrants to Buyer that the statements contained in this Article V are true and correct as follows:
Section 5.01    Organization; Good Standing. Seller is duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
Section 5.02    Authority. Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which Seller is or will be a party, to perform Seller’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Seller of this Agreement and such other Transaction Documents, have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution, and delivery by Buyer) constitutes, and each of the other Transaction Documents to which Seller will be a party will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms and conditions subject to the Remedies Exception.
Section 5.03    No Conflicts; Consents and Approvals.
(a)    Except as set forth in Section 5.03(a) of the Disclosure Schedule, neither the execution and delivery by Seller of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, will: (i) contravene, conflict with or result in any breach or violation of any provision of the Organizational Documents of Seller; (ii) conflict with, violate, result in a breach of or default under, or require consent, approval or waiver from, or require the giving of notice to any Person under or in connection with any of the terms, conditions or provisions of any material Contract to which Seller is a party or by which any of its assets are bound, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify, amend or cancel or give rise to any loss of any material benefit under any such material Contract; (iii) assuming receipt of the HSR Approval and all Consents of Governmental Authorities described in Section 5.03(b) of the Disclosure Schedule, contravene, conflict with, violate or result in a violation of or default under any Law to which Seller or its assets are subject; (iv) result in the imposition or creation of any

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Lien on the Acquired Company Interests owned by Seller or any Lien (other than Permitted Liens) on the assets of Seller; or (v) pursuant to a preferential purchase right, right of first refusal or offer, or buy-sell arrangement granted by Seller, give any Person the right to prevent, impede or delay the Closing under this Agreement or to acquire all or any part of the Acquired Company Interests or a material portion of the assets or business of Seller, except, in the case of clauses (ii), (iii), (iv), and (v), as would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Company Group or prevent, materially impede, or materially delay the ability of Seller to timely consummate the transactions contemplated by this Agreement.
(b)    No Consent of, with or to any Governmental Authority is required to be obtained or made by Seller in connection with the execution and delivery by Seller of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, other than (i) the HSR Approval, (ii) requirements of any applicable securities Laws, (iii) Consents set forth in Section 5.03(b) of the Disclosure Schedule, (iv) Consents not required to be made or given until after the Closing, or (v) requirements applicable as a result of the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates are or propose to be engaged (other than the business of the Acquired Company Group).
Section 5.04    Ownership of the Acquired Company Interests.
(a)    Seller is the direct, record and beneficial owner of the NEP DC Holdings Interests and owns, indirectly, the NET Midstream Interests and has good and valid title, directly or indirectly, to the Acquired Company Interests, free and clear of all Liens, other than Corporate Encumbrances. The consummation of the sale of the Acquired Company Interests hereunder will convey to Buyer good and valid title to the Acquired Company Interests, free and clear of all Liens, except for Corporate Encumbrances, and immediately following such sale to Buyer, Buyer will be the sole owner, beneficially and of record, directly or indirectly of all of such Equity Interests, free and clear of all Liens, other than Corporate Encumbrances.
(b)    Seller is not a party to any agreements, arrangements or commitments obligating Seller to grant, deliver or sell, or cause to be granted, delivered or sold, the Acquired Company Interests, by sale, lease, license or otherwise, other than this Agreement.
(c)    The Acquired Company Interests are owned as set forth in Section 5.04(a) of the Disclosure Schedule. Except as set forth on Section 5.04(a) of the Disclosure Schedule, as of the Closing Date, the Acquired Company Interests will be free and clear of all Liens, except for any Corporate Encumbrances. The Acquired Company Interests set forth in Section 5.04(a) of the Disclosure Schedule, collectively, constitute one hundred percent (100%) of the issued and outstanding Equity Interests of the Acquired Companies.
(d)    Except as set forth in Section 5.04(d) of the Disclosure Schedule and for this Agreement, Seller is not a party to any (i) Contract obligating Seller to sell, transfer, or otherwise dispose of Equity Interests in any Acquired Company Group Member, or (ii) voting trust, proxy, or other agreement or understanding with respect to the voting of Equity Interests in any Acquired Company Group Member.

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Section 5.05    Litigation; Orders. There are no Actions pending or, to Seller’s Knowledge, threatened against Seller before any Governmental Authority. There are no outstanding Orders to which Seller is a party, to which it is subject, or by which it is bound, in each case, except as would not reasonably be expected to prevent, materially impede or materially delay the ability of Seller to timely consummate the transactions to be consummated at the Closing.
Section 5.06    Broker’s Commissions. Seller has not, directly or indirectly, entered into any Contract with any Person that would obligate Buyer, any Acquired Company Group Member, or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby or for which Buyer or any Acquired Company or any of their respective Affiliates would otherwise have any liability or responsibility.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the Disclosure Schedule, Buyer hereby represents and warrants to Seller as of the Signing Date that the statements contained in this Article VI are true and correct as follows:
Section 6.01    Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware.
Section 6.02    Authority. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions to be consummated at the Closing. The execution, delivery, and performance by Buyer of this Agreement and such other Transaction Documents, have been duly and validly authorized by all necessary partnership action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution, and delivery by Seller) constitutes, and each of the other Transaction Documents to which Buyer will be a party will constitute, assuming the due authorization, execution and delivery of such Transaction Documents, as applicable, by the other Persons that are party thereto, the legal, valid, and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms and conditions subject to the Remedies Exception.
Section 6.03    No Conflicts; Consents and Approvals.
(a)    Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is or will be a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will: (i) contravene, conflict with or result in any breach or violation of any provision of the Organizational Documents of Buyer; (ii) conflict with, violate, result in a breach of or default under, or require consent, approval or waiver from, or require the giving of notice to any Person under or in connection with any of the terms, conditions or provisions of any material Contract to which Buyer is a party or by which any of its assets are bound, or result in the acceleration of or create in any Person the right to accelerate, terminate, modify, amend or cancel or give rise to any loss of any material benefit under any such material Contract; (iii) assuming receipt of the HSR Approval, contravene, conflict with, violate or result in a violation of or default under any

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Law to which Buyer or its assets are subject; (iv) result in the imposition or creation of any Lien (other than Permitted Liens) on the assets of Buyer; or (v) pursuant to a preferential purchase right, right of first refusal or offer, or buy-sell arrangement granted by Seller, give any Person the right to prevent, impede or delay the Closing under this Agreement, except, in the case of clauses (ii), (iii), (iv), and (v), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)    No Consent of, with or to any Governmental Authority is required to be obtained or made by Buyer in connection with the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, other than (i) the HSR Approval, and (ii) requirements of any applicable securities Laws.
Section 6.04    Qualified Assignee. Buyer is a “Qualified Assignee” as such term is defined in the NET Mexico LLC Agreement. As such, Buyer (a) has assets under management, or a consolidated net worth (or to the extent the securities of Buyer are publicly traded, market value of equity), in excess of $1,000,000,000, (b) has access to operating capital equal to or greater than $300,000,000, and (c) is an Experienced Owner/Operator.
Section 6.05    Litigation; Orders. There are no (a) Actions pending or, to Buyer’s Knowledge, threatened, against Buyer, and (b) outstanding Order to which Buyer is a party or by which it is bound, in each case, as would have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 6.06    Acquisition as Investment. Buyer is acquiring the Acquired Company Interests for its own account as an investment without the present intent to sell, transfer, or otherwise distribute the same to any other Person in violation of any securities Laws. Buyer acknowledges that the Acquired Company Interests are not registered pursuant to the 1933 Act and that none of the Acquired Company Interests may be transferred, except pursuant to an effective registration statement or an applicable exemption from registration under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

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Section 6.07    Financial Capability. Buyer (a) has, and at the Closing will have, sufficient funds available to pay the Base Purchase Price and any fees, costs and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement, (b) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its other obligations hereunder, (c) is, and at the Closing will be, solvent and not subject to any bankruptcy, receivership, or other similar action or proceeding of any kind, and (d) has not incurred, and prior to the Closing, will not incur, any obligation, commitment, restriction, or Liability of any kind that would impair or adversely effect such resources and capabilities. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that (i) it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of the Base Purchase Price, and (ii) Buyer’s obligations to effect and consummate the transactions contemplated by this Agreement are not subject to the availability to Buyer of financing.
Section 6.08    Regulation as a Utility. Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.
Section 6.09    Broker’s Commissions. Buyer has not, directly or indirectly, entered into any Contract with any Person that would obligate Seller, the Acquired Company Group Members, or any of their respective Affiliates to pay any commission, brokerage fee, or “finder’s fee” in connection with the transactions contemplated hereby or for which Seller or any Acquired Company or any of their respective Affiliates would otherwise have any liability or responsibility.
Section 6.10    No Reliance; Independent Investigation. Buyer has conducted Buyer’s own independent investigation, review and analysis of the Acquired Company Group and its business, and acknowledges that Buyer has been provided adequate access to the personnel, properties, assets, premises, Books and Records, and other documents and data of the Acquired Company Group for such purpose. Buyer acknowledges and agrees that: (a) in making Buyer’s decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon Buyer’s own investigation and the express representations and warranties as set forth in Article III, Article IV and Article V of this Agreement, as applicable (including related portions of the Disclosure Schedule), and (b) none of Seller, the Acquired Company Group or any other Person has made any representation or warranty as to the Acquired Company Group or the business of the Acquired Company Group or this Agreement, except as expressly set forth in Article III, Article IV and Article V of this Agreement (including the related portions of the Disclosure Schedule).
ARTICLE VII.
COVENANTS
Section 7.01    Interim Period Operations.
(a)    Except as required or expressly permitted by the terms of this Agreement, required by applicable Law, as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), or as otherwise set forth in

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Section 7.01(a) of the Disclosure Schedule, during the Interim Period, Seller shall cause each of the Acquired Company Group Members (provided, that, with respect to Dos Caminos, the foregoing is limited to the extent the holder of the Dos Caminos Investment is exercising voting or consent rights that it has under the Organizational Documents of Dos Caminos) to (A) own, lease, operate and maintain its business and its assets and properties, including the Pipelines, and conduct its operations in the ordinary course of business, and (B) preserve intact its business, business organization, operations, goodwill, assets and properties as well as its relationships with customers, suppliers, licensors, licensees, lessors and others having business relationships with the Acquired Company Group, in each case in all material respects. Without limiting the generality of the foregoing, except as otherwise (1) expressly required or permitted by the terms of this Agreement, (2) required by applicable Law, (3) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (4) pursuant to a received Buy-Sell Offer Notice in accordance with the terms of Section 7.19, or (5) otherwise set forth in Section 7.01(a) of the Disclosure Schedule, Seller shall not (solely with respect to the Acquired Company Group), and shall cause each of the Acquired Company Group Members (provided, that, with respect to Dos Caminos, the foregoing is limited to the extent the holder of the Dos Caminos Investment is exercising voting or consent rights that it has under the Organizational Documents of Dos Caminos) not to, undertake any of the following during the Interim Period:
(i)    transfer, issue, sell, or otherwise dispose, or repurchase, redeem, or otherwise acquire or split, combine, subdivide or reclassify, any Equity Interests in any Acquired Company Group Member, including any of the Acquired Company Interests;
(ii)    amend or adopt any change to its Organizational Documents;
(iii)    form any Subsidiaries;
(iv)    consolidate with any other Person or acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) all or substantially all of the assets of any other Person;
(v)    sell, transfer, or otherwise dispose of any assets pertaining to the business of the Acquired Company Group having a value in excess of $1,000,000 to any Person (other than any Acquired Company Group Member) or impose any Liens on such assets (other than Permitted Liens), in each case, other than in the ordinary course of business;
(vi)    liquidate, dissolve, recapitalize, reorganize or otherwise wind up any Acquired Company Group Member;
(vii)    other than in the ordinary course of business, (A) create, incur, or assume any indebtedness for borrowed money, (B) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Person (other than any Acquired Company Group Member) or (C) make any loans, advances, or capital contributions to or investments in any Person (other than any Acquired Company Group Member);

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(viii)    settle, cancel, or compromise any debt or claim or any Action against any Acquired Company Group Member or waive or release any material right of the Acquired Company Group, except, in each case, as would not be reasonably expected (due to the nature of the claims involved or the scope of their applicability to the Acquired Company Group’s operations) to involve amounts in excess of $1,000,000 in value, or where the amount paid in settlement does not exceed the amount reserved against such matter in the NET Midstream Parent Financial Statements (or the notes thereto);

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(ix)    except as may be required to meet the requirements of applicable Law or GAAP, change any accounting method or practice;
(x)    materially change any historical working capital practice, including accelerating any collections of cash or accounts receivables or deferring or delaying accounts payable;
(xi)    except as set forth in Section 7.01(a)(xi) of the Disclosure Schedule, (A) adopt, or enter into, any Employee Benefit Plan, (B) directly hire or engage any officer, employee or other individual service provider outside the ordinary course of business consistent with past practice, (C) enter into any labor or collective bargaining agreement, or (D) grant any bonus, salary, severance, termination, or other compensation or benefits or other enhancement to the terms or conditions of employment to any Person outside the ordinary course of business consistent with past practice;
(xii)    subject to Section 7.01(d), amend, assign, modify, terminate, extend or change, or waive, release, grant, close out or transfer any material rights under, any Material Contract or other Contract listed in Section 4.16(a) or Section 4.16(b) of the Disclosure Schedule or otherwise enter into, amend, assign, modify or terminate any Contract which would have been a Material Contract or would have been required to be listed in Section 4.16(a) or Section 4.16(b) of the Disclosure Schedule, including if so amended or modified, had it been entered into prior to the date of this Agreement;
(xiii)    subject to the Organizational Documents of each Acquired Company Group Member, make any settlement of or compromise any Tax Claim, change any material Tax election or Tax method of accounting, make any material new Tax election, adopt any new Tax method of accounting, or amend any Tax Return;
(xiv)    make any capital expenditure or capital commitment not described in Section 7.01(a) of the Disclosure Schedule in excess of $1,000,000 or on Schedule III;
(xv)    enter into any Affiliate Contract or any other Contract or transaction with an Affiliate that is not an Acquired Company Group Member;
(xvi)    enter into any Derivative Financial Instrument;
(xvii)    terminate, amend, fail to renew or fail to pay any amounts due with respect to any Material Permit;
(xviii)    terminate, fail to renew or fail to pay any premiums when due with respect to any insurance policies set forth in Section 3.10 of the Disclosure Schedule;
(xix)    declare or pay any non-cash dividend or distribution in respect of the Equity Interests of any Acquired Company Group Member;

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(xx)    deliver a Buy-Sell Offer Notice or consummate a purchase or sale pursuant thereto; or
(xxi)    agree or commit to do any of the foregoing.
Notwithstanding the foregoing, as relates to any action or undertaking by Dos Caminos, the foregoing restrictions on Interim Period operations shall only apply to the extent the holder of the Dos Caminos Investment is exercising voting or consent rights that it has under the Organizational Documents of Dos Caminos.
Buyer’s receipt of information pursuant to this Section 7.01 shall not operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule.
(b)    In the event any counterparty to any Material Contract, or to Seller’s Knowledge any counterparty to any Contract set forth on Section 4.16(a) or Section 4.16(b) of the Disclosure Schedule, provides written notice to Seller or any member of the Acquired Company Group of its intent to terminate, modify or amendment any such Material Contract or other such Contract described above, Seller shall give Buyer prompt written notice thereof, but in any event within three (3) Business Days.
(c)    Notwithstanding the other provisions of this Section 7.01, during the Interim Period, the Acquired Company Group may take commercially reasonable actions with respect to emergency situations as a reasonable and prudent operator would take; provided that Seller must provide Buyer with prompt written notice of such actions taken as soon as reasonably practicable.
(d)    Notwithstanding anything in Section 7.01(a) to the contrary, in the event that Seller requests the consent of Buyer (which such request may be made in writing or by email) to (i) enter into any Contract that if entered into prior to the date of this Agreement would be required to be listed as a Material Contract, or (ii) materially amend or change the terms of any Material Contract, in each case, in a manner that would otherwise be prohibited pursuant to Section 7.01(a) without Buyer’s consent, Buyer shall have five (5) Business Days from its receipt of notice thereof from Seller to inform Seller of its decision to provide such consent. Seller shall have no Liability under this Section 7.01 with respect to the taking of such action in the event (A) Buyer consents in writing to the taking of the action, or (B) Buyer fails to inform Seller of Buyer’s decision within such five (5) Business Day period, in which case Buyer shall be deemed to have consented to the taking of the action.
(e)    Subject to Section 7.01(a)(xiv), during the Interim Period, Seller shall, and shall cause the applicable NET Midstream Company Group Members, NEP DC Holdings and Dos Caminos (to the extent the holder of the Dos Caminos Investment is exercising voting or consent rights that it has under the Organizational Documents of Dos Caminos), to continue to make capital expenditures in the ordinary course of business consistent with past practice, and in any event in all material respects with the business plan and budget attached in of the Section 7.01(a) of the Disclosure Schedule.

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(f)    In addition to the actions contemplated by this Section 7.01, during the Interim Period, Seller shall promptly notify Buyer in writing of:
(i)    any written notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents;
(ii)    any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Transaction Documents; and
(iii)    any Actions commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting any Acquired Company Group Member that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.
(g)    For purposes of clarification, nothing contained in this Section 7.01 is intended to give Buyer, directly or indirectly, the right to control or direct the operations of the Acquired Companies or any other Acquired Company Group Member prior to the Closing. Subject to the other provisions of this Section 7.01, prior to the Closing, Seller, the Acquired Companies, and the other Acquired Company Group Members shall exercise complete control and supervision over the Acquired Company Group’s operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 7.01 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.
(h)    Notwithstanding anything to the contrary set forth in this Agreement, any action by Seller or the Acquired Company Group Members which is consented to by Buyer in writing shall not constitute a breach of any covenant, representation or warranty set forth in this Agreement of any Party.
Section 7.02    Access of Buyer.
(a)    During the Interim Period, Seller shall, and shall cause the Acquired Company Group, to the fullest extent permissible under applicable Law, to make available to and provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Acquired Company Group’s assets and properties (including the Pipelines), Books and Records, Service Providers and Representatives who have significant responsibility for the Acquired Company Group’s assets and such other information related to the Acquired Company Group, the Acquired Company Interests or the assets and properties of the Acquired Company Group as Buyer may reasonably request, but only to the extent that such access (i) does not unreasonably interfere with the Acquired Company Group’s business or the safe commercial operations of the Acquired Company Group, and (ii) is reasonably related to Buyer’s obligations and rights hereunder; provided, however, that (A) Seller shall have the right to have a Representative of

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Seller present for any communication with the Acquired Company Group’s Representatives; (B) Buyer shall, and shall cause its Representatives to, observe and comply with all material health, safety, and security requirements of the Acquired Company Group; and (C) neither Buyer nor any of its Affiliates or Representatives, shall conduct any environmental site assessment, compliance evaluation or investigation with respect to any of the Acquired Company Group Members without the prior written consent of Seller (which may be provided or withheld in Seller’s sole discretion) and without ongoing consultation with Seller with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted). Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement (and if such Confidentiality Agreement was executed by an Affiliate of Buyer, then Buyer hereby agrees to be bound by and to comply with the terms and conditions of such Confidentiality Agreement as if Buyer was party thereto). Notwithstanding the foregoing, Buyer shall not have any right of access to, and none of Seller, any Acquired Company Group Member or any of their respective Affiliates shall have any obligation to provide any information, the disclosure of which (1) would reasonably be expected to jeopardize any attorney-client privilege available to Seller, any Acquired Company Group Member, or any of their respective Affiliates, (2) would cause Seller, any Acquired Company Group Member or their Affiliates to breach any Contract to which they are a party, or (3) would result in a violation of Law; provided that, in the event that the restrictions in foregoing clauses (1), (2) or (3) apply, Seller shall notify Buyer that it is so withholding information and shall provide Buyer with a reasonably detailed description of the information not provided, and Seller shall cooperate in good faith to design and implement alternative disclosure arrangements to enable Buyer to evaluate such information without violating such Contract or Law or jeopardizing such privilege. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.
(b)    Buyer agrees to indemnify and hold harmless Seller, the Acquired Company Group, their Affiliates, and any of their respective Representatives for any and all liabilities, Losses, costs, or expenses incurred by Seller, the Acquired Company Group, any of their Affiliates or their respective Representatives arising out of the access rights under this Section 7.02, including any Action by any of Buyer’s or its Affiliates’ Representatives for any injuries or material property damage while accessing any assets or properties of the Acquired Company Group, except to the extent caused by or resulting from the gross negligence or willful misconduct of Seller or any Acquired Company Group Member.
Section 7.03    Regulatory and Other Approvals.
(a)    Each Party shall, or shall cause its ultimate parent entity as that term is defined in the HSR Act to, submit as soon as reasonably practicable, but in no event later than five (5) Business Days after the Signing Date (unless the Parties agree to a different date), filings under the HSR Act to the extent required. The Persons making such filings shall request early termination of any applicable HSR Act waiting period, and the Parties shall promptly furnish each other with copies of any substantive notices, correspondence, or other written communication (and a written memorandum setting forth the substance of any substantive oral communication) received from the relevant Governmental Authority regarding such filings or the transactions described herein. The Parties, including the Persons making such filings, as applicable, shall make, as promptly as practicable and advisable, subsequent or supplemental filings or submissions required or requested by the relevant Governmental Authority and shall comply, as promptly as practicable and advisable, with

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any Request for Additional Information and Documentary Materials from the Federal Trade Commission (“Second Request”). The Parties shall cooperate with one another in the preparation of all such filings and submissions contemplated by this Section 7.03(a). Upon the prior written consent of each Party (not to be unreasonably withheld, conditioned or delayed), the Parties shall substantially contemporaneously certify such Party’s compliance with any Second Request. A Person making a filing hereunder pursuant to the HSR Act shall not agree to withdraw or resubmit the respective filing without the prior written consent of both Parties.
(b)    In addition to using reasonable best efforts to obtain the HSR Approval, the Parties shall (and shall each cause their respective Affiliates and Representatives to) use reasonable best efforts to obtain in accordance with this Section 7.03 all material Consents and material approvals of third parties and Governmental Authorities that any of Seller, Buyer or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.
(c)    Notwithstanding anything herein to the contrary, Buyer and its Affiliates shall take reasonable best efforts to eliminate each and every impediment necessary to obtain the HSR Approval so as to enable the Parties hereto to close the transactions contemplated hereby prior to the Outside Date, including, but not limited to, by (i) offering, settling, accepting, and agreeing, committing to agree and consenting to, any undertaking, term, condition, liability, obligation, commitment, sanction and other measure that would be reasonably necessary in order for the Closing to occur prior to the Outside Date, (ii) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, (A) the termination, relinquishment, modification, and waiver of existing relationships, ventures, contractual rights, obligations and other arrangements of or associated with the business of the Acquired Company Group that would be reasonably necessary in order for the Closing to occur prior to the Outside Date, and (B) the entry into any relationships, ventures, contractual rights, obligations and other arrangements as necessary in order to prevent the initiation of any litigation by any Governmental Authority or effect the dissolution of any injunction, temporary restraining order or other order which litigation or injunction, temporary restraining order or other order would otherwise reasonably be expected to have the effect of preventing the Closing from occurring prior to the Outside Date, and (iii) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing from occurring prior to the Outside Date; provided, however, that nothing in this Agreement requires Buyer or its Affiliates to take (and Seller shall not take, without the prior written consent of Buyer), any action that (x) implicates or impacts, in any material respect (including any sale, divestiture or disposition of), any of Buyer’s or its Affiliates’ assets, properties, businesses, or companies owned as of the Signing Date, (y) would reasonably be expected to result in a material impact on (1) the Dos Caminos System, taken as a whole, (2) the EFM System, taken as a whole, or (3) the NET Mexico System, taken as a whole, or (z) would result in the sale, divestiture and disposition of any of Seller’s assets, properties and businesses to be acquired by Buyer pursuant to this Agreement. Buyer further agrees that, following the Signing Date and prior to the Outside Date, Buyer shall not, and shall cause its Affiliates not to, enter into any business combination transaction, including any merger, consolidation, equity exchange, or acquisition, or acquire any assets, properties or interests in any currently operating joint venture, in any case, that would reasonably be expected to materially delay, materially adversely impact, hinder or prevent obtaining the HSR Approval.

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(d)    Prior to the Closing, the Outside Date may be extended to June 10, 2024, in which event the Outside Date thereafter shall be deemed to be June 10, 2024 for all purposes under this Agreement and the other Transaction Documents, by the applicable Party upon written notice thereof to the other Party not less than two (2) Business Days prior to the Outside Date:
(i)    by Buyer if the HSR Approval has not been obtained prior to the Outside Date, in which case (A) the limitation standard on required actions of Buyer and prohibited actions by Seller referenced in clause (y) of Section 7.03(c) thereafter shall be, as applicable, actions that would reasonably be expected to result in a material adverse effect on the assets, properties and businesses of the Acquired Company Group, taken as a whole, and (B) Buyer agrees that, prior to the Outside Date (as extended by Buyer), Buyer shall not, and shall cause its Affiliates not to, enter into any business combination transaction, including any merger, consolidation, equity exchange, or acquisition, or acquire any assets, properties or interests in any currently operating joint venture, or enter into any new partnership or joint venture, in any case, that would reasonably be expected to materially delay, materially adversely impact, hinder or prevent obtaining the HSR Approval; and
(ii)    by Seller if, prior to the Outside Date, (A) any condition to Closing contemplated in Section 9.06 has not been obtained, achieved or otherwise waived by Seller, or (B) as otherwise permitted by any applicable Transaction Documents.
(e)    Notwithstanding anything herein to the contrary, neither Seller nor its Affiliates shall under any circumstance be required in connection with this Agreement or the transactions contemplated herein to offer, accept, agree, commit to agree or consent to, any undertaking, term, condition, liability, obligation, commitment, sanction or other measure; provided, however, that the foregoing shall not apply to the Acquired Company Group so long as any required material undertaking, term, condition, liability, obligation, commitment, sanction or other measure is conditioned upon, and effective on or after, the Closing; provided, further, that Seller and its Affiliates shall only agree to any such measure with respect to the Acquired Company Group with the prior written consent of Buyer.
(f)    Without limiting the obligations set forth in Section 7.03(a), Section 7.03(b) Section 7.03(c) or Section 7.03(d), each Party shall (i) promptly inform the other Party upon receipt of any material communication from any Governmental Authority regarding any of the transactions contemplated hereby, and (ii) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other material communications received by such Party or any of such Party’s Subsidiaries, from any Governmental Authority with respect to the transactions contemplated hereby. Each Party will permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed substantive written communication to any Governmental Authority. Each Party agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone or video conference, with any Governmental Authority in connection with the transactions contemplated hereby unless such Party consults with the other Party in advance, to the extent practicable, and, to the extent not prohibited by such Governmental Authority, gives the other

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Party or its representatives the opportunity to attend and participate, (B) extend any waiting period under the HSR Act, or enter into any timing agreement with a Governmental Authority regarding the Closing, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), or (C) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, in each case, without the prior written consent of the other Party. Buyer and Seller shall, in good faith, use reasonable best efforts to cooperate with each other to jointly determine the strategy and process to obtain the required approvals from any Governmental Authority.
(g)    Buyer shall pay one hundred percent (100%) of the statutory filing fee associated with filings under the HSR Act. Further, if the Parties have received a Second Request, provided that this Agreement is terminated prior to the Closing pursuant to the provisions of Section 11.01 as a result of the failure to obtain HSR Approval, Buyer shall reimburse Seller for all reasonable costs and expenses incurred prior to the termination of this Agreement (provided, that, in the event Seller elects to extend the Outside Date in accordance with Section 7.03(d)(ii), Buyer shall reimburse Seller only for those reasonable costs and expenses incurred prior to March 31, 2024), up to $7,500,000 in the aggregate, related to Seller’s or its Affiliates’ response to and compliance with any such Second Request, participation in any depositions or actions to resolve any antitrust concerns raised by a Governmental Authority, and efforts to defend in any judicial or administrative forum any legal challenges to the transactions described herein brought by a Governmental Authority, such costs and expenses to include, but not be limited to, fees of legal counsel, economic consultants, eDiscovery and other professional service providers.
Section 7.04    Fulfillment of Conditions to Closing.
(a)    Subject to the terms and conditions of this Agreement and applicable Law, each Party agrees to, and shall cause each of its Affiliates to, use its commercially reasonable efforts (or any such higher standard as may be expressly specified herein to apply to any particular action or actions) to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law, or otherwise to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents as soon as reasonably practicable (and in any event prior to the Outside Date), including such actions or things as any other Party may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VIII and Article IX to be fully satisfied.
(b)    The Parties shall not, and shall cause their respective Affiliates not to, take any action inconsistent with their obligations under this Agreement or, without prejudice to each Party’s rights under this Agreement or the other Transaction Documents, which would reasonably be expected to materially hinder or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or receipt of any required approvals from any Governmental Authority with respect to the transactions contemplated by this Agreement or the other Transaction Documents.
Section 7.05    Employees; Benefit Plans.
(a)    Section 7.05(a) of the Disclosure Schedule sets forth a list of employees of Seller’s Affiliates that currently provide services to the NET Midstream Company Group pursuant to the Administrative Services Agreement and the Operation and

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Maintenance Agreement (“Service Providers”). For a period of thirty (30) days following the Signing Date, Buyer or an Affiliate thereof may make offers of employment to any Service Provider~~s~~ who Buyer desires to hire in connection with the transactions contemplated by this Agreement, and Seller shall cooperate in good faith to support the foregoing efforts. Any such offer made by Buyer or its Affiliate shall be on Conforming Terms (as defined below), and shall only be effective as of and contingent upon the Closing and contingent upon such Service Providers successfully completing Buyer’s standard pre-employment process, including drug testing. Buyer shall provide a written notice to Seller no later than thirty (30) days following the Signing Date listing the Service Providers to whom Buyer or its Affiliate has made an offer on Conforming Terms, and shall provide written notice to Seller no later than forty-five (45) days following the Signing Date listing the Service Providers who have accepted the offer from Buyer or its Affiliate on Conforming Terms. Subject to the limitations set forth in the following sentence, effective as of the Closing Date, Seller’s Affiliate will eliminate the position held by any Service Provider to whom Buyer has timely advised Seller in writing that it has made an offer on Conforming Terms. Notwithstanding the foregoing, Seller and its Affiliates will not be in breach of this Section 7.05(a) if Seller or its Affiliate thereof retains any Service Provider who was not given a timely offer on Conforming Terms. During the period commencing at the Closing and ending on the date that is the earlier of twelve (12) months from the Closing and the date of the Service Provider’s separation from employment with the Buyer for any reason, Buyer shall ensure that each such Service Provider hired by Buyer or its Affiliate is provided with: (A) base salary or hourly wages equal to the base salary or hourly wages provided to each Service Provider immediately prior to the Closing; (B) cash incentive compensation opportunities similar to those which Buyer or its Affiliates provide to its similarly situated employees as of the Closing; (C) similar benefits, arrangements, and employment-related entitlements to those benefits that Buyer or its Affiliates provide to its similarly situated employees as of the Closing; (D) complies with Section 7.05(b) and Section 7.05(c) herein; and (E) in the event of such Service Provider’s involuntary separation from employment except a termination for cause with the Buyer or its Affiliates during the twelve (12) month period following the Closing, severance benefits that are no less favorable than would have been provided to such Service Provider under the applicable severance benefit plan of Seller or its Affiliates in effect immediately prior to the Closing (collectively, the “Conforming Terms”). Seller shall not and will use commercially reasonable efforts to ensure that no Affiliate of Seller affirmatively makes or seeks to make any competing offer of employment for a period of twelve (12) months following the Closing Date to any Service Provider to whom Buyer or any of its Affiliates has made an offer on Conforming Terms; provided, however, that in the event that a Service Provider independently seeks another position with Seller or its Affiliates that is unrelated to the business of the NET Midstream Company Group, Seller’s Affiliates will not be in violation of this provision if it considers employment of such individual in accordance with its generally applicable employment policies.
(b)    With respect to any Employee Benefit Plan provided, sponsored, maintained or contributed to by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Transferred Employee is eligible to participate, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to recognize all service of the Transferred Employees with the Acquired Company Group and any predecessor employer as if such service were with Buyer and its Affiliates for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting, and benefit accrual); provided, however, that (i) such service shall not be recognized to the extent that (A) such recognition would result in a duplication of benefits for the same period of service, or (B) such service was not recognized under the corresponding

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Employee Benefit Plan, and (ii) Buyer and its Affiliates shall not be required to recognize such service for benefit accrual purposes under any Buyer Benefit Plan that is a defined benefit pension plan.
(c)    With respect to any Employee Welfare Benefit Plan provided, sponsored, maintained or contributed to by Buyer or its Affiliates (collectively, “Buyer Welfare Benefit Plans”) in which any Transferred Employee is eligible to participate and timely enrolls, Buyer shall, and shall cause its Affiliates to use commercially reasonable efforts to: (i) waive all pre-existing condition limitations, waiting period provisions, payments required to avoid a waiting period, actively-at-work requirements, and any other restriction that would prevent immediate or full participation by any such employee, and (ii) give effect to claims incurred, amounts paid by and amounts reimbursed prior to the Closing when determining any deductible and maximum out-of-pocket limits under Buyer Welfare Benefit Plans in the applicable year in which Closing occurs; provided that Seller shall use commercially reasonable efforts to obtain and provide Buyer with a list setting forth all such amounts applicable to each Transferred Employee.
(d)    This Section 7.05 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 7.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.05. Nothing contained herein, express or implied, shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 7.05 shall not create any right of any employee or any other Person to employment with the NET Midstream Company Group, Buyer, Service Provider or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
(e)    Seller shall, or shall cause its Affiliates, as applicable, to, pay out to any Service Provider who accepts employment with Buyer or its Affiliates, (i) such Service Provider’s accrued, unused vacation as of such Service Provider’s last day of employment with Seller or its Affiliates with such individual’s final paycheck, and (ii) a pro rata portion of such Service Providers annual cash incentive bonus for the year in which the Closing takes place, as soon as administratively practicable after the Closing.
(f)    Notwithstanding anything to the contrary herein, except as expressly set forth in this Agreement, Seller shall be solely responsible and liable for, and Buyer and its Affiliates shall have no obligations or liabilities whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of Seller or its Affiliates who provided services to the Acquired Company Group, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits, welfare benefits or severance pay, with respect to any period relating to the individual’s service with Seller or its Affiliates.
Section 7.06    Resignation and Removal. Notwithstanding anything in this Agreement to the contrary, effective as of the Closing Date, Seller shall cause or accept the resignation or removal of all managers, directors or officers (in their capacity as such), as applicable, of any Acquired Company Group Member; provided, however, that in no event shall this Section 7.06 obligate Seller to cause or accept the resignation or removal of any managers, directors or officers, as applicable, of (a) NET Mexico nominated or appointed by MGI Enterprises to such position, and (b) Dos Caminos nominated or appointed, or caused to be nominated or appointed, by any member of Dos Caminos other than NEP DC Holdings.

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Section 7.07    Removal of NextEra Marks; Name Change. Buyer shall use its commercially reasonable efforts to, as soon as reasonably practical after the Closing Date, but in any event within one-hundred eighty (180) days after the Closing Date, (a) remove the NextEra Marks by physical removal, repainting or relabeling, including signage on the real and personal property of the Acquired Company Group (provided, however, with respect to any remote pipeline markers not accessible by road, such NextEra Marks shall be removed as soon as reasonably practicable, and in any event within twelve (12) months of the Closing Date), and (b) return or destroy (with proof of destruction) all stationery, brochures, advertising materials, manuals and similar consumable items of the Acquired Company Group that contain any NextEra Marks that are not removable. Buyer will not conduct any business or offer any goods or services under the NextEra Marks. Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any NextEra Marks or otherwise operate the Acquired Company Group or its business in any manner which would or might confuse any Person into believing that Buyer has any right, title, interest or license to use the NextEra Marks. Buyer further covenants and agrees that, promptly following the Closing Date, Buyer shall cause NEP DC Holdings to file the appropriate documentation with the Secretary of State of the State of Delaware to effect the change of NEP DC Holdings’ name so that it no longer contains the name “NEP” or any derivation thereof.
Section 7.08    Public Announcements. From and after the date of this Agreement, except if required in connection with (a) the HSR Approval, (b) responding to any requests for information or documents made by a Governmental Authority investigating the transactions described herein (but subject to Section 7.03), or (c) as required by the provisions hereof, each Party will not, and will cause each of such Party’s Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party. Notwithstanding the foregoing, (i) Seller may issue any press release or make any public announcement (whether written or oral) or filing on or after the date of this Agreement addressing the transactions contemplated by this Agreement and/or the Closing, provided, that Seller shall provide Buyer with at least forty-eight (48) hours to review each such press release, announcement or filing prior to its issuance and the opportunity to provide reasonable comments thereto which Seller shall consider in good faith; and provided, further, that once a press release, other public announcement (whether written or oral) or filing is made in accordance with the foregoing, Seller or its Affiliates may make subsequent public disclosure of the information contained in such press release, announcement or filing without any obligation to provide a prior draft or such press release, announcement or filing to Buyer, any Acquired Company Group Member or other Person; and (ii) Buyer or any Acquired Company Group Member may issue any press release or make any public announcement (whether written or oral) or filing on or after the date of this Agreement addressing the transactions contemplated by this Agreement and/or the Closing, provided, that Buyer shall provide Seller with at least forty-eight (48) hours to review each such press release, announcement or filing prior to its issuance and the opportunity to provide reasonable comments thereto which Buyer shall consider in good faith; provided, further that, notwithstanding anything to the contrary herein, Buyer shall have the right in its discretion, without consent required from Seller, to disclose in any press release, announcement or filing customary financial metrics (based upon Buyer’s financial expectations and not attributed to Seller’s projections or assumptions) in connection with the transactions contemplated herein; and provided, further, that once a press release, other public announcement (whether written or oral) or filing is made in accordance with the foregoing, Buyer, any Acquired Company Group Member or their respective Affiliates may make subsequent public disclosure of the

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information contained in such press release, announcement or filing without any obligation to provide a prior draft or such press release, announcement or filing to Seller or other Person.
Section 7.09    Confidentiality.
(a)    Buyer acknowledges and agrees that the Confidentiality Agreement shall remain in full force and effect, pursuant to the terms thereof and hereof, and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement and applicable Law any information provided to Buyer pursuant to this Agreement. The Parties agree that the Confidentiality Agreement shall terminate as follows: (i) if this Agreement is, for any reason, terminated prior to the consummation of the Closing, the Confidentiality Agreement shall terminate on the two (2) year anniversary of the date of such termination, and (ii) if the Closing occurs, the Confidentiality Agreement shall terminate at the Closing. If the Confidentiality Agreement was executed by an Affiliate of Buyer, then Buyer covenants and agrees that such Affiliate shall agree to be bound by and to comply with the terms of this Section 7.09(a).
(b)    Seller acknowledges that any non-public information about the Acquired Company Group, including its business and assets and properties, is the property of the Acquired Company Group and from and after the Closing, it will be the property of Buyer and its Affiliates (including after the Closing, the Acquired Company Group). From and after the Closing for a period of three (3) years thereafter, Seller shall, and shall cause Seller’s Affiliates to, hold, and shall use Seller’s commercially reasonable efforts to cause Seller’s Representatives to hold, in strict confidence any and all information concerning the Acquired Company Group, whether written or oral, except to the extent that such information (i) is generally available to the public (through no fault of Seller or Seller’s Affiliates), or (ii) is lawfully acquired by Seller, any of Seller’s Affiliates or their respective Representatives on a non-confidential basis from and after the Closing from sources that are not known to Seller to be prohibited from disclosing such information by a legal or contractual obligation. If Seller, any of Seller’s Affiliates or their respective Representatives is compelled to disclose any such confidential information by judicial or administrative process or by other requirements of Law, then Seller shall promptly notify Buyer in writing, to the extent practicable and legally permitted, and shall disclose only that portion of such information which, in the advice of legal counsel, Seller is legally required to disclose; provided, however, that Seller shall use commercially reasonable efforts to cooperate with Buyer to obtain an appropriate protective order upon Buyer’s request and at Buyer’s sole expense or other reasonable assurance that confidential treatment will be accorded such information.
Section 7.10    Insurance; D&O Coverage.
(a)    For a period of six (6) years following Closing, Buyer shall not, and shall cause the Acquired Company Group not to, make any alteration or amendment to the rights of any directors or officers or other Persons to exculpation, indemnification, and advancement of expenses afforded to such rights under any Acquired Company Group Member’s Organizational Documents that, in either case, would negatively affect such insurance or such rights as in effect immediately prior to Closing. Such rights to exculpation, indemnification, and advancement of expenses shall be the primary source of indemnification of such Persons and any other indemnification or similar rights shall be secondary. Notwithstanding the foregoing, a Person entitled to the rights to exculpation, indemnification, and advancement of expenses set forth in this Section 7.10 shall not be entitled to indemnification and the advancement of expenses as contemplated above to the extent such

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Person is the subject of a claim by the Buyer or its Affiliates against Seller pursuant to this Agreement. The Persons entitled to the rights to exculpation, indemnification, and advancement of expenses set forth in this Section 7.10 are intended to be third-party beneficiaries of this Section 7.10. This Section 7.10 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer. Buyer shall, and shall cause the Acquired Company Group to, require any successor to the Acquired Company Group or any Acquired Company Group Member (whether by merger, purchase, or otherwise) to be bound by the provisions of this Section 7.10.
(b)    After the Closing, in the event an Acquired Company Group Members has any claims or Losses covered under any insurance policies maintained by Seller or its Affiliates or with respect to which any Acquired Company Group Member is a named insured or otherwise the beneficiary of coverage (the “Seller Insurance Policies”), with respect to claims that are made or Losses that occurred prior to the Closing (“Pre-Closing Insurance Claims”), then Buyer, on behalf of such Acquired Company Group Member, shall have the right to direct Seller to pursue such claims or Losses under the respective Seller Insurance Policies, and Seller shall use commercially reasonable efforts to cooperate with Buyer and the Acquired Company Group in the pursuit of such Pre-Closing Insurance Claims. Buyer shall reimburse Seller for documented out-of-pocket costs and expenses that Seller reasonably incurred after Closing in connection with such claims, exclusive of any costs and expenses to the extent relating to any expenses for which Seller would be required to indemnify Buyer pursuant to Section 12.01. In the event that, after Closing, Seller or any of its Affiliates receives insurance proceeds with respect to Pre-Closing Insurance Claims, then, within five (5) Business Days of receipt, Seller shall pay, or cause to be paid, to the account(s) designated by Buyer an amount equal to such insurance proceeds, less Seller’s documented out-of-pocket costs and expenses reasonably incurred in connection with obtaining such insurance proceeds.
(c)    To the extent that there is a claim against one or more of the directors or officers or other Persons to exculpation, indemnification, and advancement of expenses afforded to such rights under any Acquired Company Group Member’s Organizational Documents for which Buyer or any Acquired Company Group Member is required to indemnify such Person or otherwise advance expenses to such Person in accordance with Section 7.10(a), then Seller shall reasonably cooperate with Buyer and such Acquired Company Group Member in connection with such claim and shall use its commercially reasonable efforts to submit such claim under applicable policies, if any, maintained by Seller or its Affiliates providing coverage for individuals serving as directors or officers for claims related to periods prior to Closing (“D&O Insurance”). Unless prohibited under any applicable D&O Insurance policy or applicable Law, to the extent that Seller or its Affiliates receive any proceeds from any D&O Insurance in connection with any such claim, Seller shall remit or otherwise assign such proceeds to Buyer and/or applicable Acquired Company Group Member when received, but only to the extent that Buyer and/or Acquired Company Group Member has actually paid expenses, costs or monies in satisfaction of and pursuant to Buyer’s and/or the Acquired Company Group Member’s indemnification obligations in connection therewith.
(d)    Notwithstanding anything to the contrary in this Agreement, the Parties agree that nothing in this Agreement is intended to or does in any way waive, release or discharge any insurance coverage, whether as insured, additional insured or otherwise, to

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which any Acquired Company Group Member is entitled before Closing, including for claims asserted after Closing for pre-Closing occurrences.
Section 7.11    Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at either Party’s request and without further consideration, the other Party shall (and in the case of Buyer, shall and shall cause the Acquired Company Group, as applicable, to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment, and confirmation, including all Permits issued under Environmental Law, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 7.12    Waiver, Release and Discharge.
(a)    Effective as of the Closing, Seller does hereby unconditionally and irrevocably release, on behalf of itself, and its successors, assigns, administrators and executors, waive and forever discharge the Acquired Company Group (the “Released Parties”), from any and all liabilities, duties, and obligations to Seller, of any kind or nature whatsoever, to the extent arising from any act, omission, event, or transaction occurring (or any circumstances existing) on or prior to Closing (with the exception of any obligations of the Released Parties pursuant to, otherwise contemplated by, or arising under this Agreement, the other Transaction Documents or any Affiliate Contracts that shall remain in effect following the Closing in accordance with the provisions of Section 7.17). Seller understands that this is a full and final general release of all liabilities, duties, and obligations of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties, other than those reserved pursuant to the preceding sentence.
(b)    Effective as of the Closing, each of Buyer and each Acquired Company Group Member, on behalf of itself and its successors, assigns, administrators and executors, waives and forever discharges any individual who served as a director or officer of any Acquired Company Group Member at any time prior to the Closing (each, a “D&O Released Party”) from and against any and all liabilities, duties and obligations to Buyer or any Acquired Company Group Member of any kind or nature whatsoever, to the extent arising out of or pertaining to matters existing or occurring at or prior to the Closing and arising out of or pertaining to any D&O Released Party’s capacity as a director or officer of any Acquired Company Group Member, or status as such, whether asserted or claimed prior to, at or after the Closing Date to the fullest extent permitted by Law, except with respect to claims based on fraud.
Section 7.13    Post-Closing Access to Information.
(a)    After the Closing Date, Buyer and its Affiliates shall, and shall cause the Acquired Company Group to, grant to Seller and Seller’s Representatives, reasonable access, upon reasonable prior written notice and during normal business hours, to the Books and Records of the Acquired Company Group (and the reasonable assistance of employees responsible for maintaining such Books and Records), and shall afford Seller or Seller’s Representatives the right, at Seller’s expense, to take extracts therefrom and to make copies thereof, for such purposes as determined by Seller to be reasonably necessary, including, but not limited to, (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to equityholders and

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Governmental Authorities, (iii) preparing and delivering any accounting or other statements provided for under this Agreement, preparing Tax Returns, pursuing Tax refunds, or responding to or disputing any Tax audit, or (iv) the determination of any matter relating to the rights and obligations of Seller or any of its Affiliates under this Agreement or any other Transaction Documents; provided, that access to such books, records, documents and employees shall not interfere with the normal operations of such applicable Acquired Company Group Members or Buyer; and any reasonable out-of-pocket expenses of such applicable Acquired Company Group Members or Buyer incurred in connection therewith shall be paid by Seller. Buyer shall maintain, and shall cause the Acquired Company Group to maintain, such Books and Records until the seventh (7th) anniversary of the Closing Date, or if any of the Books and Records pertain to any claim or dispute pending on the seventh (7th) anniversary of the Closing Date, Buyer shall maintain any of the Books and Records designated by Seller or Seller’s Representatives until such claim or dispute is finally resolved and the time for all appeals has been exhausted.
(b)    Notwithstanding the foregoing, after the Closing, neither Buyer nor the Acquired Company Group shall be obligated to provide Seller with access to any Books and Records (including personnel files) pursuant to this Section 7.13 where such access would violate any Law or would reasonably be expected to jeopardize any attorney-client privilege available to Buyer, any Acquired Company Group Member, or any of their respective Affiliates.
Section 7.14    Closing Conditions. From the date hereof until the Closing, each Party hereto shall, and Seller shall cause the Acquired Companies to use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII and Article IX hereof.
Section 7.15    Data Room. Promptly following the execution and delivery of this Agreement by the Parties, Seller shall provide Buyer with two (2) USB “flash” drives or other suitable tangible storage mediums of the Data Room, as it exists as of VDR Upload Date.
Section 7.16    Buyer Notification to Seller. Without prejudice to Buyer’s rights to indemnification in Article XII or any applicable Transaction Documents, in the event a Buyer Designated Party believes that Seller or any Acquired Company Group Member is in breach of, has violated, is in violation of or will violate any of the representations and warranties set forth in Article III, Article IV or Article V of this Agreement, or any covenants to be performed by such Person prior Closing in accordance with this Agreement, which breach or violation would reasonably be expected to cause a failure of any of Buyer’s conditions to Closing set forth in Article VIII, Buyer will provide prompt written notice thereof to Seller, but in any event within (5) Business Days of such Buyer Designated Party forming such belief.
Section 7.17    Termination of Affiliate Contracts; Intercompany Accounts. In connection with the Closing, the Acquired Company Group shall take such actions as may be necessary to (a) terminate any Affiliate Contracts with no further force or effect or any further Liability or obligations of any of the Acquired Company Group, except for the Affiliate Contracts set forth in Section 7.17 of the Disclosure Schedule, which shall remain in effect subsequent to the Closing in accordance with their respective terms, and (b) pay, settle and eliminate any intercompany receivables, payable and other balances and release any Liability between Seller or any of its Affiliates (other than Acquired Company Group

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Members), on the one hand, and the Acquired Company Group Members, on the other hand, such that such parties do not have any further Liability to one another, except with respect to the Affiliate Contracts set forth in Section 7.17 of the Disclosure Schedule.
Section 7.18    No Solicitation of Other Bids. Subject to the last sentence of this Section 7.18, Seller will not, and will not authorize or permit any of its Affiliates (including the Acquired Company Group) or any of its or their Representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate, consider, submit or continue inquiries regarding an Acquisition Proposal or participate in any negotiations or discussions with, or furnish any assistance or non-public information to, any Person or group of Persons regarding any Acquisition Proposal; (b) enter into discussions or negotiations with any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements, understandings or other instruments, whether written or oral, to effect an Acquisition Proposal. Seller will immediately cease and cause to be terminated, and will cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” will mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, membership interest exchange or other business combination transaction involving any Acquired Company Group Member; (ii) a sale, disposition or transfer of all or any Equity Interests in any Acquired Company Group Member, including the Acquired Company Interests, or the issuance or acquisition of membership interests or other equity securities in any Acquired Company Group Member; (iii) the sale, lease, exchange or other disposition of any material portion of the assets or properties of the Acquired Company Group, including their assets or properties, (iv) any financing transaction with respect to the Acquired Company Group of any kind, other than routine lending arrangements in the ordinary course of business or as otherwise expressly required under the terms of this Agreement in connection with the consummation of the transactions contemplated herein or (v) any other transaction that would require the Parties to abandon the transactions contemplated by this Agreement. Seller acknowledges that the breach or threatened breach of any of the agreements applicable to it contained in this Section 7.18 could give rise to irreparable injury to the Acquired Company Group and Buyer and that the value of the transaction contemplated hereby to Buyer would be diminished, each of which might be inadequately compensable in monetary damages. Accordingly, Buyer may seek (A) equitable relief, including injunctive relief and specific performance, and (B) any other legal remedies which may be available under the terms of this Agreement, including, without limitation, recovery of all attorneys’ fees and costs incurred by Buyer in obtaining relief from Seller’s breach or threatened breach, and Buyer may pursue any remedy available hereunder concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. Notwithstanding the foregoing, if the HSR Approval has not been obtained prior to April 30, 2024, Seller and its Affiliates shall have no obligations under this Section 7.18 thereafter, and Seller and/or any of Seller’s Affiliates may take any action in respect of an Acquisition Proposal, including (without limitation) the actions set forth in clauses (a) and (b) above.
Section 7.19    Dos Caminos Buy-Sell Rights
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(a)    If after the Signing Date and prior to Closing, NEP DC Holdings receives a Buy-Sell Offer Notice pursuant to the Dos Caminos LLC Agreement, Seller shall promptly, but in no event later than three (3) days thereafter, deliver a copy of such Buy-Sell Offer Notice to Buyer. During the fifteen (15) day period following the delivery of such copy of the Buy-Sell Offer Notice to Buyer, Seller shall consult with Buyer upon request in respect of such Buy-Sell Offer Notice and provide such reasonable financial and other information requested by Buyer regarding the Covered Assets which are the subject of such Buy-Sell Offer Notice. Within three (3) days after such fifteen (15) day period, Buyer shall provide written notice of its election to have Seller cause NEP DC Holdings to purchase the Covered Assets from Dos Caminos or to have Seller cause Dos Caminos to sell the Covered Assets to the Offer Member. Notwithstanding the foregoing, such notice by Buyer will not be required if in violation of any applicable Antitrust Laws. Seller agrees that Seller shall not deliver, or cause NEP DC Holdings to deliver, a Buy-Sell Election without Buyer’s consent, which shall not be unreasonably withheld, conditioned or delayed and which consent shall not be required if in violation of any applicable Antitrust Laws, and if consent is granted such Buy-Sell Election which shall be delivered to the Offer Member within the time period required by the Dos Caminos LLC Agreement in accordance with Buyer’s direction provided above.
(b)    In the event of a purchase of such Covered Assets by NEP DC Holdings pursuant to the Dos Caminos LLC Agreement as contemplated by Section 7.19(a) or pursuant to Section 7.01(a)(xx) following Buyer’s consent, prior to the Closing of the transactions contemplated by this Agreement, the Base Purchase Price shall be increased by an amount equal to fifty percent (50%) of the Proposed Price paid by the NEP DC Holdings for such Covered Assets.
(c)    In the event of a sale of such Covered Assets by Dos Caminos to the holder of the Other Dos Caminos Interests, as the Offer Member, pursuant to the Dos Caminos LLC Agreement as contemplated by Section 7.19(a) or pursuant to Section 7.01(a)(xx) (following Buyer’s consent) prior to the Closing of the transactions contemplated by this Agreement, the Parties agree that (i) any proceeds from such transaction that are held by Dos Caminos as of the Closing Date shall not be considered Cash for purposes of the Adjustment Amount, (ii) any proceeds from such transaction that are distributed by Dos Caminos shall be retained by NEP DC Holdings and shall not be considered Cash for purposes of the Adjustment Amount, and (iii) there shall be no corresponding change to the Base Purchase Price or Adjustment Amount at Closing; provided, however, that in the event that NEP DC Holdings is contractually required to distribute or transfer such proceeds, it may do so without violating the forgoing, and the Base Purchase Price shall be reduced by the amount of such proceeds received from the sale of Covered Assets contemplated herein and subsequently distributed or transferred by NEP DC Holdings.
(d)    While not binding on any decision that Buyer may take under Section 7.19(a) above, the Parties have agreed to an estimated Proposed Price of the Covered Assets (including the Initial Company Assets) as of the Signing Date in the amount set forth on Section 7.19 of the Disclosure Schedule (“Fair Market Value”). In the event that (i)(A) there is a purchase of the Covered Assets by NEP DC Holdings from Dos Caminos as contemplated by Section 7.19(b) at a Proposed Price above Fair Market Value, or (B) there is a sale of the Covered Assets to the Offer Member by Dos Caminos as contemplated by Section 7.19(c) at a Proposed Price less than Fair Market Value, and (ii) this Agreement is terminated in accordance with Section 11.01, then Buyer shall pay to Seller cash in an amount equal to fifty percent (50%) of the difference between (A) 110% of Fair Market Value (in the event of clause (i)(A) above) or 90% of Fair Market Value (in the event of

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clause (i)(B) above), as applicable, and (B) the amount actually paid to Dos Caminos for the Covered Assets.
Section 7.20    Transition Services Agreement. Following the Signing Date, the Parties shall negotiate in good faith the services and related fees (as customary for transactions of this nature) to be provided pursuant to the Transition Services Agreement and set forth on Exhibit A attached thereto.
Section 7.21    Customer Contracts. The Parties shall use commercially reasonable efforts to take the actions set forth in Exhibit D attached hereto with respect to certain Contracts to which Affiliates of Seller (who are not Acquired Company Group Members) are a party in accordance with Exhibit D.
Section 7.22    Replacement of Guaranties. At Buyer’s sole cost and expense, prior to the Closing:
(a)    Buyer shall use commercially reasonable efforts to take all steps reasonably necessary, and Seller shall cooperate (it being understood that such cooperation shall not include any requirement by Seller to pay any consideration or offer or grant any financial accommodation) with Buyer, to ensure that, effective as of the Closing, (i) Seller and its Affiliates (other than any Acquired Company Group Member) shall be released from one hundred percent (100%) of the obligations or Liabilities relating to or arising under or out of or in connection with each Support Obligation, and (ii) substitute arrangements, if required by a beneficiary of any Support Obligation, of Buyer or its Affiliates (other than any Acquired Company Group Member, unless the Closing has occurred) shall be in effect.
(b)    Without limiting the foregoing, in the event that the requirements set forth in clause (a) of this Section 7.22 are not met as of the Closing, and subject to acceptance by Seller in its reasonable discretion, Buyer or its Affiliates shall, in lieu of providing substitute arrangements in respect of the Support Obligations pursuant to clause (a)(ii) of this Section 7.22, enter into such reasonable indemnification or reimbursement agreements with Seller or any of its Affiliates as reasonably necessary to provide Seller and such Affiliates with an effective release or full indemnification with respect to all obligations and Liabilities of Seller and such Affiliates to be released pursuant to clause (a) of this Section 7.22 and, after the Closing, Buyer and its Affiliates shall use commercially reasonable efforts to effect substitute arrangements to replace such Support Obligations; provided that, upon any such substitute arrangement or replacement being effectuated, Buyer or its Affiliates, as applicable, shall be automatically released from all of its obligations and Liabilities in respect of the underlying indemnification and reimbursement arrangement with respect to events that occur or arise after the date of such substitute arrangement or replacement.
ARTICLE VIII.
BUYER’S CONDITIONS TO CLOSING
The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer in Buyer’s sole discretion):
Section 8.01    Representations and Warranties. Except as a result of any action required or expressly permitted to be taken by the terms of this Agreement (including, but not limited to, Article VII), (a) each of the representations and warranties of Seller contained in

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Article III, Article IV and Article V of this Agreement (other than the Seller Fundamental Representations) shall be true and correct, in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date (it being understood that, for purposes of determining satisfaction of this Section 8.01(a) all materiality and Material Adverse Effect qualifications contained in such representations and warranties (other than the definitions of “Material Contract” and “Material Permit” and contained in such representations and warranties and Sections 3.05 and 4.07) shall be disregarded), except to the extent that the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect; and (b) each of the Seller Fundamental Representations shall be true and correct in all respects in each case on and as of the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date) with the same force and effect as though such representations and warranties had been made on the Closing Date, except for any de minimis breaches.
Section 8.02    Performance. Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement and any other applicable Transaction Documents to be performed or complied with by Seller at or before the Closing.
Section 8.03    Material Adverse Effect. No Material Adverse Effect shall have occurred since the Balance Sheet Date.
Section 8.04    Officer’s Certificate. Buyer shall have received from Seller at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 has been satisfied.
Section 8.05    Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order or Law which is in effect and has the effect of making the material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such material transactions or causing any of the material transactions contemplated hereunder to be rescinded following completion thereof and no Action shall have been commenced by any Governmental Authority for the purpose of obtaining any such Order, and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay, or restructure the material transactions contemplated hereunder. No injunction or restraining Order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
Section 8.06    HSR Approval. The HSR Approval shall have been duly obtained and any agreement with any Governmental Authority to delay closing of the transactions contemplated by this Agreement shall have expired.
Section 8.07    Other Conditions. Any other Buyer conditions to Closing expressly set forth in the Transaction Documents shall have been obtained, achieved or otherwise waived by Buyer.
Section 8.08    Deliveries. Seller shall have delivered, or caused to be delivered, or be ready, willing and able to deliver, each of the items set forth in Section 2.06.

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ARTICLE IX.
SELLER’S CONDITIONS TO CLOSING
The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in Seller’s sole discretion):
Section 9.01    Representations and Warranties. The representations and warranties of Buyer contained in Article VI of this Agreement shall be true and correct in each case on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except, in either case, for such representations and warranties which by their express provisions are made as of an earlier date, in which case, as of such earlier date), except to the extent that the failure of such representations and warranties to be true and correct would not have a Buyer Material Adverse Effect.
Section 9.02    Performance. Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by it at or before the Closing.
Section 9.03    Officer’s Certificate. Buyer shall have delivered to Seller at the Closing an officer’s certificate, dated as of the Closing Date, certifying that each of the conditions set forth in Section 9.01 and Section 9.02 has been satisfied.
Section 9.04    Orders and Laws. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Order or Law which is in effect and has the effect of making the material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such material transactions or causing any of the material transactions contemplated hereunder to be rescinded following completion thereof and no Action shall have been commenced by any Governmental Authority for the purpose of obtaining any such Order, and no written notice shall have been received from any Governmental Authority indicating an intent to restrain, prevent, materially delay, or restructure the material transactions contemplated hereunder. No injunction or restraining Order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
Section 9.05    HSR Approval. The HSR Approval shall have been duly obtained and any agreement with any Governmental Authority to delay closing of the transactions contemplated by this Agreement shall have expired.
Section 9.06    Other Conditions. Any other Seller conditions to Closing expressly set forth in the Transaction Documents shall have been obtained, achieved or otherwise waived by Seller.
Section 9.07    Deliveries. Buyer shall have delivered, or caused to be delivered, or be ready, willing and able to deliver, each of the items set forth in Section 2.05 and Section 2.07.
ARTICLE X.
TAX MATTERS
Section 10.01    Tax Matters.

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(a)    Tax Returns and Tax Payments.
(i)    Subject to the Organizational Documents of each Acquired Company Group Member, Seller shall be responsible for the preparation and timely filing of any Pass-Through Tax Returns required to be filed by or on behalf of any Acquired Company Group Member for the taxable year ending on or before the Closing Date (other than with respect to any Straddle Periods) (“Pre-Closing Returns”). All such Pre-Closing Returns shall be prepared on a basis consistent with past practice except to the extent otherwise provided in this Agreement or otherwise required by applicable Law. Not less than sixty (60) days prior to the due date (including any extensions) for each such Pre-Closing Return, Seller shall deliver a copy of such Pre-Closing Return to Buyer for its review and comment. Seller shall incorporate any reasonable comments received from Buyer not less than ten (10) days prior to the due date (including any extensions) for filing such Pre-Closing Return and shall deliver a final copy of such Pre-Closing Return to Buyer not less than three (3) days prior to such due date. Seller shall be responsible for the payment of all Taxes with respect to Pre-Closing Returns; provided, that, such Taxes are not included in Net Working Capital.
(ii)    Subject to the Organizational Documents of each Acquired Company Group Member, Buyer shall be responsible for the preparation and timely filing of any Tax Return for any Acquired Company Group Member that is not required to be prepared by Seller pursuant to Section 10.01(a)(i) and that relates to a Tax period ending on or before the Closing Date or a Straddle Period (“Buyer Prepared Returns”). All such Buyer Prepared Returns shall be prepared on a basis consistent with past practice except to the extent otherwise provided in this Agreement or otherwise required by applicable Law. Not less than sixty (60) days prior to the due date (including any extensions) for each such Buyer Prepared Return, Buyer shall deliver a copy of such Buyer Prepared Return to Seller for its review and comment. Buyer shall incorporate any reasonable comments received from Seller not less than ten (10) days prior to the due date (including any extensions) for filing such Buyer Prepared Return and shall deliver a final copy of such Buyer Prepared Return to Seller not less than three (3) days prior to such due date. At least five (5) days prior to the due date for any Buyer Prepared Returns, Seller shall pay over to Buyer the amount of any Seller Taxes owned with respect to such Buyer Prepared Return, determined in accordance with Section 10.01(b); provided, that, such Taxes are not included in Net Working Capital.
(b)    In the case of Taxes that are payable by any Acquired Company Group Member with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the close of business on the Closing Date shall be:
(i)    in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the applicable taxable period ended with (and included) the close of business on the Closing Date (including any Taxes of NET Mexico and Dos Caminos pursuant to Section 706 of the Code as provided in Section 10.01(j)); provided, that exemptions, allowances,

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or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the close of business on the Closing Date and the period beginning after the close of business on the Closing Date in proportion to the number of days in each period; and
(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets of any Acquired Company Group Member, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the close of business on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; provided, however, that Taxes shall be treated as due for the period during which the base of such Taxes are determined without regard to whether the payment of such Taxes provides the right to business or other benefits for another period.
(c)    All sales Tax, use Tax, stamp Tax, transfer Tax, conveyance, registration or other similar Tax, if any, imposed on the transactions contemplated by this Agreement, shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. The parties hereto will cooperate, to the extent reasonably requested and as permitted by applicable Law, in minimizing any such transfer Taxes. Each of the Parties hereto shall prepare and file, and shall fully cooperate with the other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.
(d)    After the Closing, the Parties shall (and shall cause their respective Affiliates to):
(i)    assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.01(a), and in connection therewith, provide the other party with any necessary powers of attorney;
(ii)    cooperate fully in preparing for and defending any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Acquired Company Group Members;
(iii)    make available to the other and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Company Group Members; and
(iv)    furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to an Acquired Company Group Member.
(e)    After the Closing, no amended Tax Return with respect to a Pre-Closing Period or Straddle Period shall be filed by or on behalf of any Acquired Company Group Member without the prior written consent of Seller.

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(f)    Within one hundred and eighty (180) days after the Closing Date, Seller shall prepare or cause to be prepared an allocation schedule (the “Allocation Schedule”), allocating the Base Purchase Price (plus any other amounts that are required to be taken into account as consideration for the purchase and sale contemplated under this Agreement for federal income Tax purposes) among the Acquired Company Group’s assets in a manner consistent with Section 1060 of the Code and Treasury Regulations thereunder. Seller shall deliver the Allocation Schedule to Buyer as soon as practicable after the Closing Date for Buyer’s review and reasonable comments. Within thirty (30) days after receiving such Allocation Schedule, Buyer shall notify Seller in writing if Buyer has any objections to the allocations on the Allocation Schedule and shall specify the basis for any such objections. If Buyer does not notify Seller of any objection to the Allocation Schedule, then it shall be deemed agreed to by the Parties and the Allocation Schedule shall be final and binding. If Buyer objects to any allocations on the Allocation Schedule, then the Parties shall negotiate in good faith to resolve any disagreement regarding the Allocation Schedule as soon as practicable (taking into account the due date of any Tax Returns on which the allocation set forth in the Allocation Schedule is required to be reflected) and shall memorialize the agreed allocation in a final Allocation Schedule, which shall be final and binding; provided that if Buyer and Seller cannot agree on an allocation the parties shall be permitted to prepare their own Allocation Schedules. If agreed, the parties shall work together to revise the final Allocation Schedule to take into account subsequent adjustments to the Base Purchase Price, including any adjustments made pursuant to Section 2.03 (which shall be treated for Tax purposes, to the extent possible under applicable Law, as adjustments to the Base Purchase Price), in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. If agreed, Buyer and Seller shall report and file Tax Returns for Tax purposes in all respects consistent with the Allocation Schedule. If agreed, none of Buyer, Seller, the Acquired Company Group or their respective Affiliates shall take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law. If any Taxing Authority disputes the allocation set forth in the Allocation Schedule, the party receiving notice of the dispute shall promptly notify the other Party of such dispute and the Parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the allocation set forth in the Allocation Schedule.
(g)    With respect to the Code Section 754 elections in place for NET Mexico and Dos Caminos, Buyer and Seller agree that, for purposes of computing special basis adjustments under Section 743 of the Code and Treasury Regulation Section 1.743-1, for purposes of allocating such special basis adjustments among the assets of NET Mexico and Dos Caminos under Section 755 of the Code and Treasury Regulation Section 1.755-1, for purposes of applying Section 751 of the Code and Treasury Regulation Section 1.751-1, and for all other purposes, the respective fair market values of the assets of NET Mexico and Dos Caminos will be determined in accordance with the methods and procedures described in Section 2.03(a). Seller shall prepare and deliver to Buyer a determination of the respective fair market values of the assets of NET Mexico and Dos Caminos in a manner consistent with the preceding sentence.
(h)    Subject to the Organizational Documents of each Acquired Company Group Member, if the Internal Revenue Service seeks to assess an “imputed underpayment” (within the meaning of Section 6225 of the Code) against any Acquired Company Group Member for any taxable year ending on or before the Closing Date, at Buyer’s request, the Buyer shall be entitled to (or to cause any Acquired Company Group Member, or any continuation thereof to): (i) make a “push out” election under Section 6226

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of the Code (or any similar provision of state, local or other Tax Laws) with respect to such period, or (ii) make an election under Section 6225(c)(2) of the Code (or any similar provision of state, local or other Tax Laws) and Seller and the partnership representative(s) for the relevant tax years shall fully cooperate in good faith with Buyer in making any such election, and shall take all actions to ensure that any such election is timely and validly made, including by timely providing information reasonably requested by Buyer and assisting in the preparation of any statements or other information required to be provided under Section 6226 of the Code and the Treasury Regulations promulgated thereunder (or similar provisions of state, local or other Tax Laws). Seller shall bear any reasonable out-of-pocket costs and expenses incurred by any Acquired Company Group Member in connection with such election.
(i)    The amount of any refunds or credits of Taxes of the Acquired Companies and the portion of any refunds or credits of Taxes of any other Acquired Company Group Member allocable to the Acquired Companies for any taxable period ending on or prior to the Closing Date and for the portion of any Straddle Period through the end of the date of the Closing Date shall be for the account of Seller (net of any reasonable out-of-pocket costs or expenses (including Taxes) incurred by the Acquired Company Group after the Closing Date with respect thereto or attributable to the receipt thereof) to the extent such refund or credit relates to Taxes paid (i) by the Acquired Company Group on or prior to the Closing Date (but only to the extent such refund or credit of Taxes was not taken into account in the calculation of Net Working Capital) or (ii) by Seller or an Affiliate of Seller. The amount of any refunds or credits of Taxes of the Acquired Companies and the portion of any refunds or credits of Taxes of any other Acquired Company Group Member allocable to the Acquired Companies for any tax period beginning after the Closing Date and for the portion of any Straddle Period beginning after the Closing Date shall be for the account of Buyer to the extent such refund or credit (i) relates to Taxes paid by the Acquired Company Group, Buyer or an Affiliate of Buyer and (ii) that are not otherwise described in the immediately preceding sentence as being for the account of Seller. The amount of any refunds or credits of Taxes of the Acquired Companies and the portion of any refunds or credits of Taxes of any other Acquired Company Group Member allocable to the Acquired Companies for any Straddle Period shall be equitably apportioned between Buyer and Seller in accordance with the principles set forth in Section 10.01(b) and the payments made by or on account of each of Buyer and Seller on account of such Taxes. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive a refund or credit of Tax pursuant to this Section 10.01(i) the amount of such refund or credit within thirty (30) days after such refund is received, or such credit is recognized, in each case net of any costs or expenses incurred by Buyer or the Acquired Company Group in procuring such refund or credit. Buyer shall take all necessary actions, or cause each Acquired Company Group Member to take all necessary actions, using commercially reasonable efforts, (i) to obtain any refunds of Taxes of the Acquired Company Group Members for the account of Seller pursuant to this Section 10.01(i), or (ii) to obtain credits or offsets to Taxes of the Acquired Company Group Members attributable to taxable periods ending on or prior to the Closing Date or the portion of any Straddle Period through the end of the date of the Closing Date.
(j)    Buyer shall inform Seller of the commencement of any audit, examination or proceeding relating to any tax period ending on or before the Closing Date or any Straddle Period (a “Tax Claim”). Seller shall have the right, at its sole cost and expense, to control all proceedings and may make all decisions taken in connection with such Tax Claims relating to any tax period ending on or before the Closing Date (including selection of counsel). With respect to any Tax Claim relating to a Straddle Period, Buyer shall control, at

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its own cost and expense, all proceedings taken in connection with such Tax Claim; provided, however, that Buyer shall give written notice thereof to Seller, and Seller shall be entitled, at its sole cost and expense, to participate in the proceedings taken in connection with such Tax Claim. Seller shall promptly notify Buyer if Seller decides not to control the defense or settlement of any Tax Claim which they are entitled to control, or if Seller decides not to participate in proceedings in which they are entitled to participate, and Buyer shall thereupon be permitted to defend such proceeding. Buyer will (and will cause the Acquired Company Group Members to) inform Seller promptly, and send Seller copies promptly upon receipt, of any notice of an audit, examination, claim or assessment for any Tax Claim and keep Seller informed of progress in the proceedings and allow Seller to attend any meetings and scheduled calls with the Governmental Authorities to the extent Seller is not controlling the proceedings. Buyer shall not settle, consent to the entry of a judgment of or compromise any Tax Claim hereunder without the prior written consent of Seller. With respect to Tax Claims, to the extent of any conflict between this Section 10.01(j) and Section 12.04, this Section 10.01(j) shall control.
(k)    Subject to the Organizational Documents of Dos Caminos, the Parties agree that for U.S. federal (and state and local, as applicable) income Tax purposes the results of NET Mexico and Dos Caminos’ operations for the taxable year beginning on January 1 of the year in which the Closing occurs shall be allocated between Buyer and Seller pursuant to Section 706 of the Code based upon a closing of the books for NET Mexico and Dos Caminos pursuant to the Treasury Regulations under Section 706 of the Code.
ARTICLE XI.
TERMINATION
Section 11.01    Right of Termination. Prior to Closing, this Agreement may be terminated at any time by the applicable Party upon written notice to the other Party:
(a)    by mutual written consent of the Parties;
(b)    by Seller or Buyer, if any court or other Governmental Authority shall have issued, enacted, entered, promulgated, or enforced any Law or issued any Order (in either case, that is final and non-appealable and that has not been vacated, withdrawn, or overturned) restraining, enjoining, or otherwise prohibiting consummation of the material transactions contemplated by this Agreement; provided, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to a Party if the issuance or promulgation of such Law or Order was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by Seller, if:
(i)    Seller is not then in material breach of any provision of this Agreement or any of the other Transaction Documents and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement or any of the other Transaction Documents that would give rise to the failure of satisfaction of any of the conditions in Section 9.01 or Section 9.02 on or prior to the Outside Date (other than through failure of Seller to comply with its obligations under this Agreement), and such breach is not cured within

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thirty (30) days after receipt of notice thereof from Seller (or any shorter period of time that remains between the date Seller provides written notice of such violation or breach and the Outside Date); or
(ii)    the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of Seller to perform or comply, in all material respects, with any of the covenants, agreements or conditions to be performed or complied with by it in this Agreement or the Transaction Documents prior to the Closing; or
(d)    by Buyer, if:
(i)    Buyer is not then in material breach of any provision of this Agreement or any of the other Transaction Documents and there has been a material breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Seller pursuant to this Agreement or any of the other Transaction Documents that would give rise to the failure of satisfaction of any of the conditions in Section 8.01 or Section 8.02 on or prior to the Outside Date (other than through failure of Buyer to comply with its obligations under this Agreement), and such breach is not cured within thirty (30) days after receipt of notice thereof from Buyer (or any shorter period of time that remains between the date Buyer provides written notice of such violation or breach and the Outside Date); or
(ii)    the Closing has not occurred on or prior to the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply, in all material respects, with any of the covenants, agreements or conditions to be performed or complied with by it in this Agreement or the Transaction Documents prior to the Closing.
Section 11.02    Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.01, all obligations and Liabilities of the Parties under this Agreement shall terminate and become void; provided, however, that (a) nothing herein shall relieve any Party from Liability for Fraud or willful breach of any term or provision hereof, (b) the terms of Section 7.03(g), Section 7.09, this Section 11.02, Article XIII (other than Section 13.12) and such of the defined terms set forth on Schedule I to give context to such Sections and Articles, and the Confidentiality Agreement shall remain in full force and effect and survive the termination of this Agreement in accordance with Section 7.09. For the purposes of this Section 11.02, the term “willful breach” means a material breach that is a consequence of an act or a failure to take such act by the breaching Party with the knowledge that the taking of such act (or the failure to take such act) would cause a material breach of this Agreement.
ARTICLE XII.
INDEMNIFICATION
Section 12.01    Indemnification by Seller. Subject to the other terms and limitations in this Article XII and any other applicable Transaction Documents, from and after the Closing, Seller will indemnify, defend, and hold harmless Buyer, the Acquired Company Group, the respective Affiliates of the foregoing, and the partners, members, managers, directors, officers, shareholders, employees, successors, and assigns of the foregoing (collectively, the “Buyer Indemnitees”) from and against any and all Losses suffered or incurred by any of the

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Buyer Indemnitees caused by, arising out of or resulting from (a) a breach of any of the representations or warranties contained in Article III, Article IV or Article V of this Agreement, (b) breach of or the failure of Seller to perform any of the covenants or obligations of Seller under this Agreement or any applicable Transaction Documents, (c) Seller Taxes, or (d) the matters described on Section 12.01 of the Disclosure Schedule.
Section 12.02    Indemnification by Buyer. Subject to the other terms and limitations of this Article XII, from and after the Closing, Buyer will indemnify, defend, and hold harmless Seller, Seller’s Affiliates, and the partners, members, managers, directors, officers, shareholders, employees, successors and assigns of the foregoing (collectively, the “Seller Indemnitees”) from and against any and all Losses suffered or incurred by any of the Seller Indemnitees caused by, arising out of or resulting from (a) a breach of any of Buyer’s representations or warranties contained in Article VI of this Agreement, or (b) the breach of or failure of Buyer or any Acquired Company Group Member to perform any of the covenants or obligations of Buyer under this Agreement or any applicable Transaction Documents.
Section 12.03    Claim Procedures
.
(a)    Each Person entitled to be indemnified under this Article XII (each, an “Indemnitee”) agrees that after it becomes aware of facts that would reasonably be likely to give rise to a claim by it for indemnification pursuant to this Article XII, such Indemnitee must assert its claim for indemnification under this Article XII (each, a “Claim”) prior to the applicable Cutoff Date by providing a written notice (a “Claim Notice”) to the Person allegedly required to provide indemnification protection under this Article XII (each, an “Indemnitor”) specifying, in reasonable detail, the nature and basis for such Claim. Notwithstanding the foregoing, an Indemnitee’s failure to send or delay in sending a Claim Notice will not relieve the Indemnitor from Liability hereunder with respect to such Claim, except in the event and only to the extent that the Indemnitor is materially prejudiced by such failure or delay.
(b)    The Buyer Indemnitees will be entitled to bring a Claim, without duplication of any Losses, under any clause of Section 12.01, and the Seller Indemnitees will be entitled to bring a Claim, without duplication of any Losses, under any clause of Section 12.02, in each case, even if such Claim could be brought under more than one of such clauses.
(c)    At the reasonable request of the Indemnitor, the Indemnitee shall grant the Indemnitor and its Representatives all reasonable access to the books, records, employees (including for conferences, discovery and proceedings as may be reasonably requested) and properties of the Indemnitee, its Affiliates and the Acquired Company Group to the extent reasonably related to the Claim set forth in a Claim Notice.
Section 12.04    Third-Party Claims. Subject to Section 10.01(j) and any applicable Transaction Documents:
(a)    In the event of the assertion of any third-party Action, or written notice of circumstances, which are reasonably likely to give rise to a Claim by an Indemnitee, the Indemnitor will have the right, at such Indemnitor’s expense, to assume the defense of same

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including the appointment and selection of counsel on behalf of the Indemnitee so long as such counsel is reasonably acceptable to the Indemnitee; provided that, prior to the Indemnitor assuming control of such defense, the Indemnitor shall first verify to the Indemnitee in writing that the Indemnitor shall be fully responsible for all Losses relating to such Claim for indemnification pursuant to and subject to the terms and conditions of this Article XII and agree in writing to provide full indemnification to the Indemnitee with respect to such proceeding or other claim giving rise to such Claim for indemnification hereunder to the extent indemnifiable under this Agreement, subject to the terms and conditions of this Article XII (with such referenced writing to be in form and substance reasonably acceptable to the Indemnitee); and provided further that the Indemnitor shall not be permitted to assume the defense if the Indemnitee is also a party to such proceeding or claim and the Indemnitee determines in good faith upon the advice of outside counsel that joint representation would present conflicts of interest, or the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to defend such proceeding or claim and provide indemnification with respect thereto. Notwithstanding anything to the contrary in this Agreement, the Indemnitor shall not be entitled to assume or continue control of the defense of any such proceeding or claim if (A) such proceeding or claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (B) such proceeding or claim seeks an injunction or equitable relief against any Indemnitee other than if such proceeding or claim relates to a breach of Section 4.12(i), or (C) the Indemnitor has failed or is failing to defend in good faith such proceeding or claim. Subject to Section 12.04(c), the Indemnitor will have the right to settle or compromise or take any corrective or remediation action with respect to any such proceeding or claim by all appropriate proceedings, and the Indemnitor shall use commercially reasonable efforts to diligently prosecute and defend such proceedings or claims to a final conclusion or settle such proceedings or claims at the discretion of the Indemnitor. If the Indemnitor assumes the defense of any such proceeding or claim, the Indemnitee will be entitled, at its own cost and expense, to participate with the Indemnitor in the defense thereof; provided, that, for the avoidance of doubt, such proceeding or claim and the prosecution, defense and negotiation thereof shall be controlled by the Indemnitor unless the Indemnitee has been advised by counsel that there could be a material conflict of interest in the case of joint representation or that there may be a legal defense available to the Indemnitee that is different (in a non de minimis way) from those available to the Indemnitor in which case the Indemnitee shall be entitled to one separate counsel of the Indemnitee’s own choosing at the Indemnitor’s expense. Notwithstanding the foregoing, the Indemnitee will have the right to defend any such proceeding or claim in any manner it may reasonably deem appropriate until such time as the Indemnitor agrees to assume the defense of such proceeding or claim, and any costs or expenses incurred by the Indemnitee in connection therewith will be Losses hereunder and indemnifiable to the extent it is finally determined that the Indemnitee is entitled to indemnification pursuant to this Article XII with respect to such Claim.
(b)    If the Indemnitor fails to use commercially reasonable efforts to diligently defend such proceeding or claim, or otherwise is not entitled to assume the defense thereof, the Indemnitee may assume control of such defense and in the event it is finally determined by a court of competent jurisdiction that the Claim was a matter for which the Indemnitor is responsible under the terms of this Agreement, the Indemnitor also will bear the reasonable costs and expenses of such defense (including fees and expenses of counsel). If the Indemnitee assumes the control of such defense, then the Indemnitor shall be entitled, at its sole option and expense, to participate in any prosecution of such proceeding or claim or any settlement negotiations with respect to such proceeding or claim.

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(c)    Notwithstanding anything to the contrary in this Agreement, the Indemnitor will not be permitted to settle, compromise, take any corrective or remedial action, or enter into an agreed judgment or consent decree, in each case, if it would (i) include the finding or admission of any liability or responsibility on behalf of the Indemnitee, including any violation of Law or other wrongdoing, (ii) include any financial or other liability (including equitable relief) to be paid or satisfied by the Indemnitee, (iii) include or be reasonably be expected to have, in any material respect, any sanction, restriction or adverse effect on or change to the business, properties, financial condition or results of operations of the Indemnitee, or (iv) not result in a final resolution of the Indemnitee’s liability with respect to the third-party proceeding or claim, including, in the case of a settlement, an unconditional written release of the Indemnitee from all further liability with respect to the third-party proceeding or claim.
Section 12.05    Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article XII or elsewhere in this Agreement, the following terms shall apply to any Claim for indemnification arising out of this Agreement or related to the transactions contemplated hereby:
(a)    No Claim for indemnification under Section 12.01(a) or Section 12.02(a) may be asserted by any Indemnitee following the eighteen (18) month anniversary of Closing Date; provided, however, that (i) this survival period shall not affect or limit any Claim (A) pending as of the applicable Cutoff Date (as hereinafter defined), (B) arising out of any breach of any Seller Fundamental Representation, any Buyer Fundamental Representation, or Section 3.13 or Section 4.14 (Environmental Matters), which may be asserted at any time until the thirty-six (36) month anniversary of the Closing Date, (C) for indemnification under Section 12.01(c) or arising out of any breach of Section 3.14 and Section 4.15 (Taxes) or Section 3.17 and Section 4.18 (Employee Benefits), which may be asserted at any time until sixty (60) days after the expiration of the applicable statute of limitations (after taking into account extensions or waivers thereof), or (D) arising out of Fraud, which may be asserted indefinitely (the end of such survival periods, as applicable, in each case, the “Cutoff Date”), and (ii) the representations and warranties set forth in Section 4.12(i) shall terminate as of the Closing, except that in the event either Party receives a written assertion from a third party, or other factual information is obtained or received by either Party in writing, on or prior to the Closing, that reasonably indicates that any representation or warranty set forth in Section 4.12(i) is not true or correct (provided that if Buyer is the receiving Party, Buyer must provide to Seller a copy of all such documentation within five (5) Business Days of receipt), then the representations and warranties set forth in Section 4.12(i) shall terminate ninety (90) days following the Closing; provided, however, that this ninety (90) day survival period shall not affect or limit any Claim related to Section 4.12(i) pending as of the expiration of such ninety (90) day survival period. The covenants and other agreements of the Parties set forth in this Agreement to be performed on or before Closing shall expire ninety (90) days after the Closing Date and the covenants and other agreements of the Parties set forth in this Agreement or any applicable Transaction Documents to be performed after the Closing shall survive until the expiration by their terms of the obligations of the applicable Party under such covenant, including when such covenant has been fully performed, or otherwise sixty (60) days following the expiration of the applicable statute of limitations (after taking into account extensions or waivers thereof).
(b)    Notwithstanding anything to the contrary contained herein, no Buyer Indemnitees shall be entitled to indemnification pursuant to Section 12.01(a) unless and until (i) the Losses to which the Buyer Indemnitees are entitled to indemnification from Seller with

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respect to such particular Claim or series of related Claims exceed $250,000 (the “Indemnity Threshold”), and (ii) the Buyer Indemnitees have suffered Losses arising from Claims under Section 12.01(a) in excess of $18,150,000 in the aggregate (the “Indemnity Deductible”) (it being understood that any Claim (including any related Claims) for amounts less than the Indemnity Threshold shall be ignored in determining whether the Indemnity Deductible has been exceeded) and, subject to the terms of this Article XII, once such Losses exceed the Indemnity Deductible, the Buyer Indemnitees shall only be entitled to seek recovery for all such Losses in excess of the Indemnity Deductible; provided, however, that the Indemnity Threshold and the Indemnity Deductible shall not apply to any breach of a Seller Fundamental Representation or any claims based on Fraud. Furthermore, the Buyer Indemnitees shall have no recourse against Seller with respect to any Losses pursuant to Section 12.01(a) in excess of $181,500,000 (the “Cap”); provided, however, that the Cap shall not apply to any breach of a Seller Fundamental Representation (other than Section 4.12(i) which shall be subject to the Cap) or any claims based on Fraud. Notwithstanding anything to the contrary contained herein, in no event shall Seller have any Liability under this Article XII in excess of the amount of the Base Purchase Price, except in the event of a claim based on Fraud.
(c)    Notwithstanding anything to the contrary contained herein:
(i)    any Losses hereunder shall be reduced in amount by any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by any Buyer Indemnitee in connection with such Losses or any of the circumstances giving rise thereto (net of any collection costs, including any reasonable out of pocket expenses incurred in obtaining such recovery, any deductible under any insurance policy and any costs or expenses attributable to increases in insurance premiums resulting from such claims, including retroactive premium adjustments and all other costs resulting therefrom or arising in connection therewith), and Buyer and all other Buyer Indemnitees shall use commercially reasonable efforts to realize such proceeds, payments or reimbursements, as the case may be; provided, that no Buyer Indemnitee shall be required to have collected any such amounts (or have been denied payment) under its insurance policies or from third parties prior to making a claim under this Agreement. In the event that an insurance or other recovery is made by any Indemnitee with respect to any Losses for which such Indemnitee has been indemnified hereunder, then such Indemnitee shall promptly pay to the Indemnitor a refund for any indemnification amount previously paid by such Indemnitor that such Indemnitor would not have been required to pay pursuant to Section 12.01 had such net insurance proceeds been received prior to the making of such indemnification payment by such Indemnitor, up to the amount of such net insurance proceeds so received with respect to such Losses;
(ii)    the amount of any Losses subject to recovery under this Article XII shall be calculated net of any Tax benefit to the Buyer Indemnitees resulting or derived from the Losses actually realized in the year of such Losses and the following two Taxable years;
(iii)    no Losses shall be recoverable hereunder that, once discovered and actually known by Buyer, the Acquired Company Group (in each case after the Closing) or the Buyer Indemnitees, could have been reasonably

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avoided through the exercise of commercially reasonable efforts to mitigate such Losses which were not taken by Buyer, the Acquired Company Group (in each case after the Closing) or the Buyer Indemnitees;
(iv)    no Losses shall be recoverable hereunder to extent such matter was taken into account (on a dollar-for-dollar basis) in determining any adjustment to the Base Purchase Price pursuant to Section 2.03; and
(v)    the calculation of Losses shall not include Losses arising from a change in any applicable Law or accounting principle following the Closing Date.
(d)    In no event shall Seller have any Liability for indemnification under this Article XII for any Losses to the extent such Losses are caused or initiated by any action taken or omission by any Buyer Indemnitee at the request or direction of any Buyer Indemnitee. For the avoidance of doubt, no Buyer Indemnitee shall be entitled to recover the amount of any Losses more than once, whether such recovery occurs pursuant to this Agreement or any other Transaction Document or otherwise. In the event a Buyer Indemnitee or a Seller Indemnitee, as the case may be, recovers Losses in respect of a claim for indemnification, no other Buyer Indemnitee or Seller Indemnitee, as applicable, may recover the same Losses in respect of a claim for indemnification under this Agreement or any other Transaction Document or otherwise. Without limiting the generality of the prior sentence, if a set of facts, conditions or events constitutes a breach of more than one representation, warranty, covenant or agreement that is subject to the indemnification obligations under Section 12.01 or Section 12.02 or any other Transaction Document, only one recovery of Losses shall be allowed, and in no event shall there be any duplication of indemnification or duplication of payments or recovery under different provisions of this Agreement or any other Transaction Document arising out of the same facts, conditions or events.
(e)    Seller hereby agrees that it will not make any claim for indemnification against Buyer or any Acquired Company Group Member by reason of the fact that Seller or any of its Affiliates or Representatives was a controlling person, director, manager, employee, or representative of the applicable Acquired Company Group Member or was serving as such for another Person at the request of an Acquired Company Group Member (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, contractual obligation, or otherwise) with respect to any Losses for which the Buyer Indemnitees are entitled to indemnification from Seller pursuant to this Agreement or any other Transaction Document or that is based on any facts or circumstances that form the basis of a claim by a Buyer Indemnitee hereunder or any other Transaction Document, and Seller expressly waives any right of subrogation, contribution, advancement, indemnification, or other claim against Buyer and the Acquired Company Group with respect thereto.
(f)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify or hold harmless any Buyer Indemnitee for Taxes to the extent such Taxes: (i) are due to the unavailability in any Tax period (or portion thereof) beginning after the Closing Date of any tax basis, net operating losses, credits or other Tax attribute from a Tax period (or portion thereof) ending on or before the Closing Date, (ii) are attributable to a Tax period (or portion thereof) beginning after the Closing Date, (iii) result from any transactions or actions outside the ordinary course of business taken by any Acquired Company on the Closing Date after the Closing that are not specifically

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contemplated by this Agreement, or (iv) are taken into account for purposes of determining Net Working Capital.
Section 12.06    Payments. An Indemnitor will pay an indemnification payment due under this Article XII to the Indemnitee within five (5) Business Days after it is established that Indemnitee is entitled to such payment hereunder pursuant to (a) a final non-appealable court order, (b) a written agreement between the Indemnitor and the Indemnitee, or (c) a settlement agreement made in accordance with Section 12.04(c) or to which Indemnitee has provided Indemnitor its prior written consent.  Any indemnification payment payable (or, with respect to a Buyer Indemnitee, retained by Buyer) pursuant to this Article XII shall be treated as an adjustment to the aggregate consideration paid by Buyer.
Section 12.07    Exclusive Remedy. Each Party acknowledges and agrees that, from and after the Closing, the remedies available under Section 7.21 (as more particularly set forth in Exhibit D), Article X, this Article XII, Section 13.12 and as may be expressly set forth in any other Transaction Document shall be the sole and exclusive remedies of the Parties for any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity or otherwise, and the Buyer Indemnitees will have no other remedy or recourse with respect to any of the foregoing; provided, however, that this exclusivity shall not limit or apply to any rights or remedies available at law or in equity arising from Fraud.
Section 12.08    Waiver of Other Representations.
(a)    BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, ARTICLE IV AND ARTICLE V OF THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NONE OF SELLER OR ANY ACQUIRED COMPANY GROUP MEMBER NOR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY IN RESPECT OF THE ACQUIRED COMPANY GROUP, ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE ACQUIRED COMPANY GROUP, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.
(b)    BUYER ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS AND BUSINESS OF EACH ACQUIRED COMPANY GROUP MEMBER AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION DOCUMENTS BUYER HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION.
(c)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III, ARTICLE IV AND ARTICLE V OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULE), NONE OF SELLER, ANY ACQUIRED COMPANY GROUP MEMBER OR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED

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REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF SELLER OR THE ACQUIRED COMPANY GROUP REGARDING THE ACQUIRED COMPANY GROUP, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE ACQUIRED COMPANY GROUP FURNISHED OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES (INCLUDING THE CONFIDENTIAL INFORMATION MEMORANDUM AND ANY INFORMATION, DOCUMENTS, OR MATERIAL MADE AVAILABLE TO BUYER IN THE DATA ROOM, MANAGEMENT PRESENTATIONS, OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY) OR AS TO THE FUTURE REVENUE, PROFITABILITY, OR SUCCESS OF THE ACQUIRED COMPANY GROUP OR ANY REPRESENTATION OR WARRANTY ARISING FROM STATUTE OR OTHERWISE IN LAW.
(d)    EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER’S INTERESTS IN THE ACQUIRED COMPANY GROUP AND ITS ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE ACQUIRED COMPANY INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANY GROUP AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANY GROUP AND ITS ASSETS.
(e)    SELLER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE VI OF THIS AGREEMENT (AS MODIFIED BY THE DISCLOSURE SCHEDULE), NONE OF BUYER NOR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.
Section 12.09    Materiality Qualifiers. For purposes of determining the amount of Losses resulting from a breach of any Party’s representations and warranties herein for which the other Party hereto or any other Indemnitee is entitled to indemnification hereunder and for the purposes of determining whether there has been any such breach, any materiality qualifiers (including any Material Adverse Effect qualifiers) contained in such Party’s representations or warranties shall be disregarded (except with respect to defined terms “Material Contract” and “Material Permit” and the representations set forth in Section 3.05 and Section 4.07).
ARTICLE XIII.
MISCELLANEOUS
Section 13.01    Notices.
(a)    Unless this Agreement specifically requires otherwise, any notice, demand, or request provided for in this Agreement, or served, given, or made in connection with it, shall be in writing and shall be deemed properly served, given, or made if delivered in person or sent by electronic delivery (including delivery of a document in portable document format), by registered or certified mail, postage prepaid, or by a nationally recognized

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overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:
If to Seller, to:
NextEra Energy Resources
Law Department
Attention: Kevin Donaldson; and General Counsel
700 Universe Boulevard
Juno Beach, Florida 33408
Email: kevin.donaldson@nexteraenergy.com; and NEER-General-Counsel.sharedmailbox@nee.com
With a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
609 Main Street, Suite 4200
Houston, Texas 77002
Attention: Gregory C. Hill; and Niki Roberts
Email: greg.hill@hoganlovells.com; and niki.roberts@hoganlovells.com
If to Buyer, to:
Kinder Morgan Operating LLC “A”
1001 Louisiana Street, Suite 1000
Houston, Texas 77002
Attention: Eric McCord
Email: Eric_McCord@kindermorgan.com
With a copy (which shall not constitute notice) to:
Locke Lord LLP
600 Travis St., Suite 2800
Houston, Texas 77002
Attention: Kevin N. Peter
Email:    KPeter@lockelord.com
Any Party may change its address or email address for notice purposes by written notice to the other Party in the manner set forth above.
(b)    Notice given by personal delivery, mail, or overnight courier pursuant to this Section 13.01 shall be effective upon physical receipt. Notice given by electronic transmission pursuant to this Section 13.01 shall be effective as of the date of confirmed delivery (including automatic confirmations) if delivered before 5:00 p.m. on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery (including automatic confirmations) is after 5:00 p.m. on any Business Day or during any non-Business Day at the place of receipt.
Section 13.02    Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior discussions and agreements between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and this Agreement and the other Transaction Documents contain the sole and entire agreement between the Parties and their respective Affiliates with respect to the subject matter hereof and thereof.

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Section 13.03    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party shall pay all costs and expenses it has incurred or will incur in anticipation of, relating to or in connection with the negotiation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 13.04    Disclosure. Seller may, at Seller’s option, include in the Disclosure Schedule items that are not material, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Except as otherwise provided for in the “Explanatory Statement” in the Disclosure Schedule, the disclosure of any fact or item in any section of the Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section of the Disclosure Schedule, be deemed to be disclosed with respect to that other section (other than a Seller Fundamental Representation) so long as the relevance of such disclosure to such other section (other than a Seller Fundamental Representation) is reasonably apparent on its face.
Section 13.05    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
Section 13.06    Amendment. This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by the Parties.
Section 13.07    No Third-Party Beneficiary. Except as expressly provided in Section 7.10 and Section 7.12 the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.
Section 13.08    Binding Effect; Assignment. This Agreement (and all covenants, rights, obligations, and agreements created hereunder) will be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, whether by operation of law or otherwise. Any assignment or purported assignment in violation of the foregoing shall be void ab initio.
Section 13.09    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

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Section 13.10    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 13.11    Governing Law; Submission to Jurisdiction; JURY TRIAL WAIVER.
(a)    This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of Delaware, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.
(b)    EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (I) STATE COURTS OF THE STATE OF DELAWARE LOCATED IN NEW CASTLE COUNTY, AND (II) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR THE PURPOSES OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (AND AGREES NOT TO COMMENCE ANY ACTION RELATING HERETO EXCEPT IN SUCH COURTS). EACH OF THE PARTIES FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT HAND DELIVERED OR SENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 13.01 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION IN DELAWARE WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN (I) STATE COURTS OF THE STATE OF DELAWARE LOCATED IN NEW CASTLE COUNTY, OR (II) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTWITHSTANDING THE FOREGOING, EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION OR IN ANY OTHER MANNER PROVIDED AT LAW OR IN EQUITY.

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(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.11(c).
Section 13.12    Specific Performance. Notwithstanding anything in this Agreement to the contrary, (a) each Party recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement or other Transaction Documents shall cause the other Party to sustain irreparable harm for which they would not have an adequate remedy at law, and therefore in the event of any such breach the aggrieved Party shall, without the posting of bond or other security (any requirement for which the Parties hereby waive), be entitled to seek the remedy of specific performance of such covenants and agreements, including injunctive and other equitable relief, in addition to any other remedy to which it might be entitled, (b) a Party shall be entitled to seek an injunction or injunctions to prevent breaches of any covenants or agreements contained in this Agreement, and (c) in the event that any Action is brought in equity to enforce such covenants or agreements, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law.
Section 13.13    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of Action based upon, arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties in the preamble of this Agreement (the “Contracting Parties”) and then only with respect to the specific obligations set forth herein with respect to such Contracting Party. No Person that is not a Contracting Party, including any past, present or future Representative or Affiliate of any Contracting Party or any Affiliate of any of the foregoing (each, a “Nonparty Affiliate”), shall have any Liability (whether in contract, tort, at law or in equity, or granted by statute or otherwise) for any claims, causes or action or other obligations or Liabilities arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach. To the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases all Liabilities, claims, causes of action and other obligations, in each case arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, against any such Nonparty Affiliates, (b) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories

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of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case arising under, out of, or in connection with, or related in any manner to this Agreement or the transactions contemplated hereby, or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and (c) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 13.14    Legal Representation. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Company Group Members) acknowledges and agrees that Hogan Lovells US LLP (“Seller’s Counsel”) has acted as counsel for Seller, the Acquired Company Group and their respective Affiliates for several years and that Seller’s Counsel may continue to represent them in future matters. Accordingly, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Company Group Members) expressly consents to: (a) Seller’s Counsel’s representation of Seller and its Affiliates in any post-Closing matter in which the interests of Buyer and the Acquired Company Group, on the one hand, and Seller or its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto, and whether or not such matter is one in which Seller’s Counsel may have previously advised Seller, the Acquired Company Group or their respective Affiliates, and (b) the disclosure by Seller’s Counsel to Seller or its Affiliates of any information learned by Seller’s Counsel in the course of its representation of Seller, the Acquired Company Group or their respective Affiliates, whether or not such information is subject to attorney-client privilege or Seller’s Counsel’s duty of confidentiality. Furthermore, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Company Group Members) irrevocably waives any right it may have to discover or obtain information or documentation relating to the representation of Seller or Seller’s Affiliates by Seller’s Counsel in the transactions contemplated hereby, to the extent that such information or documentation was privileged as to Seller or Seller’s Affiliates. Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Company Group Members) further covenants and agrees that each shall not assert any claim against Seller’s Counsel in respect of legal services provided to the Acquired Company Group by Seller’s Counsel in connection with this Agreement or the transactions contemplated hereby. Upon and after the Closing, each of the Acquired Company Group Members shall cease to have any attorney-client relationship with Seller’s Counsel, unless and to the extent Seller’s Counsel is specifically engaged in writing by the Acquired Company Group Members to represent the Acquired Company Group Members after the Closing and either such engagement involves no conflict of interest with respect to Seller or Seller’s Affiliates, as applicable, consent in writing at the time to such engagement. Any such representation of the Acquired Company Group Members by Seller’s Counsel after the Closing shall not affect the foregoing provisions hereof. If and to the extent that, at any time subsequent to the Closing, Buyer or any of its Affiliates (including after the Closing, the Acquired Company Group Members) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Acquired Company Group Members and any Person representing them that occurred at any time prior to the Closing, Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Company Group Members) shall be entitled to waive such privilege only with the prior written consent of Seller.
[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized person of each Party as of the date first above written.
SELLER:
NEXTERA ENERGY
PARTNERS VENTURES, LLC,
a Delaware limited liability company
By: MARK E. HICKSON
Name:    Mark E. Hickson
Title: Vice President

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BUYER:
KINDER MORGAN OPERATING LLC “A”,
a Delaware limited liability company
By: KEVIN GRAHMANN
Name: Kevin Grahmann
Title: Vice President, Corporate Development

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SCHEDULE I
DEFINED TERMS
“1933 Act” means the Securities Act of 1933.
“Acquired Companies” means NET Midstream and NEP DC Holdings, collectively.
“Acquired Company Group” means the NET Midstream Company Group Members, NEP DC Holdings and Dos Caminos, collectively.
“Acquired Company Group Member” means any member of the Acquired Company Group.
“Acquired Company Interests” has the meaning given to it in the recitals.
“Acquisition Proposal” has the meaning given to it in Section 7.18.
“Action” means any action, claim, suit, investigation, or proceeding by or before any court or other Governmental Authority or arbitrator.
“Actual Dos Caminos Capex Amount” means NEP DC Holdings’ pro rata Liability with respect to the actual Capital Expenditures incurred by Dos Caminos for the Dos Caminos Expansion Projects from October 1, 2022, through completion, which remain unpaid and unfunded as of Closing.
“Adjusted Purchase Price” has the meaning given to it in Section 2.02.
“Adjustment Amount” has the meaning given to it in Section 2.03(a).
“Administrative Services Agreement” means that certain Administrative Services Agreement, dated effective as of December 31, 2015, by and between USG Energy Gas Producer Holdings, LLC, a Delaware limited liability company, and STX Holdings, as amended.
“Affiliate” with respect to any Person, means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.
“Affiliate Contract” means any Contract between Seller or any of Seller’s Affiliates (other than any Acquired Company Group Member), on the one hand, and any Acquired Company Group Member, on the other hand.
“Agreement” means this Purchase and Sale Agreement, including all exhibits and schedules hereto (including the Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.
“Allocation Schedule” has the meaning given to it in Section 10.01(f).
“Anti-corruption Laws” has the meaning given to it in Section 3.18(a).
S1-1

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“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statues, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including, without limitation, any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.
“Assignment Agreements” means, collectively, (a) an Assignment Agreement, by and between Seller and Buyer, in substantially the form attached hereto as Exhibit C-1, evidencing the assignment and transfer to Buyer of the NEP DC Holdings Interests, and (b) an Assignment Agreement, by and between STX Midstream and Buyer, in substantially the form attached hereto as Exhibit C-2, evidencing the assignment and transfer to Buyer of the NET Midstream Interests.
“Audited Dos Caminos Financial Statements” has the meaning given to it in Section 4.06(a).
“Audited NET Midstream Parent Financial Statements” has the meaning given to it in Section 3.04(a).
“Balance Sheet Date” means December 31, 2022.
“Base Purchase Price” has the meaning given to it in Section 2.02.
“Books and Records” means all documents, instruments, papers, books and records, books of account, files and data (including customer and supplier lists), certificates, and other documents of or pertaining to the Acquired Company Group, including financial statements, Tax records (including Tax Returns), ledgers, minute books, copies of Contracts and Permits, correspondence, memoranda, maps, plats, personnel records, catalogs, building and machinery diagrams and plans, environmental studies, and all other land, title, engineering, environmental, regulatory, operating, accounting, business, marketing and other data files.
“Budgeted Dos Caminos Capex Amount” means NEP DC Holdings’ pro rata portion of the budgeted and unfunded Capital Expenditures expected to be incurred by Dos Caminos for the Dos Caminos Expansion Projects from October 1, 2022, through completion, and are as more fully described on Schedule III.
“Business Day” means a day other than Saturday, Sunday, or any day on which banks located in the State of Texas are authorized or obligated to close.
“Buy-Sell Election” has the meaning given to it in the Dos Caminos LLC Agreement.
“Buy-Sell Offer Notice” has the meaning given to it in the Dos Caminos LLC Agreement.
“Buyer” has the meaning given to it in the preamble.
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“Buyer Benefit Plan” has the meaning given to it in Section 7.05(b).
“Buyer Designated Party” means any of Kevin Grahmann, Eric McCord, David Cravens, or Ken Grubb.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.03(a)(i), Section 6.06, and Section 6.09.
“Buyer Indemnitees” has the meaning given to it in Section 12.01.
“Buyer Material Adverse Effect” means any change, event, occurrence, development, condition or effect that would reasonably be expected to prevent, materially impede, or materially delay the ability of Buyer to timely consummate the transactions contemplated by this Agreement.
“Buyer Prepared Return” has the meaning given to it in Section 10.01(a)(ii).
“Buyer Welfare Benefit Plans” has the meaning given to it in Section 7.05(c).
“Cap” has the meaning given to it in Section 12.05(b).
“Capital Expenditure” means any expenditure treated as capital in nature in accordance with GAAP.
“Cash” means, as of the Measurement Time, the aggregate amount of all cash and cash equivalents (including marketable securities), determined in accordance with GAAP, held by the Acquired Company Group Members and shall be calculated net of issued but uncleared checks and drafts and shall include checks, other wire transfers and drafts deposited or available for deposit or the account of the applicable Person, except for (a) any cash held by Dos Caminos from capital calls to fund the Dos Caminos Expansion Projects; (b) customer deposits; and (c) any restricted Cash to the extent the obligation giving rise to the restriction is not likewise reflected in net working capital. Notwithstanding the foregoing, only ninety percent (90%) of the Cash of NET Mexico and only fifty percent (50%) of the Cash of Dos Caminos shall be included in the calculation of Cash.
“Cash Adjustment” has the meaning given to it in Section 2.03(a)(B).
“Claim” has the meaning given to it in Section 12.03(a).
“Claim Notice” has the meaning given to it in Section 12.03(a).
“Closing” has the meaning given to it in Section 2.04.
“Closing Date” means the date on which the Closing occurs.
“Closing Net Working Capital Amount” means the actual Net Working Capital as at the Measurement Time.
“Closing Payment Amount” has the meaning given to it in Section 2.03(b).
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“Closing Payoff Indebtedness” means all Indebtedness of the Acquired Company Group other than (i) Indebtedness set forth on Section 3.04(d) of the Disclosure Schedule, and (ii) Indebtedness set forth in items (1), (2), (3) and (5) of Section 4.06(e) of the Disclosure Schedule; provided, that Closing Payoff Indebtedness shall be limited to fifty percent (50%) of any amounts outstanding under item (4) of Section 4.06(e) of the Disclosure Schedule.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Computer System” means a discrete set of electronic information resources organized for the collection, processing, maintenance, use, sharing, dissemination or disposition of electronic information, as well as any specialized system such as industrial/process controls systems, telephone switching and private branch exchange systems, and environmental control systems.
“Confidential Information Memorandum” means that certain Confidential Information Memorandum by Barclays, J.P. Morgan, and Wells Fargo, dated June 2023, relating to the sale of the Pipelines.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated June 8, 2023, by and between NextEra Energy Partners, LP, a Delaware limited partnership, and Buyer.
“Conforming Terms” has the meaning given to it in Section 7.05(a).
“Consents” means any of the following: Permits, consents, approvals, exemptions, waivers, authorizations, filings, registrations, or notifications.
“Contract” means any agreement, contract, lease, license, or other legally binding commitment, undertaking, instrument or arrangement, whether written or oral.
“Contracting Parties” has the meaning given to it in Section 13.13.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract or otherwise.
“Controlled Group Liability” means Liabilities (a) under Title IV of ERISA, (b) under Section 302 or 4068(a) of ERISA, (c) under Section 430(k) or 4971 of the Code, or (d) for violation of the continuation coverage requirements of Sections 601 et seq. of ERISA and Section 4980B of the Code.
“Corporate Encumbrances” means (a) any transfer restrictions imposed by federal and state securities Laws, or (b) any transfer restrictions contained in the Organizational Documents of NEP DC Holdings or any NET Midstream Company Group Member existing as of the Signing Date.
“Covered Assets” has the meaning given to it in the Dos Caminos LLC Agreement.
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“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease, or COVID-19.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines, or recommendations by any Governmental Authority with jurisdiction in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder.
“Cutoff Date” has the meaning given to it in Section 12.05(a).
“D&O Insurance” has the meaning given to it in Section 7.10(c).
“D&O Released Party” has the meaning given to it in Section 7.12(b).
“Data Room” means the virtual data room maintained by Intralinks on behalf of Seller, the Acquired Company Group and their respective Representatives in connection with the transactions contemplated by this Agreement to which Buyer and its Representatives have been afforded access by Seller.
“Data Security Incident” means any act or attempt, successful or unsuccessful, to gain unauthorized access to, acquisition of, or disrupt or misuse a Computer System or Nonpublic Information within the custody or control of the Acquired Company Group Members or their Affiliates or any third party acting on their behalf.
“Derivative Financial Instrument” shall mean any Contract to which any Acquired Company Group Member is a party with respect to any swap, forward, put, call, floor, cap, collar, future or derivative transaction or option or similar hedge transaction, including any and all agreements, confirms, confirmations and transactions under, or entered in pursuant to, any of the foregoing.
“Disclosure Schedule” means the disclosure schedule prepared by Seller and attached to this Agreement.
“Dos Caminos” means Dos Caminos, LLC, a Delaware limited liability company.
“Dos Caminos Adjustment” has the meaning given to it in Section 2.03(a)(C).
“Dos Caminos Capex Adjustment” has the meaning given to it in Section 2.03(a)(D).
“Dos Caminos Capital Call Adjustment” has the meaning given to it in Section 2.03(a)(E).
“Dos Caminos Expansion Projects” means those certain expansion projects undertaken and commenced by Dos Caminos prior to the Signing Date and as further described on Schedule III.
“Dos Caminos Financial Statements” has the meaning given to it in Section 4.06(a).
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“Dos Caminos Investment” means the Equity Interests in Dos Caminos held by NEP DC Holdings, which represent fifty percent (50%) of the aggregate issued and outstanding Equity Interests in Dos Caminos.
“Dos Caminos LLC Agreement” means that certain means that certain Amended and Restated Limited Liability Company Agreement of Dos Caminos, dated as of February 12, 2019, as amended by that certain Agreement and First Amendment to Limited Liability Company Agreement, dated as of September 2, 2020.
“Dos Caminos System” means that certain natural gas gathering pipeline system and related gathering, compression, treating and processing facilities and equipment owned, leased or otherwise operated by Dos Caminos.
“Easements” means all easements, authorizations, rights of way, servitudes, property use agreements, line rights, surface leases, and real property licenses (including right of way Permits from railroads and road crossing Permits or other right of way Permits from any Governmental Authority) relating to Real Property used in the business of the Acquired Company Group but owned by third parties.
“EFM System” means that certain natural gas gathering pipeline system and related gathering, compression, treating and processing facilities and equipment owned, leased or otherwise operated by the NET Midstream Company Group Members (other than NET Pipeline or Net Mexico).
“Employee Benefit Plan” means any of the following: (a) any Employee Pension Benefit Plan; (b) any Employee Welfare Benefit Plan; or (c) any compensation, deferred compensation, bonus, commission, cash incentive, equity or equity-based incentive, retention, change in control, severance, salary continuation, profit-sharing, retirement, supplemental retirement, health, welfare, fringe benefit, vacation, leave or other material written plan, policy, or program providing compensation or other benefits.
“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.
“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.
“Environmental Law” means any and all federal, state, and local applicable Law related to pollution, protection of the environment, the preservation and restoration of environmental quality, the protection of human health, wildlife, or environmentally sensitive areas, the remediation of contamination, the generation, handling, treatment, storage, transportation, disposal, or release into the environment of Hazardous Material, existing and in effect on the Signing Date, in any and all jurisdictions in which the Pipelines operate or are located, including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Toxic Substances Control Act, and comparable state and local counterparts; provided, however,
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that the term “Environmental Law” shall not include any Law relating to worker health or safety matters to the extent not related to human exposure to Hazardous Material.
“Environmental Permit” means any Permit issued pursuant to any Environmental Law.
“Equity Interests” means, with respect to any Person that is not a natural person, as applicable, (a) capital stock, partnership (whether general or limited), or membership interests and any other equity interests or share capital of such Person, (b) any warrants, Contracts, or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, or other equity interests or share capital of such Person, (c) any share appreciation rights, phantom share rights, or other similar rights with respect to such Person or its business, or (d) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered under common control with, or a single employer with, an Acquired Company Group Member pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated thereunder.
“Estimated Adjustment Amount” means the estimated calculation of the Adjustment Amount as determined in accordance with Section 2.03(b).
“Estimated Closing Statement” has the meaning given to it in Section 2.03(b).
“Experienced Owner/Operator” means any Entity (as defined in the NET Mexico LLC Agreement) that, directly or through an Affiliate (as defined in the NET Mexico LLC Agreement) (a) has owned and operated, for at least five (5) years, one or more intrastate or interstate natural gas pipelines at least three hundred (300) miles long, in the aggregate, at least one hundred (100) miles of which is at least twenty-four inches (24”) in diameter in the United States of America or the United Mexican States, or both, capable of transporting, in the aggregate, at least one hundred billion cubic feet (100 bcf) per year of natural gas at a minimum pressure of seven hundred pounds per square inch (700 psi), with mainline compression rated at twenty thousand horsepower (20,000 hp) or greater, (b) meets registration requirements of the Texas Railroad Commission applicable to owners and operators of an intrastate pipeline, and (c) employs at least one hundred (100) staff members, including in gas control, engineering, accounting and operating functions, at least twenty (20) of which are directly employees of such Entity; provided, that such Entity may be deemed an “Experienced Owner/Operator” if such Entity meets the requirements set forth in clauses (a) and (b) with respect to operation, and either such Entity or such operator meets the requirements in clause (c).
“Fair Market Value” has the meaning given to it in Section 7.19(d).
“FCPA” has the meaning given to it in Section 3.18(a).
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“Final Adjustment Amount” means the final calculation of the Adjustment Amount as determined in accordance with Section 2.03(c).
“Final Adjustment Proposal” has the meaning given to it in Section 2.03(c).
“Final Dos Caminos Expansion Projects Capital Call” means the date on which Dos Caminos makes a final capital call under the Dos Caminos LLC Agreement to fund all outstanding amounts owed for the construction and related work for completion of the Dos Caminos Expansion Projects and the underlying facilities in accordance with the underlying Contracts in effect on the date hereof.
“Final Purchase Price” has the meaning given to it in Section 2.03(c).
“Fraud” means an act, committed by a Party hereto, with intent to deceive another Party hereto, or to induce such Party to enter into this Agreement or, after the Agreement has been entered into, to consummate the Closing, and requires (a) a false representation of a material fact by a Party made in the representations and warranties in this Agreement (as applicable), (b) with knowledge that such representation is false, (c) with the intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it to such other Person’s detriment, (d) upon which such other Person acted or did not act in justifiable reliance on the representation, and (e) causing such Party to suffer damages by reason of such reliance.
“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis.
“Governmental Authority” means any federal, state or local government in the United States of America or any political subdivision thereof, or any agency, board, commission, court of competent jurisdiction or other governmental or regulatory authority or instrumentality of any of the foregoing. For purposes of Section 3.02(b), Section 3.18, Section 5.03(b), and Section 6.03(b) only, PEMEX and its Subsidiaries shall be included in the definition of “Governmental Authority”.
“Group Insurance Documentation” has the meaning given to it in Section 3.10.
“Hazardous Material” means oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde, and any other substances, materials or wastes listed, defined, designated, or classified as a pollutant or contaminant or as hazardous, toxic or radioactive, or that are otherwise regulated under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Approval” means approval pursuant to, or the expiration of applicable waiting periods under, the HSR Act.
“Indebtedness” means, without duplication, as of any time, regardless of whether contingent, without duplication, any of the following obligations of any Person: (a) the principal of and accrued and unpaid interest, prepayment premiums or penalties, and fees and expenses in respect of indebtedness of such Person for borrowed money (including all
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principal, accrued interest, premiums, penalties, termination fees or breakage fees), whether or not represented by bonds, debentures, notes or other securities (and whether or not convertible into any other security), including the amount drawn on any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) any obligations evidenced by bonds, debentures, notes, mortgages or other debt instruments or debt securities or other similar instruments (and whether or not convertible into any other security); (c) any Derivative Financial Instrument; (d) any obligations, contingent or otherwise, under acceptance credit, letters of credit, or similar facilities and obligations under agreements relating to the issuance of letters of credit or acceptance financing, other than trade payables; (e) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price for any asset, property, business or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including any earn-outs or vehicle loans and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable incurred in the ordinary and usual course of business of normal day-to-day operations of the business consistent with past practice); (f) any capital lease obligations (as defined by GAAP), including all obligations to pay rent or other amounts under such capital lease, and obligations of such Person in respect of synthetic leases; (g) any guaranty of any of the preceding clauses (a) through (g); (h) any accrued and unpaid interest owed with respect to any obligation described in the preceding clauses (a) through (g); and (i) all fees, expenses, premiums, penalties (including pre-payment penalties), breakage costs, change of control payments, redemption fees, or make-whole payments attributable to or arising under the terms of any obligation described in the preceding clauses (a) through (g).
“Indemnitee” has the meaning given to it in Section 12.03(a).
“Indemnitor” has the meaning given to it in Section 12.03(a).
“Indemnity Deductible” has the meaning given to it in Section 12.05(b).
“Indemnity Threshold” has the meaning given to it in Section 12.05(b).
“Initial Company Assets” has the meaning given to it in the Dos Caminos LLC Agreement.
“Intellectual Property” means all intellectual property rights anywhere in the world including all: (a) patents, patent applications, statutory invention registrations, including reissues, divisions, continuations, continuations in part, and reexaminations; (b) trademarks, trademark applications, trademark registrations, trade names, fictitious business names (d/b/a’s), service marks, service mark applications, service mark registrations, URLs, domain names, trade dress, and logos; (c) copyrights and works of authorship in any media (including computer programs, software, databases and compilations, files, applications, Internet site content, and documentation and related items), whether or not registered, copyright registrations, and copyright applications; and (d) trade secrets and confidential information, including all source code, know-how, processes, technology, formulae, customer lists, inventions, and marketing information.
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“Intercompany Indebtedness” means all indebtedness outstanding under that certain Term Loan Credit Agreement, dated as of December 6, 2019, by and between NET Mexico (the "Borrower") and NET Pipeline (the "Lender").
“Interim Period” means the period from and after Signing Date and until the earlier of the Closing or the date this Agreement is terminated in accordance with Section 11.01.
“Knowledge”, with respect to Seller, means with respect to Article III and the representations and warranties related to NET Midstream Company Group, the actual knowledge, after reasonable inquiry, of the following individuals: Larry Wall and Clark Landrum; and with respect to Article IV and the representations and warranties related to Dos Caminos, “Knowledge” with respect to Seller, means the actual knowledge, without a duty of inquiry, of the following individuals: Larry Wall, T.J. Tuscai and Clark Landrum.
“Law” means any and all laws (including common law), statutes, constitutions, rules, regulations, ordinances, codes (including the Code), Orders, and other pronouncements of any Governmental Authority, including any applicable consent decrees or directives issued by a Governmental Authority, having the effect of law.
“Lease” means any Contract for the use or occupancy of any Real Property.
“Liability” means any claims, Indebtedness, costs, expenses, obligations, deficiencies, payments, demands, judgements, assessments, duties, warranties, or liabilities, including STRICT LIABILITY, of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), regardless of whether any such Indebtedness, costs, expenses, obligations, duties, warranties, or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP.
“Lien” means any mortgage, deed of trust, pledge, charge, lien, encumbrance, charge, financing statement, security interest, option, or easement, plat restriction, deed restriction, defect in title, warranty, purchase right, lease, claim or other similar burden or other similar property interest or encumbrance in respect of any property or asset.
“Loss” means any and all judgments, losses, Liabilities, damages, fines, penalties, deficiencies, costs, and expenses (including court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses incurred in connection with defending any Action). For all purposes in this Agreement, (a) the term “Loss” shall not include any special, punitive, exemplary, incidental, consequential (except to the extent such Losses (i) are reasonably foreseeable and (ii) directly and naturally arise from a breach of this Agreement and would thereby be recoverable under applicable Laws), or indirect damages (including any damages on account of diminution in value, lost profits, or opportunities, or lost or delayed business based on valuation methodologies ascribing a decrease in value to the Acquired Company Group, on the basis of a multiple of a reduction in a multiple-based or yield-based measure of financial performance), except in the case of Fraud or to the extent actually awarded to a Governmental Authority or other third party, whether based on contract, tort, strict liability, other law (which, for purposes of clarification, shall not be deemed to include the rules and policies of PEMEX and its Subsidiaries), or otherwise and whether or not arising from a Party’s or any of its Affiliates’ sole, joint or concurrent negligence, strict liability, or other fault, (b) any Loss relating to
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NET Mexico shall, for the avoidance of doubt, exclude the portion of such Loss attributable to the MGI Interests, and (c) any Loss relating to Dos Caminos shall, for the avoidance of doubt, exclude the portion of such Loss attributable to the Other Dos Caminos Interests.
“Material Adverse Effect” means: (a) with respect to the Acquired Company Group Members, any change, event, occurrence, development, condition or effect that has, or would reasonably be expected to have, a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise), or results of operations of the Acquired Company Group, individually or taken as a whole (whether or not foreseeable or covered by insurance); provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes generally affecting the industries in which the Acquired Company Group Members operate, whether international, national, regional, state, provincial or local, (ii) changes in international, national, regional, state, provincial or local wholesale or retail markets for natural gas or other related products and operations, (iii) changes in the operations or availability of upstream or downstream pipelines, gathering systems, distribution systems or end-use facilities other than any such changes resulting from any action or failure to act by any Acquired Company Group Member, (iv) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (v) effects of weather, meteorological events, or other natural disasters, (vi) changes or adverse conditions in the financial, banking or securities markets, in each case, including any disruption thereof and any decline in the price of any security or any market index, (vii) changes in Law, GAAP, or other accounting principles or regulatory policy or the interpretation or enforcement thereof, (viii) the announcement, pendency, execution, or delivery of this Agreement or the consummation of the transactions contemplated hereby, (ix) failure by Seller or any Acquired Company Group Member to meet any projections or forecasts created prior to the Closing for any period occurring on or after the Signing Date (provided, that this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect), (x) any COVID-19 Measures in effect on the Signing Date or other events, circumstances, changes or effects arising out of, attributable to, or as a result of, the COVID-19 pandemic as of the Signing Date, or (xi) actions or omissions expressly required to be taken or not taken by the Acquired Company Group Members in accordance with this Agreement or consented to in writing by Buyer or any of their Affiliates (or deemed to have been consented to by Buyer pursuant to Section 7.01(d)), except, in the case of clauses (i) through (vii), to the extent that any such change, event, occurrence, or development has a disproportionate effect on the business, assets, liabilities, financial condition, or results of operations of the Acquired Company Group, taken as a whole, relative to similarly situated industry participants; and (b) with respect to Seller, any change, event, occurrence, development, condition or effect that would reasonably be expected to prevent, materially impede, or materially delay the ability of Seller to timely consummate the transactions contemplated by this Agreement (other than any change, event, occurrence, development, condition or effect due to any Action regarding the transactions described herein brought under any under Antitrust Law).
“Material Contracts” has the meaning given to it in Section 3.15(a).
“Material Permits” has the meaning given to it in Section 3.07.
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“Measurement Time” means the close of business on the Business Day immediately preceding the Closing Date.
“MGI Enterprises” means MGI Enterprises US LLC, a Delaware limited liability company.
“MGI Interests” means the Equity Interests in NET Mexico held by MGI Enterprises, which represent ten percent (10%) of the aggregate issued and outstanding Equity Interests in NET Mexico.
“Natural Gas Act” means the Natural Gas Act of 1938.
“NEP DC Holdings” means NEP DC Holdings, LLC, a Delaware limited liability company.
“NEP DC Holdings Interests” has the meaning given to it in the recitals.
“NET Mexico” means NET Mexico Pipeline Partners, LLC, a Delaware limited liability company.
“NET Mexico LLC Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of NET Mexico, dated June 24, 2013, as amended.
“NET Mexico System” means that certain natural gas gathering pipeline system and related gathering, compression, treating and processing facilities and equipment owned, leased or otherwise operated by NET Pipeline and/or NET Mexico.
“NET Midstream” means NET Midstream, LLC, a Delaware limited liability company.
“NET Midstream Company Group” means NET Midstream and its direct and indirect Subsidiaries listed in Section 3.03(b) of the Disclosure Schedule, collectively.
“NET Midstream Company Group Interests” means all of the Equity Interests of the NET Midstream Company Group Members, excluding, for purposes of this definition, the MGI Interests.
“NET Midstream Company Group Member” means any member of the NET Midstream Company Group.
“NET Midstream Company Intellectual Property” has the meaning given to it in Section 3.08.
“NET Midstream Interests” has the meaning given to it in the recitals.
“NET Midstream Parent Financial Statements” has the meaning given to it in Section 3.04(a).
“NET Pipeline” means NET Mexico Pipeline, LP, a Texas limited partnership.
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“Net Working Capital” means, with respect to the Acquired Company Group, calculated as of the Measurement Time, without duplication, and in accordance with GAAP and consistent with the accounting principles historically used by the Acquired Company Group (provided that such accounting principles are in accordance with GAAP) modified by the following items and as presented on Schedule II, (a) all current assets of the Acquired Company Group including but not limited to, (i) net accounts receivable, (ii) prepaid assets or expenses, (iii) inventory, and (iv) other current assets; minus (b) all current liabilities of the Acquired Company Group, including, but not limited to, (A) accounts payable, (B) accrued expenses, and (C) other current liabilities; provided, that the calculation of Net Working Capital will exclude (1) income and other Taxes (whether asset or liability), Affiliate receivables and payables (such Affiliate exclusion to be limited to transactions not contemplated in the Affiliate Contracts set forth in Section 7.17 of the Disclosure Schedule which will continue post-Closing), intercompany receivables and payables among the Acquired Company Group to the extent a current asset is not offset by a corresponding current liability or a current liability is not offset by a corresponding current asset (however this exclusion does not apply to net assets and net liabilities resulting from the economics derived from the relative net ownership position of NET Pipeline and NET Mexico), Cash, the current portion of long-term debt and related accrued interest, if any, the portion of deferred revenue related to transactions for which all Cash has been received and/or paid and all performance obligations completed prior to the Closing, insurance-related assets or liabilities, customer deposits, accrued but unpaid transactions expenses, and capital/financing lease obligations included in Indebtedness, (2) any current assets and liabilities of Dos Caminos for the Dos Caminos Expansion Projects, and (3) any amounts paid pursuant to Section 2.05(a). Notwithstanding the foregoing, only ninety percent (90%) of the current assets and current liabilities of NET Mexico, excluding the Intercompany Indebtedness, and only fifty percent (50%) of the current assets and current liabilities of Dos Caminos, in both cases calculated as set forth above, shall be included in the calculation of Net Working Capital.
“Neutral Arbitrator” has the meaning given to it in Section 2.03(c).
“NextEra Marks” means the names, trademark service marks and trade names set forth on Schedule IV, and any derivation thereof.
“Nonparty Affiliate” has the meaning given to it in Section 13.13.
“Nonpublic Information” means (a) Personal Information and (b) information that is not publicly available information and is business-related information the tampering with which, or unauthorized disclosure, access, or use of which, would cause a material adverse impact to the business, operations, or security of any Acquired Company Group Member or any of their Affiliates.
“Objection Notice” has the meaning given to it in Section 2.03(c).
“Offer Member” has the meaning given to it in the Dos Caminos LLC Agreement.
“Operation and Maintenance Agreement” means that certain Operation and Maintenance Agreement, dated effective as of November 1, 2019, by and between NET Midstream and NextEra Energy Pipeline Services, LLC, a Delaware limited liability company.
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“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award issued, made, rendered or entered by or with any Governmental Authority or arbitrator.
“Organizational Documents” means with respect to any Person that is not a natural person, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, or limited liability company or operating agreement, as applicable, or such other governing or organizational documents of such Person and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of any Person, including any amendments thereto.
“Other Dos Caminos Interests” means the Equity Interests in Dos Caminos other than the Dos Caminos Investment.
“Outside Date” means March 31, 2024, subject to extension to June 10, 2024, as contemplated by Section 7.03(d).
“Parent” has the meaning given to it in the recitals.
“Party” or “Parties” has the meaning given to it in the preamble.
“Pass-Through Tax Returns” means any income Tax Returns of the Acquired Company Group Members with respect to which (a) such Acquired Company Group Member is treated as a pass-through entity for purposes of such Tax Return, and (b) any of the income, gain, losses, deductions or other tax items reflected on such Tax Returns are allocated to, and reflected on the Tax Return(s) of Seller or its Affiliate(s).
“PEMEX” means Petroleos Mexicanos, a Mexican state-owned petroleum company.
“Permits” means all permits, licenses, tariffs, certificates, pre-qualifications, variances, registrations, consents, approvals, authorizations, and similar rights, required under applicable Law and issued by any Governmental Authority.
“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s, and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business for amounts that are not yet delinquent or being contested in good faith by appropriate legal proceedings, and in either case, for which adequate reserves have been established and recorded on the NET Midstream Parent Financial Statements in accordance with GAAP, (b) Liens for Taxes, assessments, and other governmental charges not yet due and payable or being contested in good faith through appropriate proceedings for which adequate reserves have been established and recorded on the NET Midstream Parent Financial Statements in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements disclosed in Section 1.01 of the Disclosure Schedule, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws, or similar Laws, (e) pledges or deposits to secure public or statutory obligations or appeal bonds disclosed in Section 1.01 of the Disclosure Schedule, (f) Liens to be released on or prior to the Closing, (g) with respect to the Real Property, Liens that, (i) are contained in any document filed or recorded in the appropriate county or parish to reflect titled thereto, creating, transferring, limiting, encumbering or reserving or granting any rights therein (including rights of reverter, reservation and life estates), and (ii)
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have not and do not materially impair or interfere with the current use, occupancy or value of the property subject thereto, (h) any Liens imposed by Buyer or its Subsidiaries, (i) Liens as may be created by this Agreement, (j) Liens securing the Indebtedness of the Acquired Company Group which will be paid off and released in connection with the Closing, or (k) Liens listed in Section 1.01 of the Disclosure Schedule.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association, or Governmental Authority.
“Personal Information” means all information protected under a Privacy Law to the extent and when applicable to the Acquired Company Group or any of their Affiliates.
“Pipelines” means the pipelines and gathering systems and appurtenant facilities (including valves, meters, interconnects, and compression stations) described in Exhibit A.
“Pre-Closing Insurance Claims” has the meaning given to it in Section 7.10(b).
“Pre-Closing Period” means any Tax period ending on or before the close of business on the Closing Date.
“Pre-Closing Return” has the meaning given to it in Section 10.01(a)(i).
“Privacy Laws” means Laws applicable to the Acquired Company Group or Affiliate thereof of privacy, data protection, and cybersecurity, including, without limitation, federal and state privacy Laws and breach notification Laws.
“Privacy Requirements” means (a) the Privacy Laws; (b) contractual obligations requiring any Acquired Company Group Member or any Affiliate thereof to protect the privacy, confidentiality, integrity, and/or availability of Personal Information or the information systems or operating systems used by any Acquired Company Group Member or any Affiliate thereof (including without limitation the Payment Card Industry Data Security Standard); and (c) internal policies and procedures of any Acquired Company Group Member and each of their Affiliates related to the Processing of Personal Information.
“Processing” means any operation or set of operations which is performed on information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Proposed Price” has the meaning given to it in the Dos Caminos LLC Agreement.
“Real Property” means all real property used or held for use by the Acquired Company Group (including real property owned in fee, Easements and leasehold interests) in connection with the ownership, operation, or maintenance of the assets and properties owned or leased by the Acquired Company Group.
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“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injection, escaping, leaching, dumping, disposal, or discharge of any Hazardous Material into the environment.
“Released Parties” has the meaning given such term in Section 7.12(a).
“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.
“Representatives” means, with respect to any Person, any officers, directors, employees, managers, members, partners, equityholders, controlling persons, agents, attorneys, advisors, and other representatives providing services to or authorized to act on behalf of such Party.
“Review Period” has the meaning given to it in Section 2.03(c).
“SALT Election” means any election under applicable state or local income Tax Law made by or with respect to any Acquired Company Group Member that is classified as a partnership or S corporation (as defined in Section 1361 of the Code or analogous state or local income Tax law) for U.S. federal or state income Tax purposes or any disregarded entity whose regarded owner is a partnership or S corporation, pursuant to which an applicable Acquired Company Group Member will incur or otherwise be liable for any state or local income Tax liability under applicable state or local income Tax law that would have been borne (in whole or in part) by the direct or indirect equity owners of such applicable Acquired Company Group Member had no such election been made.
“Second Request” has the meaning given to it in Section 7.03(a).
“Seller” has the meaning given to it in the preamble.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02(a)(i), Section 3.03, Section 3.19, Section 4.01, Section 4.02, Section 4.03(a)(i), Section 4.04, Section 4.05, Section 4.06(b), Section 4.12(i), Section 4.20, Section 5.01, Section 5.02, Section 5.03(a)(i), Section 5.04 and Section 5.06.
“Seller Indemnitees” has the meaning given to it in Section 12.02.
“Seller Insurance Policies” has the meaning given to it in Section 7.10(b).
“Seller Taxes” means (a) any and all Taxes imposed on any Acquired Company Group Member or for which such Acquired Company Group Member may otherwise be liable for any Pre-Closing Period or with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the period ending on the close of business on the Closing Date (determined in accordance with Section 10.01(b)); (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company Group Member (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous
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or similar state, local, or foreign laws; (c) any and all Taxes of any Person (other than any Acquired Company Group Member) imposed on any such Acquired Company Group Member as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date; (d) any and all transfer Taxes allocated to Sellers as provided in Section 10.01(c); (e) Taxes resulting from any SALT Election with respect to a Tax period (or portion thereof) ending on or before the Closing Date; or (f) any Taxes of Seller.
“Seller’s Counsel” has the meaning given to it in Section 13.14.
“Seller Guaranty” has the meaning given to it in the recitals.
“Service Providers” has the meaning given to it in Section 7.05(a).
“Signing Date” has the meaning given to it in the preamble.
“Straddle Period” means any period relating to the computation of Taxes that begins on or before and ends after the close of business on the Closing Date.
“STX Holdings” means South Texas Midstream Holdings, LLC, a Delaware limited liability company.
“STX Indebtedness” means all indebtedness outstanding under that certain Credit Agreement dated as of November 4, 2019 by and among (a) STX Holdings (the "Borrower"), (b) the Lenders (as defined therein), and (c) Wells Fargo Bank, National Association, as Administrative Agent.
“STX Midstream” means South Texas Midstream, LLC, a Delaware limited liability company and the sole direct member of NET Midstream.
“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) any limited liability company, partnership, association, or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association, or other business entity.
“Support Obligations” means any and all obligations or Liabilities arising under the guaranties, letters of credit, bonds, and other credit assurances of a comparable nature made or issued by or on behalf of Seller or any of Seller’s Affiliates (other than any Acquired Company Group Member) for the benefit of any Acquired Company Group Member that are
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listed on Section 3.04(e) of the Disclosure Schedule or any replacement thereof on substantially the same terms.
“Target Net Working Capital Amount” means $29,700,000.
“Tax Claim” has the meaning given to it in Section 10.01(j).
“Tax Returns” means any return, report, rendition, claim for refund, statement, information return, or other document (including any related or supporting information attached thereto or amendment thereof) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection, or administration of any Taxes.
“Taxes” means (a) all taxes, duties, imposts, levies, or other assessments or fees of any kind imposed by any Governmental Authority, including income, corporate, capital, excise, property, sales, use, turnover, unemployment, social security, disability, withholding, real property, personal property, environmental (including any tax imposed by Section 59A of the Code), transfer, escheat and unclaimed property, registration, value added, and franchise taxes, and including any interest or penalty imposed with respect thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of the operation of applicable Law or any contractual obligation to indemnify any other Person.
“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes or is charged with collection of such Tax.
“Trade Laws” has the meaning given to it in Section 3.18(c).
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Assignment Agreements, the Seller Guaranty and all other documents or certificates executed and delivered between the Parties in connection with the execution and delivery of this Agreement, or subsequently executed and delivered or required to be delivered pursuant to this Agreement.
“Transaction Expenses” means (a) all investment banking fees, costs and expenses and legal fees, costs and expenses, in each case, paid or incurred by any Acquired Company Group Member prior to, or otherwise outstanding as of, the Closing in connection with the preparation for, negotiating or consummation of this Agreement and the other Transaction Documents, including the transactions contemplated herein and therein, and (b) all transaction bonuses, sale bonuses, change of control bonuses or similar bonus payments, severance payments, or other retention or compensatory payments payable in connection with the Closing by any Acquired Company Group Member, which do not arise out of any action by Buyer, to any current or former employees, directors or managers of the Acquired Company Group, and in each case, including the employer-portion of any payroll Taxes arising in connection with any of the foregoing amounts or items.
“Transferred Employee” means any Service Provider who is hired by Buyer on Conforming Terms.
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“Transition Services Agreement” means a transition services agreement dated as of the Closing Date and substantially in the form set forth on Exhibit B, with such additions as contemplated by Section 7.20.
“Unaudited Dos Caminos Financial Statements” has the meaning given to it in Section 4.06(a).
“Unaudited NET Midstream Parent Financial Statements” has the meaning given to it in Section 3.04(a).
“VDR Upload Date” has the meaning given to it in Section 1.02(n).
“Working Capital Adjustment” has the meaning given to it in Section 2.03(a)(A).
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